SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 11-K

☑	ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the year ended December 31, 2007
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                     to
Commission file number 1-4448
A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
Baxter International Inc. and Subsidiaries
Incentive Investment Plan
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
Baxter International Inc.
One Baxter Parkway
Deerfield, IL 60015
(847) 948-2000

Baxter International Inc.
and Subsidiaries
Incentive Investment Plan
Financial Statements and Supplemental Schedules
December 31, 2007 and 2006

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Index
December 31, 2007 and 2006

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrative Committee of
the Baxter International Inc. and Subsidiaries Incentive Investment Plan
In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the “Plan”) at December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) and Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
June 25, 2008

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Statements of Net Assets Available for Benefits
December 31, 2007 and 2006

	2007	2006

Assets
Investments
Cash and cash equivalents	$34,410,820	$33,168,843
Common stock (including securities on loan of $59,207,343 in 2007 and $17,081,644 in 2006)	490,726,541	481,186,522
U.S. government and government agency issues (including securities on loan of $4,762,485 in 2007 and $3,262,470 in 2006)	21,467,884	36,187,676
Corporate and other obligations (including securities on loan of $11,196,452 in 2007 and $2,535,299 in 2006)	63,542,158	42,547,956
Commingled funds	393,673,907	378,735,234
Registered investment companies	61,058,770	13,602,410
Participant loans	29,686,366	29,619,239
Synthetic guaranteed investment contracts (including securities on loan of $81,416,421 in 2007 and $63,359,746 in 2006)	591,599,729	612,875,198
Collateral held on loaned securities	152,922,183	87,326,904

Total investments at fair value	1,839,088,358	1,715,249,982

Receivables
Sponsor contribution	5,599,496	—
Accrued interest and dividends	2,010,852	2,922,904
Due from brokers for securities sold	840,899	318,298

	8,451,247	3,241,202

Total assets	1,847,539,605	1,718,491,184

Liabilities
Accounts payable	2,915,049	2,826,722
Due to brokers for securities purchased	1,823,566	1,090,257
Collateral to be paid on loaned securities	152,922,183	87,326,904

Total liabilities	157,660,798	91,243,883

Net assets available for benefits, at fair value	1,689,878,807	1,627,247,301
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(11,583,546)	(27,502,635)

Net assets available for benefits	$1,678,295,261	$1,599,744,666

The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2007 and 2006

	2007	2006

Additions to net assets attributed to
Investment income
Net appreciation in fair value of investments	$72,706,714	$114,810,943
Interest	37,847,865	36,837,148
Dividends	8,814,508	6,805,226
Participant loan interest	2,248,233	1,943,886

	121,617,320	160,397,203

Contributions
Sponsor	31,891,497	22,683,169
Participant	75,726,553	65,392,572

	107,618,050	88,075,741

Total additions	229,235,370	248,472,944

Deductions from net assets attributed to
Benefits paid	145,725,779	123,741,653
Plan expenses	4,958,996	4,205,466

Total deductions	150,684,775	127,947,119

Net increase	78,550,595	120,525,825
Net assets available for benefits
Beginning of year	1,599,744,666	1,479,218,841

End of year	$1,678,295,261	$1,599,744,666

The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2007 and 2006

1.	General Description of the Plan

The following description of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document and summary plan description for more complete information.

The Plan allows tax deferred contributions in compliance with Section 401(k) of the Internal Revenue Code. Eligible participants may make pre-tax contributions up to 50% of their eligible annual compensation within certain limitations. The Plan sponsor, Baxter International Inc. (“Baxter”), matches participant contributions up to a maximum of 3% of the employee’s compensation. Participant contributions and Plan sponsor matching contributions are fully vested and nonforfeitable at all times.

During 2006, Baxter amended the Plan in response to changes made to its U.S. qualified defined benefit pension plan. Employees hired on or after January 1, 2007 receive a higher level of company contributions (an additional non-matching 3% of the employee’s compensation) in the Plan but are not eligible to participate in the pension plan. In addition, these employees automatically have 3% of their annual salary contributed to the Plan if they do not enroll in the Plan within 60 days of their hire date. Employees hired prior to January 1, 2007 who were not fully vested in the pension plan as of December 31, 2006 were required to elect, by April 30, 2007, to either continue their participation in the pension plan and the Plan, or to cease earning additional service in the pension plan as of December 31, 2006 and participate in the higher level of company contributions in the Plan. There was no change to the plans for employees who were fully vested in the pension plan as of December 31, 2006. The additional non-matching contribution becomes fully vested after three years of service.

Participants may borrow up to the lesser of $50,000 or 50% of their account balance. The loans are secured by the balance in the participant’s account and bear interest at variable rates as outlined in the Plan agreement.

Participants or their beneficiaries may elect lump-sum benefit payments, or benefits may be paid in installments. Subject to certain provisions specified in the Plan agreement, employed participants may withdraw their pre-tax contributions and related earnings in cases of financial hardship.

Upon enrollment in the Plan, a participant may direct contributions to any of 18 investment options: Stable Income Fund, Baxter Common Stock Fund, Composite Fund, General Equity Fund, S&P 500 Flagship Fund, International EAFE Equity Index Fund, Small Cap Fund, ten different Target Retirement Funds and the Self-Managed Fund. In addition, certain participants may maintain shares received in connection with Baxter’s 1996 spin-off of Allegiance Corporation (“Allegiance”), which were subsequently converted into common shares of Cardinal Health Inc. (“Cardinal”) upon Cardinal’s acquisition of Allegiance in 1999. These shares are maintained in the Cardinal Health Common Stock Fund. Additionally, certain participants maintain shares in Edwards Lifesciences Corporation. These shares were placed into the Edwards Lifesciences Common Stock Fund in connection with Baxter’s 2000 spin-off of its cardiovascular business. Participants are not able to make contributions to the Cardinal Health Common Stock Fund or the Edwards Lifesciences Common Stock Fund.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2007 and 2006

2.	Summary of Significant Accounting Policies

Basis of Accounting
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Accordingly, investment income is recognized when earned and expenses are recognized when incurred.

Reclassifications Certain previously reported amounts have been reclassified to conform with current year presentation.

Valuation of Investments The valuation of Plan investments is determined as follows:

Cash and cash equivalents	Value based on cost which approximates fair value

Common stock:

Traded on national exchanges	Value based on composite pricing of all national closing sales prices on the valuation date

Traded on over-the-counter market	Value based on last reported sale price defaulting to bid quotations

U.S. government and government agency issues	Value based on reputable pricing vendors that typically use pricing matrices or models

Corporate and other obligations	Value based on reputable pricing vendors that typically use pricing matrices or models

Commingled funds	Value based on net asset value per unit of the underlying funds

Registered investment companies	Value based on the last reported sale price from a national security exchange on the valuation date

Participant loans	Value based on outstanding principal balance which approximates fair value

Synthetic guaranteed investment contracts	Value based on closing prices of the underlying securities on the valuation date

Collateral held on loaned securities	Value based on cost which approximates fair value

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2007 and 2006

Income Recognition
Plan investment return includes dividend and interest income, gains and losses on sales of investments and unrealized appreciation or depreciation of investments. Purchases and sales of investments are recorded on a trade date basis. Dividends are recorded on the ex-dividend date.

The financial statements reflect the net appreciation or depreciation in the fair value of the Plan’s investments. This net appreciation or depreciation consists of realized gains and losses calculated as the difference between proceeds from a sales transaction and cost determined on a moving average basis, and unrealized gains and losses calculated as the change in the fair value between beginning of the year (or purchase date if later) and the end of the year.

Synthetic Guaranteed Investment Contracts
The Plan holds synthetic guaranteed investment contracts (“GICs”) as part of the Stable Income Fund. The synthetic GICs provide for a fixed return on principal over a specified time through fully benefit-responsive contracts issued by Aegon Institutional Markets and Bank of America N.A. The portfolio of assets underlying the synthetic GICs primarily includes U.S. government and government agency issues, corporate and other bonds, and registered investment companies.

The fair value of the synthetic GICs equals the total of the fair value of the underlying assets plus the fair value of the wrapper contracts. The fair value of the wrapper contracts is computed using a replacement cost approach that incorporates a comparison of the current fee rate on similar wrapper contracts to the fee being paid by the Plan. Using this approach, the fair value of the wrapper contracts was zero at both December 31, 2007 and 2006.

Fully benefit-responsive synthetic GICs are valued at contract value, rather than fair value, for determining the net assets available for benefits. Contract value represents contributions, plus earnings, less participant withdrawals and administrative expenses. The wrapper contracts used by the Plan are fully benefit-responsive because the wrapper contract issuers are contractually obligated to make up any shortfall in the event that the underlying asset portfolio has been liquidated and is inadequate to cover participant withdrawals and transfers at contract value. There are currently no reserves against contract values for credit risk of the contract issuers or any other risk. The contract value for the synthetic GICs was $580,016,183 and $585,372,563 at December 31, 2007 and 2006, respectively.

The crediting interest rate, which is reset quarterly, can never fall below zero. The crediting rate formula smoothes the impact of interest rate changes on participant returns by amortizing any difference between market value and book value over a period of years equal to the duration of the portfolio benchmark. The average yield on the synthetic GICs was approximately 6.37% and 4.48% at December 31, 2007 and 2006, respectively. The average interest rate credited to participants on the synthetic GICs was approximately 4.91% and 4.73%, respectively, for the years ended December 31, 2007 and 2006. Credit ratings for both issuers of the synthetic GICs at December 31, 2007 and 2006 were AA.

Events that lead to market value withdrawals that exceed 20 percent of the contract value would limit the ability of the Plan to transact at contract value with participants. These events include restructurings, early retirement plans, divestitures, bankruptcies or as the result of legal, tax or regulatory changes. The Plan sponsor believes that the occurrence of any such event is remote.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2007 and 2006

The wrapper providers can only terminate at a value different than contract value under an event of default (that was not remedied) such as failure to follow the terms of the contract. If a wrapper provider would like to exit the contract for another reason, the Plan can maintain the contract through an extended termination process designed to ensure continued benefit-responsive treatment for withdrawals.

Payment of Benefits Benefits are recorded when paid.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.

Other Due from or due to brokers for securities sold or purchased, respectively, represent the net cash value of security trades initiated but not yet settled at each respective year-end.

Risks and Uncertainties
The Plan provides for various investment options which invest in any combination of registered investment companies, U.S. government and government agency issues, corporate and other obligations, common stock, commingled funds, synthetic guaranteed investment contracts and short-term investments. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits. Individual participants’ accounts bear the risk of loss resulting from fluctuations in investment values.

Investments underlying the Plan’s synthetic GICs include securities with contractual cash flows, such as asset-backed securities, collateralized mortgage obligations and commercial mortgage-backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

New Accounting Standard
In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157), which clarifies the definition of fair value whenever another standard requires or permits assets or liabilities to be measured at fair value. Specifically, the standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability, and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 does not expand the use of fair value to any new circumstances, and must be applied on a prospective basis except in certain cases. The standard also requires expanded financial statement disclosures about fair value measurements, including disclosure of the methods used and the effect on earnings. Management is in the process of analyzing this new standard, which will be effective for the Plan on January 1, 2008.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2007 and 2006

3.	Eligibility Requirements

Employees become eligible to participate in the Plan as of the first day of the month following the completion of thirty days of employment. Eligible employees are those who meet the following requirements:
A.	U.S. employees of Baxter or its subsidiaries which have adopted the Plan;

B.	U.S. employees not covered by a collective bargaining agreement unless the agreement provides for coverage under the Plan; and

C.	U.S. employees who are not leased employees.
4.	Administration of the Plan

State Street Bank and Trust Company (the “Trustee”) serves as trustee and Citistreet LLC serves as recordkeeper for the Plan.

The Administrative Committee administers the Plan. The Investment Committee has authority, responsibility and control over the management of the assets of the Plan. Members of both committees are appointed by the Board of Directors of Baxter and are employees of Baxter.

Substantially all investment manager, trustee and administrative fees incurred in the administration of the Plan were paid from the assets of the Plan.

5.	Investments

Investments representing five percent or more of the Plan’s net assets available for benefits at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Baxter Common Stock, 2,902,771 shares and 3,054,026 shares at December 31, 2007 and 2006, respectively	$168,505,844	$141,676,250
S&P 500 Flagship Fund	192,376,320	190,704,647
International EAFE Equity Index Fund	129,156,514	107,860,515
Collateral held on loaned securities	152,922,183	87,326,904

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2007 and 2006

Investments as of December 31, 2007 and 2006 are segregated into various investment fund options as follows:

	2007	2006

Cash (available for investment)	$4,301,955	$2,319,204
Stable Income Fund	605,560,228	624,175,516
Baxter Common Stock Fund	170,337,601	143,768,460
Composite Fund	164,046,004	169,420,156
General Equity Fund	207,540,018	213,002,241
Cardinal Health Common Stock Fund	10,072,880	13,053,966
S&P 500 Flagship Fund	192,376,320	191,119,118
International EAFE Equity Index Fund	129,156,514	108,219,284
Edwards Lifesciences Common Stock Fund	9,380,048	10,980,586
Small Cap Fund	70,440,158	79,995,302
Self-Managed Fund	47,254,306	42,250,006
Target Retirement Funds	46,013,777	—
Loan Fund	29,686,366	29,619,239
Collateral held on loaned securities	152,922,183	87,326,904

Total investments at fair value	1,839,088,358	1,715,249,982

Adjustment from fair value to contract value for Stable Income Fund	(11,583,546)	(27,502,635)

Total investments	$1,827,504,812	$1,687,747,347

The fund amounts above include $30,108,865 and $30,849,639 of cash and cash equivalents at December 31, 2007 and 2006, respectively, which are awaiting investment in their respective portfolios. These amounts are primarily maintained in the State Street Bank Short-Term Investment Fund.

Net appreciation (depreciation) in fair value for each significant class of investment, which includes realized and unrealized gains and losses, is as follows:

	2007	2006

U.S. government and government agency issues	$515,579	$15,044
Corporate and other obligations	(632,387)	244,970
Baxter common stock	35,540,239	27,164,364
Other common stock	13,929,227	28,564,197
Registered investment companies	310,777	1,029,910
Commingled funds	23,043,279	57,792,458

	$72,706,714	$114,810,943

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2007 and 2006

6.	Securities Lending Transactions

The Plan participates in a securities lending program with the Trustee. The program allows the Trustee to loan securities, which are assets of the Plan, to approved brokers (the “Borrowers”). The Trustee requires the Borrowers, pursuant to a security loan agreement, to deliver collateral to secure each loan. The Plan bears the risk of loss with respect to any unfavorable change in fair value of the invested cash collateral. However, the Borrower bears the risk of loss related to the decrease in the fair value of the securities collateral and, therefore, would have to deliver additional securities to maintain the required collateral. In the event of default by the Borrower, the Trustee shall indemnify the Plan by purchasing replacement securities equal to the number of unreturned loaned securities or, if replacement securities are not able to be purchased, the Trustee shall credit the Plan for the market value of the unreturned securities. In each case, the Trustee would apply the proceeds from the collateral for such a loan to make the Plan whole.

The collateral received pursuant to securities lending transactions is reflected on the Statements of Net Assets Available for Benefits as both an asset and a liability, and has no effect on the net assets available for benefits of the Plan.

As of December 31, 2007 and 2006, the Plan had securities on loan with a market value of $156,582,701 and $86,239,159, respectively, with cash collateral received of $152,922,183 and $87,326,904, respectively. Cash collateral was invested in a short-term commingled investment fund (Quality D Short-Term Investment Fund) as of December 31, 2007 and 2006.

Non-cash collateral of $7,699,971 and $802,508 received for securities on loan at December 31, 2007 and 2006, respectively, consisted of U.S. government and government agency issues, equity securities, and corporate and other obligations held by the Trustee on behalf of the Plan. Non-cash collateral is not included with the collateral balances on the Statements of Net Assets Available for Benefits because it is not sold or repledged. A portion of the income generated upon investment of cash collateral is remitted to the Borrowers, and the remainder is allocated between the Plan and the Trustee in its capacity as a security agent. Securities lending income allocated to the Plan amounted to $335,683 and $239,526 for 2007 and 2006, respectively. Securities lending income is classified as interest income in the Statements of Changes in Net Assets Available for Benefits.

7.	Plan Termination

Although it has not expressed any intent to do so, the Plan sponsor has the right under the Plan to reduce, suspend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of the ERISA. The termination of the Plan would not reduce the interest of any participating employee or their beneficiaries accrued under the Plan up to the date of such termination.

8.	Tax Status of the Plan

The Internal Revenue Service has determined and informed the Plan sponsor by a letter dated July 19, 2006 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the “IRC”). The Plan has been amended since the date of the determination letter. The Plan sponsor believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2007 and 2006

9.	Related Parties

At December 31, 2007 and 2006, the Plan held units of participation in certain common/collective trust funds and short-term investment funds of State Street Bank and Trust Company, the Plan trustee, shares of common stock of Baxter, the Plan sponsor, loans with participants, units of commingled funds and registered investment companies managed by Pacific Investment Management Company, an investment manager for the Plan, and shares of common stock and fixed income securities in various affiliates of Citistreet LLC, the recordkeeper. These transactions are allowable party-in-interest transactions under ERISA and the regulations promulgated thereunder.

SUPPLEMENTAL SCHEDULES

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

Identity of Issue		Description of Investment	Cost**	Current Value

	Cash and Cash Equivalents:

*	SSGA MONEY MARKET FUND	Short-Term Investment Fund	$—	$9,435,749
*	STATE STREET BANK & TRUST CO	Short-Term Investment Fund	—	24,975,013
	US DOLLAR	Short-Term Investment Fund	—	58

	Cash and cash equivalents			$34,410,820

	Common Stock:
	3COM CORP	Common stock	$—	$3,616
	3DICON CORP	Common stock	—	1,700
	3M COMPANY	Common stock	—	11,877
	8X8 INC NEW	Common stock	—	2,670
	A A R CORP	Common stock	—	13,691
	ABB LTD	Common stock	1,998,027	2,221,334
	ABB LTD SPONSORED ADR	Common stock	—	68,659
	ABBOT LTD	Common stock	4,194,039	4,408,466
	ABBOTT LABORATORIES	Common stock	—	52,827
	ABERDEEN ASIA PACIFIC INCOME FD INC	Common stock	—	11,668
	ACCLAIM ENTERTAINMENT INC	Common stock	—	1
	ACCO BRANDS CORP COM	Common stock	—	112
	ACCURAY INC DEL COM	Common stock	—	10,776
	ACTIVISION INC	Common stock	—	4,455
	ADAPTIVE BROADBAND CORP	Common stock	—	43
	ADC TELECOMMUNICATNS INC COM NEW	Common stock	—	2,208
	ADEPT TECHNOLOGY INC COM NEW	Common stock	—	3,896
	ADOBE SYS INC	Common stock	1,727,750	1,751,264
	ADOBE SYS INC	Common stock	—	5,897
	ADVANCED MICRO DEVICES INC	Common stock	—	23,250
	ADVANTA CORP CL B	Common stock	—	18,771
	ADVANTAGE ENERGY INCOME FD TR UNIT I	Common stock	—	9,267
	AEGEAN MARINE PETROLEUM NETWORK INC ATHENS GREECE	Common stock	—	959
	AEGON N V	Common stock	—	1,315
	AERO GROW INTL INC COM	Common stock	—	9,842
	AEROVIRNMENT INC	Common stock	—	12,100
	AES CORP	Common stock	834,920	1,037,201
	AFFYMETRIX INC	Common stock	—	2,314
	AFLAC INC	Common stock	—	22,122
	AGILYSYS INC COM	Common stock	—	3,782
	AGNICO EAGLE MINES LTD I	Common stock	—	74,297
	AIR PRODS & CHEMS INC	Common stock	2,101,895	2,435,116
	AKAMAI TECHNOLOGIES INC	Common stock	—	2,284
	AKSYS LTD	Common stock	—	5
	ALCATEL LUCENT SPON ADR	Common stock	—	32,025
	ALCOA INC	Common stock	1,490,004	1,476,322
	ALCON INC	Common stock	2,484,097	3,771,718
	ALESCO FINL INC COM	Common stock	—	1,017
	ALEXCO RESOURCE CORP COM	Common stock	—	11,382
	ALJ REGL HLDGS INC	Common stock	—	200
	ALKERMES INC	Common stock	—	7,795
	ALLEGHENY ENERGY INC	Common stock	—	6,361
	ALLEGHENY TECH INC	Common stock	—	8,726
	ALLIANCE PHARMACEUTICAL CORP COM NEW	Common stock	—	24
	ALLIED CAPITAL CORP	Common stock	—	4,300
	ALLOS THERAPEUTICS INC	Common stock	—	34,281
	ALLSTATE CORP	Common stock	639,582	618,972
	ALMADEN MINERALS LTD	Common stock	—	7,530
	ALMOST FAMILY INC	Common stock	—	1,943
	ALON USA ENERGY INC COM	Common stock	—	12,231
	ALPINE TOTAL DYNAMIC DIVID FD COM SH BEN INT	Common stock	—	5,094
	ALTAIR NANOTECH INC COM	Common stock	—	4,442
	ALTRIA GROUP INC	Common stock	1,027,696	1,015,118
	ALTRIA GROUP INC	Common stock	1,861,978	4,456,067
	ALTRIA GROUP INC	Common stock	—	111,735
	ALTUS PHARMACEUTICALS INC COM	Common stock	—	1,062
	ALUMINUM CORP CHINA LTD SPON ADR REPSTG H SHS	Common stock	—	51,501
	ALVARION LTD N/C FROM M20385106	Common stock	—	4,750
	AMARIN CORP PLC SPONSORED ADR ISIN #US0231111073 SEDOL #2301938	Common stock	—	22,932
	AMBAC FINL GROUP INC FRMLY AMBAC INC	Common stock	—	6,829
	AMDOCS LTD ORD	Common stock	—	6,894

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

AMEDISYS INC	Common stock	—	4,852
AMER INTL GROUP INC	Common stock	—	7,923
AMERICA MOVIL SAB DE CV	Common stock	1,514,619	1,782,443
AMERICA MOVIL SERIES L ADR	Common stock	—	23,594
AMERICAN CAPITAL STRATEGIES	Common stock	—	11,147
AMERICAN DAIRY INC	Common stock	—	2,072
AMERICAN EAGLE OUTFITTERS	Common stock	—	4,362
AMERICAN ELEC PWR INC	Common stock	689,651	777,087
AMERICAN EXPRESS CO	Common stock	—	2,341
AMERICAN INTL GROUP	Common stock	3,762,686	3,396,965
AMERICAN INTL GROUP	Common stock	639,487	529,696
AMERICAN ORIENTAL BIOENGINEERING INC	Common stock	—	6,205
AMERICAN SAFETY INS GROUP LTD	Common stock	—	19,650
AMERISOURCEBERGEN CORP	Common stock	890,744	877,388
AMGEN INC	Common stock	—	55,124
AMREP CORP NEW FRMLY OLD	Common stock	—	1,222
AMYLIN PHARM INC	Common stock	—	18,500
ANADARKO PETE CORP	Common stock	—	3,285
ANALOG DEVICES INC	Common stock	—	4,755
ANDREA ELECTRONICS CORP FRMLY ANDREA RADIO CORP	Common stock	—	43
ANGIOTECH PHARM INC	Common stock	—	919
ANGLO AMERN PLC ADR NEW	Common stock	—	6,107
ANHEUSER BUSCH COMPANIES INC	Common stock	—	8,374
ANTIGENICS INC DEL	Common stock	—	7,089
AON CORP	Common stock	559,208	876,014
APACHE CORP	Common stock	—	22,477
APOLLO GROUP INC	Common stock	—	4,209
APOLLO INVT CORP COM SH BEN INT	Common stock	—	4,536
APPLE COMPUTER INC	Common stock	—	1,566,615
APPLE INC	Common stock	3,012,855	9,453,293
APPLERA CORP. — APPLIED BIOSYS GROUP	Common stock	—	6,784
APPLIED DIGITAL SOLUTIONS INC COM NEW	Common stock	—	3,531
APPLIED MATERIALS INC	Common stock	—	5,506
APPLIED MICRO CIRCUITS CORP COM NEW	Common stock	—	1,031
APT SATELLITE HOLDING LTD ADR ISIN #US00203R1059	Common stock	—	1,290
AQUA AMERICA INC	Common stock	—	4,730
ARCELORMITTAL SA LUXEMBOURG	Common stock	1,197,183	2,215,282
ARCELORMITTAL SA LUXEMBOURG N Y REGISTRY SHS	Common stock	—	15,532
ARCH COAL INC	Common stock	—	51,678
ARCHER DANIELS MIDLAND	Common stock	—	13,300
ARENA PHARMACEUTICALS INC	Common stock	—	470
ARIES MARITIME TRANSPORT LIMITED SHS	Common stock	—	3,275
ARKANSAS BEST CORP	Common stock	—	27,425
AROTECH CORP COM NEW	Common stock	—	300
ASSURANT INC	Common stock	—	6,706
ASSURED GUARANTY LTD SHS ISIN #BMG0585R1060	Common stock	—	17,118
ASTRAZENECA PLC- SPONS ADR	Common stock	—	1,927
AT&T INC	Common stock	4,038,832	4,001,757
AT&T INC COM	Common stock	—	80,883
ATARI INC COM NEW	Common stock	—	610
ATHENAHEALTH INC DELAWARE	Common stock	—	144
ATHEROGENICS INC	Common stock	—	190
ATSI COMMUNICATIONS INC COM NEW	Common stock	—	215
ATWOOD OCEANICS INC	Common stock	—	5,012
AUDIOCODES LTD	Common stock	—	1,012
AURIZON MINES LTD ISIN #CA05155P1062 SEDOL #2064413	Common stock	—	7,780
AUTHENTEC INC	Common stock	—	654
AUTODESK INC	Common stock	—	1,742
AUTOLIV	Common stock	626,241	567,401
AUTOMATIC DATA PROCESSING INC	Common stock	—	15,808
AVANEX CORP	Common stock	—	1,000
AVANIR PHARMACEUTICALS CL A NEW	Common stock	—	871
AVANT IMMUNOTHERAPEUTICS INC	Common stock	—	2,000
AVI BIOPHARMA INC	Common stock	—	423
AVIS BUDGET GROUP INC COMMON	Common stock	—	910
AXT INC	Common stock	—	12,400
AZZ INC	Common stock	—	28,350
BACKWEB TECHNOLOGIES LTD	Common stock	—	131
BAIDU COM INC SPON ADR RESTG ORD SHS CL A	Common stock	—	53,013

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	BAKER HUGHES INC	Common stock	3,540,464	3,419,947
*	BANK AMER CORP	Common stock	3,485,598	3,923,322
*	BANK AMER CORP	Common stock	606,778	546,015
*	BANK OF AMERICA CORP	Common stock	—	178,053
	BARCLAYS BK PLC IPATH ETNS LKD MSCI INDIA TOTAL RETURN INDEX	Common stock	—	31,880
	BARCLAYS BK PLC IPATH INDEX LKD SECS	Common stock	—	8,984
	BARR LABS INC	Common stock	—	11,894
	BARR PAHRAMCEUTICALS	Common stock	989,903	991,122
	BARRICK GOLD CORP	Common stock	448,310	651,983
	BASIN WTR INC COM	Common stock	—	12,405
*	BAXTER INTL INC	Common stock	126,044,053	167,714,551
*	BAXTER INTL INC	Common stock	—	791,293
	BAYER AG SPONSORED ADR SEDOL #4087117	Common stock	—	23,455
	BB & T CORP	Common stock	—	7,854
	BCE INC COM NEW ISIN #CA05534B7604 SEDOL #B188TH2	Common stock	—	39,740
	BEA SYSTEMS INC	Common stock	—	158
	BEACON PWR CORP COM	Common stock	—	24,320
	BEAR STEARNS COS INC	Common stock	—	8,825
	BED BATH & BEYOND INC	Common stock	—	2,939
	BENCHMARK ELECTRS INC COM	Common stock	—	2,128
	BERKSHIRE HATHAWAY INC DEL CL B	Common stock	—	161,024
	BEST BUY INC	Common stock	—	13,211
	BG GROUP PLC ADS REP 5 ORD SHS	Common stock	—	11,555
	BHP BILLITON LTD SPON ADR ISIN #US0886061086 SEDOL #2144337	Common stock	—	135,878
	BIMINI CAP MGMT INC CL A N/C FROM 68384A100	Common stock	—	250
	BIOCRYST PHARMACEUTICALS INC	Common stock	—	12,360
	BIOMERICA INC	Common stock	—	21,700
	BJ SERVICES CO COM	Common stock	—	16,982
	BLACK & DECKER CORPORATION	Common stock	927,676	791,024
	BLACK BOX CORP	Common stock	—	1,809
	BLACKSTON GROUP	Common stock	1,367,429	1,014,075
	BLOCK (H&R) INC	Common stock	—	8,234
	BLOCKBUSTER INC CL A	Common stock	—	585
	BOEING CO	Common stock	—	34,686
	BOOKHAM INC COM ISIN #US09856E1055 SEDOL #B01W5C1	Common stock	—	238
	BORG WARNER INC	Common stock	366,389	764,937
	BOSTON SCIENTIFIC	Common stock	—	28,749
	BOSTON SCIENTIFIC CORP	Common stock	1,214,197	738,518
	BP PLC	Common stock	2,117,235	2,427,968
	BRISTOL MYERS SQUIBB	Common stock	—	18,329
	BROADCOM CORP CL A	Common stock	—	42,608
	BROADCOM INC	Common stock	2,865,130	2,311,755
	BROADRIDGE FINANCIAL SOLUTIONS LLC	Common stock	—	1,682
	BROOKFIELD ASSET MGMT INC	Common stock	—	35,492
	BROOKFIELD HOMES CORP	Common stock	—	31
	BROOKLINE BANCORP INC DEL COM	Common stock	—	5,903
	BUFFALO WILD WINGS INC	Common stock	—	4,249
	BURLINGTON NORTHERN SANTA FE CORP	Common stock	—	72,168
	C S X CORP	Common stock	—	50,688
	CABOT CORP	Common stock	—	11,728
	CADBURY SCHWEPPES PLC ADR EA REPSTG 4 ORD SHS	Common stock	—	49,370
	CALAMOS CONV & HIGH INCOME FD COM SHS	Common stock	—	2,630
	CALAMP CORP	Common stock	—	46,398
	CALPINE CORP	Common stock	—	455
	CAMECO CORP	Common stock	—	4,783
	CAMERON INTL CORP COM	Common stock	—	3,754
	CAMERON INTL GROUP	Common stock	1,361,685	1,473,493
	CAMPBELL SOUP CO	Common stock	—	3,667
	CANADIAN SOLAR INC COM	Common stock	—	14,075
	CANETIC RES TR COM	Common stock	—	4,639
	CAPITALSOURCE INC	Common stock	—	6,651
	CAPITOL BANCORP LTD	Common stock	—	14,263
	CAPSTONE TURBINE CORP	Common stock	—	8,150
	CARDIAC SCIENCE CORP	Common stock	—	243
	CARDINAL HEALTH INC	Common stock	—	10,135,744
	CARDIOTECH INTL INC	Common stock	—	340
	CARMAX INC	Common stock	—	3,950
	CARTER INC FORMERLY CARTER HLDG INC	Common stock	—	8,030

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	CATERPILLAR INC	Common stock	864,351	824,073
	CATERPILLAR INC	Common stock	—	53,694
	CB RICHARD ELLIS GROUP INC CL A	Common stock	—	9,698
	CBIZ INC COM	Common stock	—	2,354
	CBS CORP CLASS B	Common stock	1,442,007	1,536,644
	CDC CORPORATION SHS A	Common stock	—	24,350
	CELGENE CORP	Common stock	2,552,139	1,898,453
	CELGENE CORP	Common stock	—	21,950
	CELL GENESYS INC	Common stock	—	1,288
	CELLCOM ISRAEL LTD SHS	Common stock	—	3,176
	CEMEX S A SPONS ADR NEW REP ORD	Common stock	—	16,699
	CENTRAL FD CDA CL A	Common stock	—	10,841
	CERAGON NETWORKS LTD REG SHS	Common stock	—	1,484
	CHARTER COMM INC DEL CL A	Common stock	—	1,755
	CHECK POINT SOFTWARE TECH LTD SHS	Common stock	—	10,979
	CHESAPEAKE ENERGY CORPORATION OKLAHOMA	Common stock	—	851,051
	CHEVRON CORP	Common stock	2,327,408	4,110,804
	CHEVRONTEXACO CORP	Common stock	—	75,069
	CHICAGO BRIDGE & IRON CO NV SHS	Common stock	—	15,110
	CHINA FD INC	Common stock	—	4,258
	CHINA FIRE & SEC GROUP INC	Common stock	—	644
	CHINA LIFE INS CO LTD SPON ADR REPSTG H SHS	Common stock	—	76,500
	CHINA PETEROLEUM & CHEM CORP SPON ADR REPSTG H SHS	Common stock	—	2,964
	CHINA SUNERGY CO LTD SPONSORED ADR	Common stock	—	661
	CHINA YUCHAI INTERNATIONAL LTD	Common stock	—	29,730
	CIENA CORP COM NEW DELAWARE	Common stock	—	68
	CIGNA CORP	Common stock	679,958	1,034,718
	CINTAS CORP	Common stock	—	2,690
	CIRCUIT CITY STORES INC	Common stock	—	2,100
	CIRRUS LOGIC INC	Common stock	—	528
	CISCO SYS INC	Common stock	5,990,857	6,172,808
	CISCO SYS INC	Common stock	—	295,983
	CIT GROUP INC NEW COM	Common stock	—	4,806
	CITADEL BROADCASTING CORP	Common stock	—	194
*	CITIGROUP INC	Common stock	1,520,933	947,820
*	CITIGROUP INC	Common stock	—	145,039
	CLAYMORE EXCHANGE TRADED FD TR BNY BRIC PTF	Common stock	—	48,478
	CLEAR CHANNEL COMM INC	Common stock	—	34,520
	CLOROX CO	Common stock	526,462	637,167
	CLOUGH GLOBAL OPPORTUNITIES FD SH BEN INT	Common stock	—	88,071
	CME GROUP INC	Common stock	3,165,455	4,054,702
	COACH INC	Common stock	—	3,058
	COCA COLA CO	Common stock	—	46,109
	COEUR D ALENE MINES CORP	Common stock	—	19,760
	COGENT INC	Common stock	—	558
	COGNIZANT TECHNOLOGY SOLUTIONS INC	Common stock	—	13,576
	COHEN & STEERS PREM INCOME RLTY FD INC	Common stock	—	9,257
	COLDWATER CREEK INC	Common stock	—	1,338
	COLGATE PALMOLIVE INC	Common stock	2,670,381	2,894,877
	COLONIAL BANCGROUP	Common stock	—	5,078
	COMBIMATRIX CORP DEL	Common stock	—	758
	COMCAST CORP	Common stock	1,407,448	991,823
	COMCAST CORP NEW CL A	Common stock	—	4,565
	COMCAST CORP NEW CL A SPL	Common stock	—	7,248
	COMMTOUCH SOFTWARE LTD	Common stock	—	1,009
	COMPANHIA SIDERURGICA NACIONAL SPONS ADR REPTSG ORD SHS	Common stock	—	22,927
	COMPASS MINERALS INTL INC	Common stock	—	3,690
	COMPUCREDIT CORP	Common stock	—	938
	COMPUWARE CORP	Common stock	—	2,664
	CONEXANT SYSTEMS, INC.	Common stock	—	2,158
	CONOCOPHILLIPS	Common stock	2,962,619	4,761,283
	CONOCOPHILLIPS	Common stock	—	74,172
	CONSOL ENERGY INC	Common stock	—	3,576
	CONSOLIDATED TOMOKA LD CO	Common stock	—	6,287
	COOPER TIRE & RUBBER CO	Common stock	—	24,870
	COPART INC	Common stock	—	4,255
	COPERNIC INC ISIN #CA21727W1077	Common stock	—	3,384
	CORNING INC	Common stock	—	14,860
	CORPORATE EXECUTIVE BRD CO	Common stock	—	3,366

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

COSTCO WHOLESALE CORP	Common stock	—	488
COUNTRYWIDE FINANCIAL CORPORATION	Common stock	—	15,207
COVAD COMMUNICATIONS GROUP INC	Common stock	—	86
COVIDIEN LIMITED COM SHS ISIN #BMG2552X1083	Common stock	—	974
COVIDIEN LTD	Common stock	584,018	620,010
COWEN GROUP INC COM	Common stock	—	1,522
CPFL ENERGIA S A SPONSORED ADR	Common stock	—	5,666
CREDIT SUISSE GROUP	Common stock	812,348	765,658
CREE INC	Common stock	—	12,362
CROCS INC COM	Common stock	—	34,785
CRYPTOLOGIC LIMITED SHS	Common stock	—	7,283
CUBIST PHARMACEUTICALS INC	Common stock	—	4,102
CVS CORP DEL	Common stock	—	13,038
CYTEC INDS INC	Common stock	463,332	443,949
D R HORTON INC	Common stock	—	26,340
DAIMLERCHRYSLER AG ORD	Common stock	—	2,466
DANAHER CORP	Common stock	—	877
DARDEN RESTAURANTS	Common stock	—	2,771
DATA RACE INC	Common stock	—	4
DATALINK CORP	Common stock	—	16,273
DAYSTAR TECHNOLOGIES INC	Common stock	—	625
DECODE GENETICS INC	Common stock	—	3,680
DEERE & CO	Common stock	—	11,195
DEERE & CO.	Common stock	2,517,737	3,604,952
DEERFIELD CAP CORP COM	Common stock	—	3,384
DELCATH SYSTEMS INC COM	Common stock	—	3,700
DELL INC N/C	Common stock	—	4,583
DELPHI AUTOMOTIVE SYSTEMS	Common stock	—	24
DENDREON CORP	Common stock	—	49,076
DEUTSCHE BANK AG	Common stock	872,414	869,054
DIAGEO PLC	Common stock	—	8,738
DIAMOND OFFSHORE DRILLING INC	Common stock	—	15,166
DIGI INTL INC	Common stock	—	922
DIGITAL LIGHTWAVE INC	Common stock	—	446
DIRECTV GROUP INC	Common stock	—	23,120
DISCOVER FINL SVCS	Common stock	—	4,750
DISNEY WALT CO	Common stock	812,004	997,811
DISNEY WALT CO DEL (HOLDING COMPANY)	Common stock	—	66,690
DOLBY LABORATORIES INC CL A	Common stock	—	7,458
DORAL FINL CORP COM NEW	Common stock	—	902
DOT HILL SYS CORP N/C FROM 10316R108	Common stock	—	243
DOUBLE TAKE SOFTWARE COM	Common stock	—	4,344
DOW CHEM CO	Common stock	2,285,060	2,016,587
DOW CHEMICAL CO	Common stock	—	35,626
DOWNEY FINL CORP	Common stock	—	31,110
DRDGOLD LTD SPONSORED ADR REPSTG 10 SHS	Common stock	—	710
DRUGSTORE.COM INC	Common stock	—	2,475
DRYSHIPS INC	Common stock	—	29,823
DU PONT E I DE NEMOURS & CO	Common stock	—	51,670
DUKE ENERGY CORP NEW COM	Common stock	—	56,816
DUKE REALTY CORP	Common stock	—	8,554
DXP ENTERPRISES INC NEW	Common stock	—	3,734
DYNEGY INC DEL CL A	Common stock	—	11,603
E M C CORP MASS	Common stock	—	61,149
E TRADE GROUP INC.	Common stock	—	13,100
EAGLE BULK SHIPPING INC	Common stock	—	17,534
EATON VANCE LTD DURATION INCOME FD	Common stock	—	7,465
EBAY INC	Common stock	—	21,208
EDGE PETE CORP	Common stock	—	593
EDWARDS LIFESCIENCES CORP	Common stock	—	9,208,208
EDWARDS LIFESCIENCES CORP	Common stock	—	5,795
EL PASO CORP	Common stock	729,325	1,050,493
EL PASO CORP	Common stock	—	517
ELAN CORP PLC ADR	Common stock	—	21,980
ELDORADO GOLD CORP NEW ISIN #CA2849021035	Common stock	—	5,800
EMBARQ CORP COM	Common stock	—	3,219
EMC CORP	Common stock	1,360,791	1,057,728
EMERGENT BIOSOLUTIONS INC COM	Common stock	—	1,518

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

EMERSON ELEC	Common stock	1,650,936	1,964,058
EMULEX CORP COM NEW	Common stock	—	1,877
ENBRIDGE INC	Common stock	—	2,022
ENCYSIVE PHARMACEUTICALS INC	Common stock	—	102
ENERGY CONVERSION DEVICES INC	Common stock	—	3,365
ENERGYSOLUTIONS INC DEPOSITARY SH	Common stock	—	2,699
ENERPLUS RES FD TR UNIT SER G NEW	Common stock	—	6,916
ENI SPA ADR	Common stock	—	7,499
ENTEREGY COPR NEW	Common stock	435,457	991,495
ENTRAVISION COMMUNICATIONS CORP CL A	Common stock	—	1,175
ENTREMED INC	Common stock	—	498
ENVIRONMENTAL PWR CORP COM NEW	Common stock	—	2,514
EOG RESOURCES INC	Common stock	2,176,270	2,309,299
EPICOR SOFTWARE CORP	Common stock	—	5,890
EPIX PHARMACEUTICALS INC COM NEW	Common stock	—	6,698
ESS TECHNOLOGY INC	Common stock	—	399
EV3 INC	Common stock	—	57,195
EXELIXIS INC	Common stock	—	4,444
EXELON CORP	Common stock	—	40,820
EXETER RESOURCE CORP ISIN #CA3018351047	Common stock	—	16,260
EXPEDIA INC DEL COM	Common stock	—	3,984
EXXON MOBIL	Common stock	3,499,516	5,218,467
EXXON MOBIL CORP	Common stock	—	14,108
FAMILY DOLLAR STORES INC	Common stock	—	962
FASTENAL CO	Common stock	—	43,452
FEDERAL HOME LN	Common stock	2,365,623	1,288,669
FEDERAL NATL MTG	Common stock	1,137,286	702,803
FEDERAL NATL MTG ASSN	Common stock	—	3,998
FEDEX CORP	Common stock	—	4,459
FIDELITY NATL FINL	Common stock	481,199	265,123
FINISAR CORP	Common stock	—	2,900
FIRST AMERICAN CORP	Common stock	—	1,706
FIRST FINL FD INC	Common stock	—	14,287
FIRST MARBLEHEAD CORP	Common stock	—	4,361
FIRST SOLAR INC COM	Common stock	—	17,364
FIRST TR EXCHANGE TRADED FD DOW JONES INTERNET INDEX FD	Common stock	—	10,052
FIRST TR ISE CHINDIA INDEX FD	Common stock	—	2,079
FIRST TR MORNINGSTAR DIVID LEADERS INDEX FD SHS	Common stock	—	6,042
FISERV INC	Common stock	—	6,992
FLAGSTAR BANCORP INC	Common stock	—	418
FLANDERS CORP	Common stock	—	11,220
FLEXTRONICS INTERNATIONAL	Common stock	2,615,521	1,729,034
FLEXTRONICS INTERNATIONAL	Common stock	1,004,480	1,001,645
FLOTEK INDS INC DEL	Common stock	—	1,261
FLOWSERVE CORP	Common stock	—	9,620
FLUOR CORP NEW	Common stock	—	26,567
FLURO CORP NEW	Common stock	2,312,364	2,878,192
FMC TECHNOLOGIES INC	Common stock	—	8,505
FOOD TECHNOLOGY SVC INC	Common stock	—	1,370
FORBES MEDI-TECH INC	Common stock	—	13
FORD MTR CO DEL COM	Common stock	—	17,431
FORDING CDN COAL TR	Common stock	—	8,492
FORTUNE BRANDS INC	Common stock	—	6,874
FOUNDATION COAL HLDGS INC	Common stock	—	5,250
FPL GROUP INC	Common stock	—	7,315
FRANKLIN RES INC	Common stock	3,170,779	3,808,381
FREEPORT MCMORAN COPPER & GOLD INC.	Common stock	—	5,122
FRONTLINE LTD	Common stock	—	4,565
FUEL SYS SOLUTIONS INC COM	Common stock	—	7,145
FUEL TECH INC COM	Common stock	—	1,767
FUSHI INTL INC COM	Common stock	—	10,068
FUTUREMEDIA PLC SPONSORED ADR COM NEW DEC 2007	Common stock	—	2
GAMESTOP CORP NEW CL A	Common stock	—	47,514
GAMING PARTNERS INTL CORP	Common stock	—	1,755
GARMIN LTD REG SHS	Common stock	—	57,147
GASTAR EXPL LTD	Common stock	—	12,500
GENERAL MTRS CORP	Common stock	1,671,652	1,157,754
GENENTECH INC	Common stock	—	53,254
GENERAL DYNAMICS CORP	Common stock	—	4,450

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

GENERAL ELEC CO	Common stock	2,010,368	2,295,413
GENERAL ELEC CO	Common stock	1,110,357	1,145,876
GENERAL ELECTRIC CO	Common stock	—	186,166
GENERAL MILLS INC	Common stock	—	51,300
GENERAL MOTORS CORP	Common stock	—	24,890
GENEREX BIOTECHNOLOGY CORP	Common stock	—	9,720
GENETECH INC	Common stock	1,627,373	1,530,069
GENLYTE GROUP INC	Common stock	—	4,760
GENTA INC COM PAR $0.001	Common stock	—	98
GENWORTH FINL INC	Common stock	1,493,621	1,181,289
GEOPHARMA INC	Common stock	—	1,675
GEORESOURCES INC	Common stock	—	2,430
GERDAU SA SPONS ADR	Common stock	—	8,703
GERON CORP	Common stock	—	3,408
GETTY IMAGES INC	Common stock	—	1,450
GFI GROUP INC	Common stock	—	9,572
GIGAMEDIA LTD	Common stock	—	56,250
GILEAD SCIENCES INC	Common stock	3,054,090	4,743,767
GILEAD SCIENCES INC	Common stock	—	66,945
GLAXOSMITHKLINE PLC SPONSORED ADR FORMERLY GLAXO PLC	Common stock	—	2,520
GOLDCORP INC NEW	Common stock	—	40,716
GOLDEN STAR RES LTD CDA COM	Common stock	—	3,160
GOLDEN TELECOM INC	Common stock	—	5,048
GOLDMAN SACHS GROUP	Common stock	518,790	1,040,653
GOLDMAN SACHS GROUP INC	Common stock	1,108,988	1,210,556
GOLDMAN SACHS GROUP INC	Common stock	—	42,365
GOODYEAR TIRE AND RUBBER	Common stock	459,773	392,959
GOOGLE INC	Common stock	5,288,544	10,164,806
GOOGLE INC CL A	Common stock	—	127,232
GREY WOLF INC	Common stock	—	10,927
GRUPO AEROPORTUARIO DEL SURESTE S A DE S V SPON	Common stock	—	3,367
GSI GROUP INC CDA	Common stock	—	1,848
GSI TECHNOLOGY INC	Common stock	—	1,275
GTC BIOTHERAPEUTICS INC COM	Common stock	—	6,160
GUESS? INC	Common stock	—	1,364
GULFPORT ENERGY CORP	Common stock	—	12,143
H & Q HEALTHCARE FD SH BEN INT	Common stock	—	3,744
HALLIBURTON CO	Common stock	638,793	688,878
HALLIBURTON CO HOLDING CO	Common stock	—	37,910
HALOZYME THERAPEUTICS INC	Common stock	—	331,056
HANCOCK JOHN PFD EQUITY INCOME FD SH BEN INT	Common stock	—	3,794
HANCOCK JOHN PFD INC ME FD III	Common stock	—	1,804
HANDLEMAN COMPANY	Common stock	—	257
HANSEN NATURAL CORP	Common stock	—	3,277
HARLEY DAVIDSON INC WISC	Common stock	—	4,671
HARRAH’S ENTERTAINMENT INC NFSC IS SPECIALIST IN THIS SECURITY	Common stock	—	88,750
HARRY WINSTON DIAMOND CORP ISIN #CA41587B1004 SEDOL #2033178	Common stock	—	3,266
HARTFORD FINANCIAL SVCS	Common stock	818,334	1,076,335
HARVEST ENERGY TR UNITS ISIN #CA41752X1015 SEDOL #2154972	Common stock	—	8,634
HB HOME	Common stock	936,229	497,027
HEADWATERS INC	Common stock	—	14,675
HEALTHSHARES INC DIAGNOSTICS INDEX FD	Common stock	—	2,639
HELIX ENERGY SOLUTIONS GROUP INC	Common stock	—	1,038
HELLENIC TELECOMM ORG ADR REPRSTG 1/2 ORD SHS	Common stock	—	1,418
HENRY JACK & ASSOCIATES INC	Common stock	—	4,527
HERCULES OFFSHORE INC COM	Common stock	—	5,874
HERSHEY FOODS CORP NFSC IS SPECIALIST IN THIS SECURITY	Common stock	—	1,688
HEWITT ASSOCIATES INC	Common stock	—	11,296
HEWLETT PACKARD CO	Common stock	455,543	513,484
HEWLETT PACKARD INC	Common stock	4,438,794	5,463,872
HEWLETT PACKARD CO DE	Common stock	—	77,083
HKN INC	Common stock	—	354
HOLLIS-EDEN PHARMA INC	Common stock	—	110
HOLLY CORP PAR $0.01	Common stock	—	7,634
HOLOGIC INC	Common stock	1,756,283	1,837,033
HOME DEPOT INC	Common stock	—	83,521
HOME INNS & HOTELS MGMT INC SPONSORED ADR	Common stock	—	1,781
HOME SOLUTIONS AMER INC	Common stock	—	315

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

HONDA MOTORS LTD ADR NEW	Common stock	—	4,905
HONEYWELL INTERNATIONAL INC	Common stock	—	30,917
HONEYWELL INTL INC	Common stock	3,356,286	3,782,074
HORSEHEAD HLDG CORP	Common stock	—	6,194
HOSPIRA INC	Common stock	—	27,076
HOT TOPIC INC	Common stock	—	2,910
HOVNANIAN ENTERPRISE INC CL A	Common stock	—	21,510
HSBC HOLDINGS PLC SPONS ADR	Common stock	—	41,855
HUANENG POWER INTL INC — ADR	Common stock	—	4,130
HUNTSMAN CORP	Common stock	—	7,740
I TRAX INC NEW FORMERLY I TRAX COM INC TO 02/05/2001	Common stock	—	22,507
IAC / INTERACTIVECRP COM NEW	Common stock	—	6,084
ICON PLC CORP ADR REPRSTG 1 ORD SHR	Common stock	—	13,609
IDEARC INC COM DELAWARE	Common stock	—	1,005
IDM PHARMA INC COM	Common stock	—	798
I-FLOW CORP COM NEW	Common stock	—	8,679
IGI INC	Common stock	—	1,833
II VI INC	Common stock	—	13,167
IMA EXPLORATION INC	Common stock	—	420
IMMUNOMEDICS INC	Common stock	—	4,640
INCYTE GENOMICS INC	Common stock	—	55,225
INDEVUS PHARMACEUTICALS INC	Common stock	—	27,800
INDIA FD INC	Common stock	—	40,469
INFOSONICS CORP	Common stock	—	2,860
INFOSYS TECHNOLOGIES LIMITED ADR	Common stock	—	2,268
ING PRIME RATE TR SH BEN INT NFS LLC	Common stock	—	6,240
INGERSOLL RAND COMPANY	Common stock	1,065,010	1,229,922
INNODATA CORP	Common stock	—	883
INSMED INC COM NEW	Common stock	—	2,050
INTEGRATED DEVICE TECH INC	Common stock	—	2,601
INTEGRATED SILICON SOLUTION INC	Common stock	—	1,655
INTEL CORP	Common stock	1,478,029	1,516,537
INTEL CORP	Common stock	—	131,940
INTERACTIVE BROKERS GROUP INC COM	Common stock	—	25,856
INTERCONTINENTALEXCH INTL	Common stock	—	9,625
INTERLIANT INC	Common stock	—	3
INTERNATIONAL COAL GROUP INC NEW	Common stock	—	5,360
INTERNATIONAL GAME TECHNOLOGY	Common stock	—	5,491
INTERNET CAP GROUP INC COM NEW	Common stock	—	3,816
INTEROIL CORP	Common stock	—	117,486
INTERPUBLIC GROUP COS	Common stock	1,180,198	750,466
INTL BUSINESS MACH	Common stock	—	20,885
INTL FUEL TECH INC NEW	Common stock	—	800
INTL SPEEDWAY CL A	Common stock	—	1,647
INVENTIV HEALTH INC COM	Common stock	—	3,096
INVESCO LTD	Common stock	846,183	1,031,972
ION MEDIA NETWORKS INC CL A COM	Common stock	—	1,330
ION NETWORKS INC	Common stock	—	30
IOWA TELECOMMUNICATION SVCS INC	Common stock	—	2,980
IRVINE SENSORS CORPORATION NEW	Common stock	—	800
ISIS PHARMACEUTICALS	Common stock	—	4,725
ISTAR FINL INC	Common stock	8,683	8,731
IVANHOE ENERGY COM	Common stock	—	10,998
J P MORGAN CHASE & CO	Common stock	—	50,067
JA SOLAR HLDGS CO LTD SPONSORED ADR	Common stock	—	3,072
JABIL CIRCUIT INC	Common stock	—	16,308
JAMBA INC COM	Common stock	—	10,730
JAMES RIV COAL CO COM NEW	Common stock	—	2,012
JAVELIN PHARMACEUTICALS INC COM	Common stock	—	7,480
JDS UNIPHASE CORP COM PAR $0.001	Common stock	—	21,599
JENSEN PORTFOLIO, INC.	Common stock	—	70,491
JETBLUE AWYS CORP	Common stock	—	4,750
JOHNSON & JOHNSON	Common stock	—	117,382
JONES SODA CO	Common stock	—	1,860

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

JOY GLOBAL INC	Common stock	—	4,937
JPMORGAN CHASE & CO	Common stock	3,232,889	3,530,521
JUNIPER NETWORKS INC	Common stock	—	8,964
KAMAN CORP COM FORMERLY CL A TO 10/11/2005	Common stock	—	36,956
KERYX BIOPHARMACEUTICALS INC	Common stock	—	840
KIMBERLY CLARK	Common stock	344,052	342,393
KIMBERLY CLARK CORP	Common stock	—	13,868
KINDER MORGAN MGMT LLC SHS	Common stock	—	2,382
KINETIC CONCEPTS INC	Common stock	571,479	677,051
KING PHARMACEUTICALS INC	Common stock	—	451
KINROSS GOLD CORP NEW COM	Common stock	—	34,960
KINTERA INC	Common stock	—	1,490
KNIGHTSBRIDGE TANK COM	Common stock	—	14,973
KOHLS CORP	Common stock	259,464	180,923
KOHL’S CORP	Common stock	—	144,728
KONGZHONG CORP SPONS ADR	Common stock	—	183
KOREA EQUITY FD INC	Common stock	—	2,620
KRAFT FOODS INC CL A	Common stock	—	34,281
KRISPY KREME DOUGHNUTS INC	Common stock	—	2,054
KROGER CO	Common stock	608,532	833,550
KRONOS WORLDWIDE INC	Common stock	—	36
KUBOTA LTD ADR	Common stock	—	6,720
L-3 COMMUNICATIONS HLDGS INC	Common stock	—	50,436
LABORATORY CORP OF AMERICA HLDGS NEW	Common stock	—	22,659
LADISH COMPANY INC NEW	Common stock	—	2,591
LANDAMERICA FINL GRP	Common stock	—	6,690
LAS VEGAS SANDS CORP	Common stock	286,862	234,069
LAW ENFORCEMENT ASSOCIATES CORP	Common stock	—	1,760
LDK SOLAR CO LTD SPONSORED ADR	Common stock	—	9,637
LEHMAN BROS HLDGS CORP	Common stock	—	13,120
LEHMAN BROTHERS HLDGS	Common stock	929,602	937,091
LENNOX INTL INC	Common stock	—	20,710
LEVEL 3 COMMUNICATIONS INC	Common stock	—	11,522
LIBERTY ALL STAR EQUITY FD SBI	Common stock	—	142
LIFECELL CORP	Common stock	—	9,829
LILLY ELI & CO	Common stock	—	3,203
LINUX GOLD CORP ISIN #CA53612Q1019	Common stock	—	210
LOCKHEED MARTIN CORP	Common stock	—	8,039
LODGIAN INC COM PAR $.01	Common stock	—	885,036
LOOPNET INC COM	Common stock	—	7,025
LOWES COMPANIES	Common stock	—	69,093
LSI LOGIC CORP	Common stock	—	2,575
LUNDIN MNG CORP	Common stock	—	806
MACYS INC	Common stock	2,497,174	1,535,471
MANDALAY MEDIA INC	Common stock	—	122
MANHATTAN PHARMACEUTICALS INC COM NEW	Common stock	—	225
MANITOWOC INC	Common stock	—	19,044
MARATHON OIL CORP	Common stock	2,330,026	2,608,509
MARATHON OIL CORP	Common stock	—	24,917
MARKEL CORP HLDG CO	Common stock	—	7,858
MARSH & MCLENNAN COS	Common stock	563,218	530,665
MARVELL TECHNOLOGY GROUP LTD	Common stock	—	18,174
MASSMUTUAL PARTN INVS	Common stock	—	26,360
MASTERCARD INC CL A	Common stock	—	17,216
MATTEL INC	Common stock	—	9,864
MBIA INC	Common stock	465,610	125,110
MCDERMOTT INTL INC	Common stock	730,154	740,367
MCDERMOTT INTL INC	Common stock	—	36,599
MCDONALDS CORP	Common stock	—	38,375
MCKESSON CORP	Common stock	1,289,425	1,500,950
MEDAREX INC	Common stock	—	68,512
MEDCO HEALTH SOLUTIONS	Common stock	2,524,134	3,134,389
MEDICAL ACTION INDS INC	Common stock	—	1,564
MEDIFAST INC	Common stock	—	606
MEDTRONIC INC	Common stock	—	146,753
MELCO PBL ENTMNT LTD ADR	Common stock	—	8,439
METLIFE INC	Common stock	1,793,888	2,841,903
MEMC ELECTRONICS MATERIALS INC	Common stock	—	13,274
MERCADOLIBRE INC	Common stock	—	739

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

MERCK & CO INC	Common stock	716,723	1,268,276
MERCK & CO INC	Common stock	—	143,895
MERIDIAN RESOURCE CORP	Common stock	—	1,177
MERIX CORP	Common stock	—	1,395
MERRILL LYNCH & CO	Common stock	1,927,754	1,632,803
METALICO INC	Common stock	—	8,486
METLIFE INC COM	Common stock	—	616
MFRI INC	Common stock	—	1,707
MGI PHARMA INC	Common stock	—	150,772
MGM MIRAGE	Common stock	—	3,781
MGM MIRAGE INC	Common stock	1,152,560	1,153,369
MGP INGREDIENTS INC	Common stock	—	1,413
MICROMET INC COM	Common stock	—	2,060
MICRON TECHNOLOGY	Common stock	—	3,988
MICROSOFT CORP	Common stock	2,397,584	2,432,914
MICROSOFT CORP	Common stock	587,347	762,922
MICROSOFT CORP	Common stock	—	74,526
MICROTUNE INC DEL	Common stock	—	15,378
MICROVISION INC WASH	Common stock	—	78,000
MILACRON INC COM NEW	Common stock	—	1,026
MILLER HERMAN INC	Common stock	—	3,239
MILLICOM INTL CELLULAR SA REG SHS	Common stock	—	3,538
MINDRAY MED INTL LTD	Common stock	—	3,438
MINDSPEED TECHNOLOGIES INC	Common stock	—	40
MINEFINDERS LTD CORP	Common stock	—	11,300
MIRAMAR MNG CORP COM I	Common stock	—	18,870
MKS INSTRUMENTS INC	Common stock	—	1,914
MOBILITY ELECTRONICS INC	Common stock	—	78
MODERN ENERGY CORP NEW COM NEW	Common stock	—	1
MONEYGRAM INTL INC	Common stock	—	1,537
MONOGRAM BIOSCIENCES INC COM	Common stock	—	1,420
MONOLITHIC PWR SYS INC COM	Common stock	—	10,735
MONSANTO CO NEW	Common stock	—	20,351
MONSANTO CORP	Common stock	2,078,576	4,731,972
MONTPELIER REINSURANCE HOLDINGS LTD	Common stock	—	9,696
MORGAN STANLEY	Common stock	2,249,246	1,924,921
MORGAN STANLEY CHINA A SHARE FUND INC	Common stock	—	35,862
MORGAN STANLEY DEAN WITTER & CO	Common stock	—	18,589
MOTOROLA INC	Common stock	—	51,408
MRV COMMUNICATIONS	Common stock	—	6,493
MULTIBAND CORP COM NEW	Common stock	—	542
MYLAN INC	Common stock	—	703
NABI BIOPHARMACEUTICALS	Common stock	—	11,068
NANOGEN INC	Common stock	—	900
NASHUA CORP	Common stock	—	17,475
NATIONAL OILWELL VARCO INC	Common stock	—	30,266
NEENAH PAPER INC	Common stock	—	175
NEOPHARM INC	Common stock	—	1,180
NEOSE TECH INC	Common stock	—	268
NETFLIX COM INC COM	Common stock	—	13,310
NETGEAR INC	Common stock	—	3,567
NETWORK APPLIANCE CORP	Common stock	—	1,997
NEUROCRINE BIOSCIENCES INC	Common stock	—	22,700
NEW CENTY FINL CORP MD COM	Common stock	—	9
NEW FRONTIER MEDIA INC	Common stock	—	5,500
NEW ORIENTAL ED & TECHNOLOGY GROUP INC	Common stock	—	4,030
NEWCASTLE INVT CORP	Common stock	—	2,592
NEWFIELD EXPLORATION CO	Common stock	—	3,162
NEWMARKET CORP	Common stock	—	1,949
NEWMONT MNG CORP	Common stock	393,478	453,299
NEWMONT MNG CORP HLDG CO	Common stock	—	2,447
NICHOLAS APPLEGATE CONV & INCOME FD	Common stock	—	7,058
NII HLDGS INC NEW	Common stock	—	15,366
NIVIDIA CORP	Common stock	2,417,340	2,536,599
NOKIA CORP	Common stock	3,283,052	3,324,975
NOKIA CORP	Common stock	365,378	727,931
NOKIA CORP ADR	Common stock	—	204,977
NORDSTROM INC	Common stock	—	11,089
NORSK HYDRO A S SPONSORED ADR	Common stock	—	7,146

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

NORTEL NETWORKS CORP NEW COM	Common stock	—	3,141
NORTHFIELD LABORATORIES INC	Common stock	—	17,211
NORTHGATE EXPL LTD	Common stock	—	9,090
NORTHROP GRUMMAN CORP	Common stock	1,677,941	1,902,743
NOVA BIOSOURCE FUELS INC COM	Common stock	—	1,450
NOVAGOLD RESOURCES	Common stock	—	16,320
NOVAMED EYECARE INC	Common stock	—	1,275
NOVARTIS AG ADR	Common stock	—	23,408
NOVATEL WIRELESS INC	Common stock	—	16,200
NOVAVAX INC	Common stock	—	2,664
NPS PHARMACEUTICALS INC	Common stock	—	11,873
NRG ENERGY INC COM NEW	Common stock	—	16,643
NUANCE COMMUNICATIONS INC COM	Common stock	—	29,421
NUCRYST PHARMACEUTICALS CORP COM	Common stock	—	2,800
NUTRACEA COM NEW	Common stock	—	1,400
NUTRI SYS INC NEW COM	Common stock	—	944
NUVEEN MULTI CURRENCY SHORT TERM GOVT INCOME FD	Common stock	—	8,801
NUVELO INC COM NEW	Common stock	—	3,569
NVIDIA CORP	Common stock	—	27,216
NXSTAGE MED INC COM	Common stock	—	3,034
NYSE EURONEXT	Common stock	1,340,671	1,499,556
NYSE EURONEXT	Common stock	—	29,253
OCCIDENTAL PETROLEUM CORP	Common stock	—	3,850
OCEANEERING INTL INC	Common stock	—	6,735
OFFICE DEPOT	Common stock	366,619	303,592
OIL SVC HOLDRS TR OIL SVC HOLDERS DEPOSITARY RCPT	Common stock	—	132,314
OLIN CORP NEW	Common stock	—	9,665
OMEGA NAVIGATION ENTERPRISES INC	Common stock	—	3,160
OMNITURE INC COM	Common stock	—	3,329
OMNIVISION TECHNOLOGIES INC	Common stock	—	423
ON2.COM INC	Common stock	—	31,008
ONCOLYTICS BIOTECH INC	Common stock	—	119,024
ONCOTHYREON INC COM	Common stock	—	370
ONSCREEN TECHNOLOGIES INC	Common stock	—	135
OPEN JT STK CO VIMPEL COMMS SPONS ADR	Common stock	—	67,184
OPENTV CORP CL A	Common stock	—	231
OPLINK COMMUNICATIONS INC COM NEW	Common stock	—	26,095
OPNEXT INC	Common stock	—	2,213
OPTIONSXPRESS HLDGS INC	Common stock	—	3,991
ORACLE CORP	Common stock	760,098	760,412
ORACLE CORP	Common stock	—	114,752
ORCHID CELLMARK INC	Common stock	—	400
O’REILLY AUTOMOTIVE INC	Common stock	—	75,011
OTELCO INC INCOME DEP SECS IDS	Common stock	—	1,422
OYO GEOSPACE CORP	Common stock	—	13,188
P F CHANGS CHINA BISTRO INC	Common stock	—	799
PACIFIC ETHANOL INC	Common stock	—	5,337
PACIFIC RIM MINING CORP COM NEW	Common stock	—	10,800
PALATIN TECHNOLOGIES INC	Common stock	—	3,100
PALM INC NEW COM	Common stock	—	15,913
PANACOS PHARMACEUTICALS INC	Common stock	—	158
PARAGON SHIPPING INC	Common stock	—	27,746
PATTERSON-UTI ENERGY INC	Common stock	—	5,856
PAYCHEX INC	Common stock	—	3,622
PDI INC	Common stock	—	937
PDL BIOPHARMA INC COM	Common stock	—	385
PEABODY ENERGY CORP	Common stock	—	6,196
PENGROWTH ENERGY TR UNIT NEW	Common stock	—	30,794
PENN NATIONAL GAMING INC	Common stock	—	26,202
PENN WEST ENERGY TR TR UNIT	Common stock	—	619
PENNEY J C CO INC	Common stock	—	22,026
PEPISCO INC	Common stock	2,173,376	2,428,608
PEPSICO INC	Common stock	—	23,006
PETROCHINA CO LTD SPON ADR	Common stock	—	2,106
PETROLEO BRASILEIRO SA PETROBRAS SPONS ADR	Common stock	—	5,762
PETSMART INC	Common stock	—	1,647
PFF BANCORP INC	Common stock	—	12,040
PFIZER INC	Common stock	5,427,640	4,920,516
PFIZER INC	Common stock	953,763	893,415
PFIZER INC	Common stock	—	278,299

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

PHARMOS CORP COM PAR $.03	Common stock	—	11
PHAZAR CORP	Common stock	—	3,250
PILGRIMS PRIDE CORP	Common stock	—	123,761
PIONEER DRILLING CO	Common stock	—	59,400
PIONEER NAT RES CO	Common stock	679,881	689,735
PITNEY BOWES INC	Common stock	—	26,628
PLUM CREEK TIMBER CO INC	Common stock	—	33,100
PMC-SIERRA INC	Common stock	—	4,578
POINT BLANK SOLUTIONS INC	Common stock	—	365
POLYMET MINING CORP	Common stock	—	63,621
POLYONE CORP	Common stock	—	6,580
PORTFOLIO RECOVERY ASSOCS INC	Common stock	—	9,124
POTASH CORP SASK INC	Common stock	—	67,717
PRECISION CASTPARTS CORP	Common stock	—	95,995
PRESSTEK INC	Common stock	—	20,480
PRICESMART INC	Common stock	—	5,411
PRIMEWEST ENERGY TR	Common stock	—	26,136
PRINCETON REVIEW INC	Common stock	—	8,747
PROCTER & GAMBLE CO	Common stock	—	106,233
PROCTER & GAMBLE INC	Common stock	2,009,387	2,327,502
PROGRESS ENERGY INC	Common stock	—	24,215
PROSPECT ENERGY CORP	Common stock	—	2,610
PULTE HOMES INC FORMERLY PULTE CORP TO 05/17/2001	Common stock	—	3,162
PUTNAM HIGH INCOME CONV & BD FD S B I	Common stock	—	20,100
QLOGIC CORP	Common stock	—	6,390
QUADRAMED CORP	Common stock	—	20,757
QUALCOMM INC	Common stock	—	21,275
QUALITY SYSTEMS	Common stock	—	13,111
QUANTUM FUEL SYS TECHNOLOGIES WORLDWIDE INC	Common stock	—	1,223
QUEST CAP CORP NEW COM	Common stock	—	14,042
QUEST DIAGNOSTICS INC	Common stock	—	31,740
QUESTAR CORP COM	Common stock	—	18,935
QUINTANA MARITIME LTD SHS	Common stock	—	22,980
QWEST COMM INTL INC	Common stock	—	70
RADIAN GROUP INC	Common stock	—	3,504
RADYNE COMSTREAM INC	Common stock	—	920
RAMBUS INC	Common stock	—	20,940
RAYONIER INC	Common stock	—	7,479
RED HAT INC	Common stock	—	8,336
REDDY ICE HLDGS INC COM	Common stock	—	7,593
REGENERATION TECHNOLOGIES INC DEL	Common stock	—	2,170
REGIONS FINL CORP	Common stock	—	4,788
RENAISSANCERE HOLDINGS	Common stock	552,141	749,593
REPLIGEN CORP	Common stock	—	2,293
RESEARCH IN MOTION LTD	Common stock	3,615,374	3,930,889
RESEARCH IN MOTION LTD	Common stock	—	184,842
REYNOLDS AMERN INC	Common stock	—	2,638
RF MICRO DEVICES INC	Common stock	—	1,142
RITE AID CORP	Common stock	—	23,548
RIVERBED TECHNOLOGY INC COM	Common stock	—	53,480
RMK ADVANTAGE INCOME FD INC	Common stock	—	17,927
ROCKWELL AUTOMATION INC	Common stock	—	27,584
ROCKWELL MEDICAL TECH INC	Common stock	—	1,817
ROSETTA RES INC COM	Common stock	—	992
ROYAL DUTCH SHELL	Common stock	404,091	557,131
ROYAL DUTCH SHELL PLC	Common stock	1,600,948	1,671,394
ROYCE VALUE TR INC	Common stock	—	9,921
RUBICON MINERALS CORP	Common stock	—	4,410
S & P500 COVERED CALL FD INC	Common stock	—	5,458
S1 CORP	Common stock	—	226
SABA SOFTWARE INC COM NEW	Common stock	—	643
SANDISK CORP	Common stock	—	79,608
SANGAMO BIOSCIENCES INC	Common stock	—	5,859
SANOFI-SYNTHELABO ADR	Common stock	—	11,383
SANTARUS INC	Common stock	—	11,762
SARA LEE CORP	Common stock	1,557,141	1,505,159
SASOL LTD SPNSRD ADR	Common stock	—	10,652
SATYAM COMPUTER SVCS LTD AMERN DEPOSITORY RCPT	Common stock	—	748
SAVIENT PHARMACEUTICALS INC	Common stock	—	22,970
SCHERING PLOUGH CORP	Common stock	1,051,722	1,002,374

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	SCHERING PLOUGH CORP	Common stock	—	23,976
	SCHLUMBERGER INC	Common stock	4,912,836	6,236,893
	SCHLUMBERGER LTD	Common stock	—	49,804
	SEABRIDGE GOLD INC	Common stock	—	18,400
	SEAGATE TECHNOLOGY HOLDINGS	Common stock	—	7,650
	SEARS HLDGS CORP	Common stock	—	52,964
	SECTOR SPDR TR SHS BEN INT CONSUMER SERVICES	Common stock	—	22,451
	SECTOR SPDR TR SHS BEN INT FINANCIAL	Common stock	—	8,679
	SECTOR SPDR TR SHS BEN INT UTILITIES	Common stock	—	21,165
	SELECT COMFORT CORP	Common stock	—	4,557
	SENSIENT TECHNOLOGIES CORP COM	Common stock	—	28,467
	SEQUENOM INC COM NEW	Common stock	—	5,472
	SHIP FINANCE INTERNATIONAL LIMITED	Common stock	—	2,390
	SHUFFLE MASTER	Common stock	—	6,019
	SILICON IMAGE INC	Common stock	—	4,520
	SILVER WHEATON CORP COM	Common stock	—	52,607
	SIMULATIONS PLUS INC	Common stock	—	1,528
	SINA.COM SHS ISIN #KYG814771047	Common stock	—	48,741
	SINOVAC BIOTECH LTD SHS	Common stock	—	25,599
	SIRIUS SATELLITE RADIO INC	Common stock	—	223,541
	SIX FLAGS INC	Common stock	—	2,030
	SK TELECOM CO LTD ADR	Common stock	—	8,984
	SKYWORKS SOLUTIONS INC COM	Common stock	—	298
	SL INDUSTRIES INC	Common stock	—	2,000
	SLM CORP COM	Common stock	—	4,028
	SMALL CAP PREM & DIVID INCOME FD INC COM	Common stock	—	5,018
	SMITH & WESSON HLDG CORP	Common stock	—	9,364
	SMITH INTL INC	Common stock	—	7,385
	SMTC CORP COM NEW	Common stock	—	3,160
	SOCKET COMM INC	Common stock	—	410
	SOHU.COM INC	Common stock	—	27,260
	SONIC CORP	Common stock	—	7,775
	SONUS NETWORKS INC	Common stock	—	2,332
	SONUS PHARMACEUTICAL INC	Common stock	—	170
	SOURCEFORGE INC COM	Common stock	—	5,464
	SOUTHERN CO	Common stock	—	112,375
	SOUTHERN COPPER CORP DEL COM	Common stock	—	62,884
	SOUTHWEST AIRLINES CO	Common stock	—	12,200
	SOUTHWEST AIRLS CO	Common stock	837,494	696,399
	SOUTHWESTERN ENERGY	Common stock	—	11,144
	SPECTRA ENERGY CORP	Common stock	762,789	790,476
	SPECTRA ENERGY CORP COM	Common stock	—	15,630
	SPECTRANETICS CORP	Common stock	—	35,566
	SPIRIT AEROSYSTEMS HLDGS	Common stock	2,299,801	2,027,247
	SPIRIT AEROSYSTEMS HLDGS INC CL A	Common stock	—	2,588
	SPREADTRUM COMMUNICATIONS INC SPONSORED ADR	Common stock	—	24,520
	SPRINT CORP	Common stock	—	9,427
	SPRINT NEXTEL	Common stock	1,758,801	1,216,293
	ST JOE CORP	Common stock	—	3,591
	ST JUDE MEDICAL INC	Common stock	—	23,205
	STANTEC INC	Common stock	—	11,706
	STARBUCKS CORP	Common stock	—	204,700
*	STATE STREET CORP	Common stock	—	237
	STEM CELL INNOVATIONS INC COM	Common stock	—	100
	STEMCELLS INC	Common stock	—	1,200
	STRATEGIC RES LTD COM	Common stock	—	210
	STRYKER CORP	Common stock	—	24,882
	SULPHCO INC COM	Common stock	—	8,263
	SUN MICROSYSTEMS INC	Common stock	691,844	568,028
	SUN MICROSYSTEMS INC COM NEW	Common stock	—	30,803
	SUNOPTA INC	Common stock	—	26,700
	SUNTECH PWR HLDGS CO LTD ADR	Common stock	—	21,650
	SUNTRUST BANKS INC	Common stock	—	12,851
	SUPERVALU	Common stock	792,265	785,542
	SUREWEST COMMUNICATIONS	Common stock	—	892
	SYMANTEC CORP	Common stock	588,223	481,372
	SYNAPTICS INC	Common stock	—	1,029
	SYNCHRONOSS TECHNOLOGIES INC COM	Common stock	—	8,151
	SYNERON MEDICAL LTD ORD SHS	Common stock	—	22,728

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	SYNTAX BRILLIAN CORP COM	Common stock	—	8,932
	SYNVISTA THERAPEUTICS INC	Common stock	—	1,606
	SYSCO CORP	Common stock	—	17,478
	TAIWAN FD INC	Common stock	—	5,310
	TALBOTS INC	Common stock	—	1,182
	TARGET CORP	Common stock	966,595	859,191
	TARGET CORP	Common stock	—	62
	TARGETED GENETICS CORP COM NEW	Common stock	—	339
	TASEKO MINES LTD	Common stock	—	34,447
	TASER INTERNATIONAL INC	Common stock	—	66,194
	TATA MTRS LTD SPONSORED ADR	Common stock	—	3,622
	TECH DATA CORP	Common stock	738,754	696,601
	TECK COMINCO LTD CL B SUB VTG	Common stock	—	3,571
	TELLABS INC	Common stock	—	256,845
	TELSTRA CORP ADR REPRTG 20 INSTALMENT RECEIPTS	Common stock	—	5,718
	TEMPLETON DRAGON FUND INC	Common stock	—	6,591
	TENARIS SA SPONS ADR	Common stock	—	2,684
	TEREX CORP NEW	Common stock	920,694	718,785
	TEREX CORP NEW	Common stock	—	3,147
	TESORO PETE CORP	Common stock	—	11,066
	TEVA PHARMACEUTICAL	Common stock	2,898,972	3,249,900
	TEXAS INSTRS INC	Common stock	792,639	867,507
	TEXTAINER GROUP HOLDINGS LTD SHS	Common stock	—	727
	TEXTRON INC	Common stock	2,263,052	2,436,331
	THAI FD INC	Common stock	—	6,705
	THE9 LTD ADR	Common stock	—	21,320
	THERAGENICS CORP	Common stock	—	3,580
	THERMAGE INC COM	Common stock	—	6,578
	THERMOGENESIS CORP NEW	Common stock	—	1,130
	THORNBERG MTG ASSET CORP	Common stock	—	1,155
	THRESHOLD PHARMACEUTICALS INC	Common stock	—	159
	TIME WARNER INC	Common stock	1,056,517	1,007,642
	TIME WARNER INC	Common stock	937,139	971,771
	TIME WARNER INC	Common stock	—	24,352
	TITANIUM METALS CORP COM NEW	Common stock	—	2,645
	TONGJITANG CHINESE MEDICINES CO SPONSORED ADR	Common stock	—	739
	TOOTSIE ROLL INDS	Common stock	—	2,224
	TOUSA INC	Common stock	—	250
	TOYOTA MTRS CORP SPON ADR	Common stock	—	25,415
	TPTX INC COM	Common stock	—	27
	TRANSCANADA CORP	Common stock	—	8,186
	TRANSGLOBE ENERGY CORP	Common stock	—	2,032
	TRANSMERIDIAN EXPL INC	Common stock	—	591
	TRANSOCEAN INC NEW SHS	Common stock	—	11,927
	TRANSWITCH CORP	Common stock	—	7,040
*	TRAVELERS COS INC	Common stock	2,058,699	2,502,498
*	TRAVELERS COS INC COM	Common stock	—	1,453
	TREX INC	Common stock	—	8,510
	TRI CONTINENTAL CORP COM	Common stock	—	4,317
	TRI ISTHMUS GROUP INC COM	Common stock	—	3
	TRIMEDYNE INC	Common stock	—	6,100
	TRONOX INC COM CL B	Common stock	—	346
	TRUEBLUE INC COM	Common stock	—	1,448
	TXCO RES INC	Common stock	—	12,060
	TYCO ELECTRONICS	Common stock	530,098	519,779
	TYCO ELECTRONICS LTD SHS	Common stock	—	817
	TYCO INTERNATIONAL LTD	Common stock	719,962	555,056
	TYCO INTERNATIONAL LTD BERMUDA SHS	Common stock	—	872
	TYSON FOODS INC CL A	Common stock	—	3,066
	UBS AG SHS NEW	Common stock	—	7,360
	UGI CORP NEW	Common stock	—	18,213
	UMPQUA HOLDINGS CORP	Common stock	—	3,835
	UNILEVER N V	Common stock	388,445	604,918
	UNION PACIFIC CORP	Common stock	—	2,136
	UNITED PARCEL SVC INC CL B	Common stock	—	7,072
	UNITED RENTALS INC	Common stock	—	36,720
	UNITED STS OIL FD LP UNITS	Common stock	—	15,152
	UNITED TECHNOLOGIES CORP	Common stock	1,451,356	1,496,664
	UNITEDHEALTH GROUP INC	Common stock	—	29,100
	UNIVERSAL DISPLAY CORP	Common stock	—	4,754

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

UNUM GROUP	Common stock	818,328	975,019
URANERZ ENERGY CORP COM	Common stock	—	1,179
URANIUM ONE INC	Common stock	—	1,017
URON INC COM	Common stock	—	20
US BANCORP DEL COM NEW	Common stock	—	6,502
US GLOBAL INVESTORS INC CL A	Common stock	—	1,666
USEC INC	Common stock	—	7,200
USG CORP COM NEW	Common stock	—	8,948
UTSTARCOM INC	Common stock	—	24,613
VAIL RESORTS INC	Common stock	—	5,381
VALERO ENERGY CORP	Common stock	—	154,462
VALUECLICK INC	Common stock	—	9,855
VAN KAMPEN AMERN CAP SR INCOME TR	Common stock	—	44,816
VARIAN SEMICONDUCTOR EQUIP ASSOC INC	Common stock	—	1,702
VASCO DATA SECURITY INTL	Common stock	—	949
VASO ACTIVE PHARMACEUTICALS INC CL A	Common stock	—	240
VCG HLDG CORP	Common stock	—	13,560
VEOLIA ENVIRONNEMENT SPON ADR	Common stock	—	51,859
VERASUN ENERGY CORP COM	Common stock	—	15,280
VERICHIP CORP	Common stock	—	1,125
VERIFONE HLDGS INC COM	Common stock	—	2,325
VERISIGN INC	Common stock	—	376
VERIZON COMMUNICATIONS	Common stock	735,742	906,091
VERIZON COMMUNICATIONS	Common stock	—	54,973
VERMILLION INC	Common stock	—	81,112
VERSANT CORP COM NEW	Common stock	—	5,818
VERTEX PHARMACEUTCLS INC	Common stock	—	2,788
VERTICALNET INC COM NEW 2007	Common stock	—	134
VIA NET WORKS INC	Common stock	—	980
VIA PHARMACEUTICALS INC	Common stock	—	34
VIRAGEN INC COM NEW	Common stock	—	1
VIREXX MED CORP	Common stock	—	495
VIROPHARMA INC	Common stock	—	794
VIVO PARTICIPACOES S A SPONSORED ADR REPSTG PFD	Common stock	—	651
VMWARE INC CL A COM	Common stock	—	66,207
VODAFONE GROUP PLC	Common stock	2,007,940	2,480,432
VODAFONE GROUP PLC NEW SPONSORED ADR NEW	Common stock	—	2,986
VULCAN MATERIALS CO	Common stock	—	7,801
WACHOVIA CORP2ND NEW	Common stock	—	88,093
WAL MART STORES INC	Common stock	—	16,238
WALGREEN COMPANY	Common stock	—	1,183,078
WASHINGTON MUTUAL INC	Common stock	—	32,142
WASHINGTON POST CO	Common stock	896,776	937,135
WASTE MANAGEMENT INC of DELWARE	Common stock	—	2,384
WASTE MGMT INC DEL	Common stock	724,487	738,848
WATTS WATER TECHNOLOGIES CL A	Common stock	—	2,990
WELLCARE HEALTH PLANS INC FORMERLY WELLCARE GROUP INC	Common stock	—	6,362
WELLPOINT INC	Common stock	2,838,865	3,647,547
WELLS FARGO & CO NEW	Common stock	—	4,529
WESCO INTERNATIONAL INC	Common stock	—	1,189
WESTELL TECHNOLOGIES INC CL A	Common stock	—	1,440
WESTERN DIGITAL CORP	Common stock	446,185	620,561
WESTERN DIGITAL CORP	Common stock	—	45,315
WESTERN UNION CO COM	Common stock	—	9,724
WESTWOOD ONE INC	Common stock	—	295
WHITE MOUNTAINS INSURANCE GRP LTD SHS	Common stock	—	2,570
WHOLE FOODS MKT INC	Common stock	—	5,508
WIMM BILL DANN FOODS OJSC SPONS ADR	Common stock	—	3,276
WISDOMTREE TR DEFA HIGH YIELDING EQUITY FD	Common stock	—	9,938
WISDOMTREE TR INTL DIVID TOP 100 FD	Common stock	—	14,368
WMS INDS INC	Common stock	—	9,160
WOORI FIN HLDGS CO LTD AMERN DEP RCPTS	Common stock	—	44,842
WRIGLEY WM JR CO	Common stock	2,206,284	2,179,911
WRIGLEY WM JR CO	Common stock	—	19,339
WUXI PHARMATECH CAYMAN INC SPONSORED ADR REPSTG ORD SHS	Common stock	—	2,924
WYNDHAM WORLDWIDE CORP COM	Common stock	—	3,328
XILINX INC	Common stock	—	29,634
XL CAPITAL LTD	Common stock	1,052,386	725,400
XM SATELLITE RADIO HOLDINGS INC CL A	Common stock	—	12,240

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

XOMA LTD	Common stock	—	4,254
XTO ENERGY INC N/C FROM 227573102	Common stock	—	20,339
YAHOO INC	Common stock	—	24,702
YAMANA GOLD INC	Common stock	—	26,945
YM BIOSCIENCES INC	Common stock	—	4,303
YORK WATER CO COM	Common stock	—	29,755
YUM BRANDS INC	Common stock	1,034,428	1,054,467
YUM! BRANDS INC	Common stock	—	50,478
Z TRIM HLDGS COM	Common stock	—	1,260
ZAP COM NEW	Common stock	—	3,316
ZIMMER HOLDINGS INC	Common stock	—	66
ZOLTEK COS INC	Common stock	—	15,005
ZUMIEZ INC	Common stock	—	22,655

Common Stock			$490,726,541

U.S Government and Government Agency Issues:

FED HM LN PC POOL A37176	5.00001SEP35	2,065,231	2,042,689
FED HM LN PC POOL A46049	5.00001JUL35	919,131	936,828
FED HM LN PC POOL C48827	6.00001MAR31	31,504	32,143
FED HM LN PC POOL G01843	6.00001JUN35	1,079,528	1,071,876
FED HM LN PC POOL G12334	5.00001SEP21	2,058,698	2,096,089
FEDERAL HOME LN MTG	5.00015JAN30	317,596	326,091
FEDERAL HOME LN MTG CORP	5.00015DEC23	93,267	94,687
FEDERAL HOME LN MTG CORP	5.00015MAR19	610,185	625,149
FEDERAL HOME LN MTG CORP	5.00015SEP18	163,946	167,037
FNMA POOL 256398	6.00001SEP21	476,237	483,428
FNMA POOL 323887	6.00001DEC13	124,728	124,413
FNMA POOL 581043	6.00001MAY16	56,025	56,305
FNMA POOL 615005	6.00001DEC16	83,721	84,126
FNMA POOL 694448	5.50001APR33	827,364	819,653
FNMA POOL 725690	6.00001AUG34	553,153	548,759
FNMA POOL 735897	5.50001OCT35	1,389,621	1,403,799
FNMA POOL 745515	5.00001MAY36	729,394	744,149
FNMA POOL 748115	6.00001OCT33	177,994	176,327
FNMA POOL 815316	5.50001MAY35	814,606	806,174
FNMA POOL 821890	5.00001JUN35	495,964	505,399
FNMA POOL 822979	5.50001APR35	818,995	810,391
FNMA POOL 885504	6.00001JUN21	338,034	344,632
FNMA POOL 898832	5.50001NOV36	658,124	670,669
FNMA POOL 902793	6.50001NOV36	988,765	996,561
FNMA POOL 928075	6.00001FEB37	769,236	777,572
UNITED STATES TREAS NTS	4.62515FEB17	4,970	5,157
UNITED STATES TREAS NTS	4.87530JUN09	1,671,334	1,715,113
UNITED STATES TREAS NTS	4.62531JUL12	415,789	429,904
UNITED STATES TREAS NTS	4.00031AUG09	2,535,295	2,572,764

U.S Government and Government Agency Issues			$21,467,884

Corporate and Other Obligations:

AES CORP	8.00015OCT17	295,975	302,635
AES CORP	7.75015OCT15	147,988	150,208
AGILENT TECHNOLOGIES INC	6.50001NOV17	628,889	641,409
ALBERTSONS INC	6.62501JUN28	20,076	21,699
ALBERTSONS INC	7.75015JUN26	45,128	48,792
ALLTEL CORP	7.87501JUL32	413,925	362,274
ALTERNATIVE LN TR	6.50025JUN36	727,250	729,163
AMERICAN GEN FIN CORP	6.90015DEC17	1,185,292	1,194,962
AMERICAN STORES CO NEW	8.00001JUN26	18,684	19,782
ANADARKO PETE CORP	6.45015SEP36	79,646	80,374
BANK AMER CORP	5.37511SEP12	863,883	879,403
BEAR STEARNS COML MTG SECS TR	5.33111FEB44	892,804	880,263
BEAR STEARNS COS INC	5.30030OCT15	549,918	519,721
BEAR STEARNS COS INC MED TERM	6.95010AUG12	1,723,531	1,739,707
BELL CANADA	6.10016MAR35	137,879	141,949
BELL CANADA	5.00015FEB17	113,702	116,171
BELL CDA	7.30023FEB32	76,744	78,005
BELL CDA MEDIUM TERM NTS CDS	6.55001MAY29	65,431	68,002

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	CD	5.32211DEC49	545,298	541,986
	CD MTG TR	5.61715OCT48	986,540	1,000,757
	CHESAPEAKE ENERGY CORP	6.50015AUG17	13,909	14,281
	CIT GROUP INC NEW	5.60027APR11	91,381	90,246
	CIT GROUP INC NEW	5.85015SEP16	78,572	69,683
	CIT GROUP INC REOGANIZED	5.65013FEB17	77,179	69,285
	CIT GROUP INC REOGANIZED	7.62530NOV12	1,269,516	1,300,011
*	CITIGROUP	5.20511DEC49	337,113	335,633
*	CITIGROUP INC	5.00015SEP14	770,528	761,450
	CITIZENS COMMUNICATIONS CO	7.87515JAN27	286,110	272,519
	COLORADO INTST GAS CO	5.95015MAR15	19,220	20,497
	COLORADO INTST GAS CO	6.80015NOV15	15,228	15,405
	COLUMBIA HEALTHCARE CORP	7.50015DEC23	19,047	20,197
	COLUMBIA/HCA HEALTHCARE	7.58015SEP25	7,542	8,031
	COLUMBIA/HCA HEALTHCARE	7.69015JUN25	34,251	36,756
	COMCAST CORP NEW	6.45015MAR37	281,327	296,334
	COMCAST CORP NEW	6.95015AUG37	1,437,389	1,554,598
	COMMERCIAL MTG TR	5.38110MAR39	1,626,084	1,628,613
	CORNING INC	6.85001MAR29	15,309	15,634
	CORNING INC	7.25015AUG36	59,192	64,433
	COVIDIEN INTL FIN S A	6.00015OCT17	453,498	464,348
	CSC HLDGS INC	7.87515FEB18	151,567	142,981
	CSC HLDGS INC	7.62501APR11	85,013	83,650
	D R HORTON INC	5.25015FEB15	12,634	11,755
	DELHAIZE GROUP SA	6.50015JUN17	393,760	403,721
	DELTA AIR LINES INC	6.82110AUG22	473,561	454,618
	DUKE ENERGY CO	6.25015JAN12	31,341	31,209
	DYNEGY HOLDINGS INC	7.75001JUN19	37,577	36,405
	EMBARQ CORP	7.99501JUN36	809,847	821,362
	ENEL FIN INTL S A	6.25015SEP17	1,314,601	1,332,782
	ENRON CAP RES L P PFD SER A	9%	—	12
	EQUIFAX INC	7.00001JUL37	191,926	182,543
	ERAC USA FIN CO	6.37515OCT17	684,476	662,441
	FORD MTR CO DEL	6.50001AUG18	3,909	3,632
	FORD MTR CO DEL	6.62501OCT28	14,743	13,122
	FORD MTR CO DEL	7.45016JUL31	879,879	831,432
	FORD MTR CO DEL	7.25025OCT11	303,202	277,725
	FORD MTR CO DEL	7.00001OCT13	302,185	280,222
	FORD MTR CO DEL	8.00015DEC16	132,102	113,132
	GEN ELEC CAP CORP (CONFED)	2.96018MAY12	194,360	204,856
	GEN ELEC CP CORP	3.48508MAR12	1,682,818	1,783,997
	GENERAL MOTORS CORP SR NT	7.37515MAY48	—	16,000
	GENERAL MTRS ACCEP CORP	6.87515SEP11	79,050	75,962
	GENERAL MTRS ACCEP CORP	8.00001NOV31	21,821	20,691
	GENERAL MTRS ACCEP CORP	6.87528AUG12	103,974	95,900
	GENERAL MTRS ACCEP CORP	6.75001DEC14	232,733	211,664
	GEORGIA PAC CORP	7.37501DEC25	107,557	104,183
	GEORGIA PAC CORP	7.25001JUN28	165,368	160,616
	GEORGIA PAC CORP	7.75015NOV29	518,315	505,526
	GEORGIA PAC CORP	8.87515MAY31	5,315	4,760
	GEORGIA PAC CORP	8.00015JAN24	9,971	9,175
	GMAC LLC	6.00015DEC11	473,776	438,537
	GMAC LLC	6.62515MAY12	134,311	123,025
	GOLDMAN SACHS GROUP INC	4.75015JUL13	410,047	415,532
	GOLDMAN SACHS GROUP INC	5.12515JAN15	270,662	271,368
	GOLDMAN SACHS GROUP INC	5.62515JAN17	340,712	346,851
	GOLDMAN SACHS GROUP INC	6.75001OCT37	272,073	280,324
	GOLDMAN SACHS GROUP INC	5.15015JAN14	99,936	102,541
	GREENWICH CAPITAL COMM FND	5.44410MAR39	1,287,784	1,286,507
	HARRAHS OPER INC	5.7500OCT17	113,860	80,209
	HCA INC FORMERLY HCA	6.50015FEB16	342,887	333,466
	HOME DEPOT INC	5.78516DEC36	278,753	270,588
	HOSPIRA INC	6.05030MAR17	167,454	168,525
	ICICI BANK LIMITED	1.00030APR22	339,685	308,110
	INCYTE CORP	3.50015FEB11	223,797	261,716
	INDYMAC INDX MTG LN 2006 AR25	1.00025SEP36	130,401	128,999
	INTERNATIONAL BUSINESS MACHS	4.25015SEP09	486,233	496,434
	INTERNATIONAL LEASE FIN CORP	3.50001APR09	14,146	14,546
	INTERNATIONAL LEASE FIN CORP	4.87501SEP10	190,485	191,686
	INTL LEASE FIN CORP MTN	5.75015JUN11	133,017	134,859

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

INTL LEASE FIN CORP MTN	5.45024MAR11	57,111	57,665
ISTAR FINL INC	5.15001MAR12	153,828	149,209
ISTAR FINL INC	5.37515APR10	17,808	18,267
ISTAR FINL INC	5.80015MAR11	8,781	8,838
ISTAR FINL INC	5.87515MAR16	27,156	24,161
ISTAR FINL INC	5.65015SEP11	113,437	110,204
ISTAR FINL INC	5.95015OCT13	46,636	47,284
ISTAR FINL INC	5.85015MAR17	67,790	60,819
ISTAR FINL INV	5.12501APR11	8,879	8,795
J P MORGAN CHASE + CO	3.62501MAY08	207,405	201,114
JC PENNEY CORPORATION INC	6.37515OCT36	243,786	229,223
JP MORGAN CHASE	0.01001NOV12	316,903	310,599
JP MORGAN CHASE + CI	0.01001NOV12	333,659	339,561
JP MORGAN CHASE COML MTG SECS	1.00015APR45	697,429	728,818
JP MORGAN CHASE COML MTG SECS	5.42015JAN49	1,378,150	1,372,624
KRAFT FOOD INC	6.50011AUG17	323,665	336,820
KROGER CO	6.40015AUG17	175,082	180,579
KULICKE + SOFFA INDS INC	0.50030NOV08	103,453	111,731
LB UBS COML MTG TR	4.64715JUL30	490,794	480,069
LB UBS COML MTG TR	1.00015MAR39	381,710	389,013
LB UBS COML MTG TR	1.00015JUN38	89,231	92,662
LEHMAN BROS HLDGS INC	6.50019JUL17	489,227	499,141
LEHMAN BROS HLDGS INC	6.75028DEC17	251,393	259,302
LEHMAN BROS HLDGS INC	5.50004APR16	420,267	401,203
LEHMAN BROS HLDGS INC	4.80013MAR14	156,320	156,096
LEHMAN BROS HLDGS INC	6.00019JUL12	186,602	190,869
LEHMAN BROS HLDGS INC	6.20026SEP14	675,243	688,291
LENNAR CORP	5.50001SEP14	59,944	52,325
MANDALAY RESORT GROUP	6.37515DEC11	256,555	261,716
MERRILL LYNCH + CO INC	6.05015AUG12	181,405	180,994
MERRILL LYNCH + CO INC	6.40028AUG17	358,931	355,827
MERRILL LYNCH + CO INC	6.05016MAY16	718,467	693,113
MERRILL LYNCH MTG INVS INC	1.00025FEB35	345,699	352,657
MEXICO(UTD MEX ST)	8.00017DEC15	314,776	313,246
ML CFC COML MTG TR	1.00012MAR51	292,639	293,621
ML CFC COML MTG TR	1.00012JUN46	208,317	216,237
ML CFC COML MTG TR	1.00012FEB39	565,440	567,303
MORGAN STANLEY	5.37515OCT15	315,960	311,711
MORGAN STANLEY	4.75001APR14	291,059	286,529
MORGAN STANLEY CAP I INC	1.00025JUL35	223,026	227,598
MORGAN STANLEY CAP I INC	4.89012JUN47	724,128	699,295
MORGAN STANLEY GROUP INC	5.55027APR17	527,765	529,147
MORGAN STANLEY GROUP INC	5.75031AUG12	174,073	176,237
NEKTAR THERAPEUTICS	3.25028SEP12	167,126	142,438
NEWMONT MNG CORP	5.87501APR35	100,286	99,746
NEWS AMER INC	6.15001MAR37	789,149	791,015
OWENS CORNING NEW	7.00001DEC36	96,708	90,079
PENNY J C INC MEDIUM TERM	6.87515OCT15	103,265	101,393
PETROBRAS INTL FIN CO	5.87501MAR18	359,970	363,029
PETROPLUS FIN LTD	6.75001MAY14	73,994	68,907
PETROPLUS FIN LTD	7.00001MAY17	73,994	67,704
QWEST CORP	6.50001JUN17	1,226,902	1,186,486
RAILI TR	5.75025SEP21	753,310	737,655
RALI SER 2006 QS6 TR	6.00025JUN21	387,166	383,751
RESIDENTIAL CAP CORP	8.37530JUN15	7,584	5,969
RESIDENTIAL CAP CORP	1.00017APR13	1,283,096	825,179
REYNOLDS AMERN INC	7.25015JUN37	627,683	664,563
SLM COPR	5.37515MAY14	38,926	39,472
SLM CORP	5.37515JAN13	13,356	13,238
SLM CORP	5.00001OCT13	141,872	138,360
SLM CORP MEDIUM TERM NTS	5.62501AUG33	391,007	369,845
SLM CORP MTN	5.05014NOV14	138,655	136,440
SLM CORP MTN	5.00015APR15	215,369	218,759
SLM CORP MTN	5.00015JUN18	103,864	102,563
SOUTHERN NAT GAS CO	7.35015FEB31	222,930	242,086
SPRINT CAP CORP	6.87515NOV28	1,954,440	1,857,244
STANDARD CHARTERED BK	6.40026SEP17	216,573	225,677
TALISMAN ENERGY INC	5.85001FEB37	30,721	32,286
TALISMAN ENERGY INC	6.25001FEB38	87,461	91,341
TELECOM ITALIA CAP	6.37515NOV33	147,998	153,156

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	TELECOM ITALIA CAP	6.00030SEP34	53,752	57,562
	TELECOM ITALIA CAP	7.20018JUL36	449,418	473,181
	TELEFONICA EMISSIONS S A U	7.04520JUN36	838,019	904,288
	TELUS CORP	4.95015MAR17	247,046	273,783
	TENNESSEE GAS PIPELINE CO	7.00015OCT28	53,939	54,777
	TIME WARNER CABLE INC	6.55001MAY37	485,069	498,466
	TIME WARNER INC	6.62515MAY29	511,792	475,945
	UNITED STS STL CORP NEW	6.65001JUN37	402,841	369,632
	USG CORP	7.75015JAN18	398,576	397,371
	VALE OVERSEAS LTD	6.87521NOV36	166,342	169,667
	VALERO ENERGY CORP	6.62515JUN37	772,272	779,947
	VODAFONE GROUP	6.15027FEB37	1,223,774	1,227,706
	WACHOVIA BK NATL ASSN MEDIUM	6.60015JAN38	1,363,578	1,373,278
	WAMU MTG PASS THROUGH CTFS	1.00025AUG35	253,904	257,325
	WASHINGTON MUT INC	7.25001NOV17	340,708	304,122
	WASHINGTON MUT MTG SECS CORP	1.00025MAR35	167,510	170,744
	WELLS FARGO MTG BACKED SECS	1.00025SEP36	896,597	900,499
	WELLS FARGO MTG BKD SECS	1.00025OCT35	803,846	803,352
	WESTERN UN CO	5.93001OCT16	345,173	344,569
	XEROX CORP	6.40015MAR16	455,299	482,567

	Corporate and Other Obligations			$63,542,158

	Synthetic Guaranteed Investment Contracts:

	Cash and Cash Equivalents

	ALLIANCE BERNSTEIN PRIME STIF	Short-Term Investment Fund	46,079	46,078
*	STATE STREET BANK & TRUST CO.	Short-Term Investment Fund	2,301,591	2,301,590
*	STATE STREET BANK & TRUST CO.	Short-Term Investment Fund	1,776,604	1,776,603
*	STATE STREET BANK & TRUST CO.	Short-Term Investment Fund	2,560,047	2,560,046
*	STATE STREET BANK + TRUST CO	Short-Term Investment Fund	7,242,339	7,242,339
*	STATE STREET BANK + TRUST CO.	Short-Term Investment Fund	3,064,269	3,064,269

				16,990,925

	U.S. Government and Government Agency Issues

	CREDIT SUISSE FIRST BOSTON MTG	1.000025JAN36	127,583	126,089
	FED HM LN POOL 1N1385	1.00001DEC36	412,559	414,571
	FED HM LN PC POOL	1.0 01SEP35	594,018	597,975
	FED HM LN PC POOL	5.5 01SEP19	528,248	517,815
	FED HM LN PC POOL A34902	5.5 01MAY35	2,149,811	2,161,149
	FED HM LN PC POOL E01343	5.0 01APR18	899,359	873,051
	FED HM LN PC POOL E01377	4.5 01MAY18	1,712,966	1,635,308
	FED HM LN PC POOL E96852	4.50 01JUN13	489,815	500,281
	FED HM LN PC POOL G01843	6.0 01JUN35	2,640,140	2,621,426
	FED HM LN PC POOL G11441	4.0 01AUD13	302,752	312,390
	FED HM LN PC POOL G12021	4.50 01MAY14	717,482	738,229
	FED HM LN PC POOL G12022	4.50 01NOV13	191,801	196,889
	FED HM LN PC POOL G12024	4.50 01AUG18	1,048,879	1,087,057
	FED HM LN PC POOL G12743	5.5 01AUG22	1,243,140	1,255,455
	FED HM LN PC POOL M80770	5.0 01SEP09	1,142,953	1,149,329
	FED HM LN PC POOL M80790	4.0 01OCT09	351,137	352,716
	FED HM LN PC POOL M80817	4.0 01MAY10	803,917	813,559
	FED HM LN PC POOL M80843	3.50001SEP10	79,858	81,236
	FED HM LN PC POOL M80845	4.50 01SEP10	378,543	388,210
	FED HM LN PC POOL M90952	4.00001OCT09	118,145	115,221
	FED HM LN PC POOL M90954	4.00001APR09	305,392	299,667
	FED HM LN PC POOL M90966	4.00001APR10	322,320	318,173
	FED HM LN POOL 1N0346	1.00001DEC36	560,898	563,463
	FED HM LN POOL 1N1417	1.00001FEB37	572,587	577,652
	FED HM LN POOL A46675	4.50001AUG35	588,288	587,041
	FED HM LN POOL A47055	4.50001SEP35	723,390	723,526
	FED HM LN POOL G01953	4.50001OCT35	838,580	836,802
	FED HM LN POOL G02682	7.00001FEB37	1,368,629	1,386,153
	FED HM LN POOL G3205	5.50001JUL35	470,143	479,679
	FEDERAL HOME LN MTG	6.5 15AUG08	27,473	26,770
	FEDERAL HOME LN MTG	5.0 15JUL25	1,150,717	1,169,728

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

FEDERAL HOME LN MTG	5.0 15SEP27	2,064,425	2,112,471
FEDERAL HOME LN MTG	5.0 15DEC27	2,109,322	2,161,045
FEDERAL HOME LN MTG	1.0 15DEC27	2,286,237	2,273,898
FEDERAL HOME LN MTG	6.0 15NOV22	70,584	76,618
FEDERAL HOME LN MTG	6.0 15FEB11	337,206	362,912
FEDERAL HOME LN MTG CORP	5.12517NOV17	4,886,817	4,975,687
FEDERAL HOME LOAD BANK	5.00017NOV17	973,535	988,839
FEDERAL NATL MTG ASSN	5.50 25SEP11	439,488	440,734
FEDERAL NATL MTG ASSN	1.0 25MAY30	3,617,247	3,624,147
FEDERAL NATL MTG ASSN	4.76825APR12	436,113	431,425
FEDERAL NATL MTG ASSN	5.13925DEC11	482,235	470,237
FEDERAL NATL MTG ASSN REMIC	5.70325MAY11	597,633	565,699
FEDERAL NATL MTG ASSN REMIC	6.08825MAY11	1,100,493	976,655
FHLMC TBA JAN 30	5.5 01DEC99	984,432	981,052
FINANCING CORP CPN FICO	0.01 07SEP09	2,091,192	2,462,859
FNMA POOL 125420	5.5 01MAY11	16,462	17,376
FNMA POOL 254088	5.5 01DEC16	142,788	147,482
FNMA POOL 254140	5.5 01JAN17	423,382	434,813
FNMA POOL 254503	5.00001OCT09	1,067,744	1,075,239
FNMA POOL 254548	5.50 01DEC32	1,501,229	1,514,313
FNMA POOL 254693	5.50001APR33	1,038,497	1,030,651
FNMA POOL 254722	5.5 01MAY18	929,417	906,543
FNMA POOL 254753	4.00001MAY10	360,615	354,576
FNMA POOL 254836	4.0 01JULY 10	730,582	743,475
FNMA POOL 255364	6.00001SEP34	923,317	940,940
FNMA POOL 255765	5.0 01JUL20	305,663	312,756
FNMA POOL 255770	5.5 01JUL35	723,947	717,452
FNMA POOL 256101	5.5 01FEB36	3,350,800	3,381,648
FNMA POOL 256269	5.5 01JUN36	2,868,825	2,924,793
FNMA POOL 323348	8.50001JUN12	15,422	15,646
FNMA POOL 323586	5.50 01FEB14	523,977	538,305
FNMA POOL 343347	5.5 01APR11	166,756	172,261
FNMA POOL 357586	4.50 01MAY11	406,221	414,769
FNMA POOL 386255	3.53001JUL10	497,029	510,312
FNMA POOL 386284	3.64001JUN10	476,620	484,519
FNMA POOL 456654	5.5 01FEB14	91,230	88,924
FNMA POOL 545696	6.0 01JUN22	765,015	750,311
FNMA POOL 545904	5.5 01SEP17	787,105	771,055
FNMA POOL 555541	1.0 01APR33	267,964	269,659
FNMA POOL 623505	6.0 01DEC11	426,821	417,248
FNMA POOL 722999	5.0 01JUL18	1,965,418	1,945,527
FNMA POOL 725027	5.00001NOV33	457,790	468,434
FNMA POOL 725423	5.50001MAY34	872,479	865,017
FNMA POOL 725424	5.50001APR34	457,300	453,880
FNMA POOL 725690	6.0 01AUG34	331,311	328,679
FNMA POOL 725946	5.50 01NOV34	5,174,777	5,179,919
FNMA POOL 725946	5.50001NOV34	1,175,369	1,186,819
FNMA POOL 735224	5.50001FEB35	2,234,809	2,218,183
FNMA POOL 735227	5.0 1FEB35	331,440	328,685
FNMA POOL 735654	1.0 01OCT44	238,473	246,152
FNMA POOL 743132	5.0 01OCT18	1,893,309	1,874,609
FNMA POOL 745054	1.00001SEP35	309,846	320,805
FNMA POOL 745275	5.00001FEB36	3,112,362	3,147,444
FNMA POOL 745336	5.0 01MAR36	10,193,219	10,338,235
FNMA POOL 745569	4.0 01NOV13	535,220	556,162
FNMA POOL 759866	5.5 01FEB34	469,654	466,106
FNMA POOL 786225	5.0 01JUL19	316,161	317,041
FNMA POOL 791404	5.0 01OCT19	264,021	260,961
FNMA POOL 808277	5.5 01AUG35	421,002	417,435
FNMA POOL 815039	5.5 01MAY35	397,187	393,822
FNMA POOL 821398	5.5 01MAY35	587,829	582,692
FNMA POOL 822298	1.000 01MAY36	150,473	152,639
FNMA POOL 823293	5.5 01JUL35	448,588	444,788
FNMA POOL 825308	5.5 01MAY35	432,369	428,773
FNMA POOL 825803	5.5 01SEP35	653,284	647,423
FNMA POOL 826522	5.5 01JUL35	455,378	451,591
FNMA POOL 830735	5.5 01JUL35	364,669	361,397
FNMA POOL 830763	5.5 01AUG35	386,240	382,834
FNMA POOL 830784	5.5 01AUG35	764,333	757,594

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

FNMA POOL 831540	6.0 01JUN36	2,248,368	2,282,048
FNMA POOL 831800	6.50001SEP36	9,075,603	9,123,404
FNMA POOL 833350	5.5 01AUG35	807,008	799,768
FNMA POOL 835164	5.5 01AUG35	771,704	764,900
FNMA POOL 835268	5.5 01AUG35	474,005	469,989
FNMA POOL 835687	5.5 01NOV34	309,938	307,362
FNMA POOL 837220	4.5 01AUG20	6,092,245	6,178,790
FNMA POOL 837589	5.5 01SEP34	418,275	414,799
FNMA POOL 841068	1.0 01NOV34	1,008,981	1,016,878
FNMA POOL 848647	5.5 01JAN36	1,928,184	1,951,092
FNMA POOL 871117	5.5 01DEC36	3,167,367	3,183,343
FNMA POOL 872502	1.00001JUN36	386,467	391,167
FNMA POOL 880626	5.5 01MAR36	1,466,385	1,475,870
FNMA POOL 881670	1.00001MAR36	550,768	561,857
FNMA POOL 884865	6.5 01APR36	1,899	1,908
FNMA POOL 888789	5.00001JUL36	505,342	518,518
FNMA POOL 902397	1.00001NOV36	444,297	449,148
FNMA POOL 902715	6.5 01SEP36	5,712	5,741
FNMA POOL 906576	1.000 01JAN37	602,392	608,754
FNMA POOL 910333	5.5 01MAR37	290,508	294,600
FNMA POOL 920602	5.5 01APR36	5,942,655	6,065,118
FNMA POOL 920602	6.5 01NOV37	4,063,895	4,095,512
FNMA POOL 928373	4.500 01MAR36	731,304	767,603
FNMA POOL 940525	6.0 01JUL37	3,650,668	3,769,608
FNMA POOL 944499	5.5 01JUL37	2,482,533	2,566,973
FNMA POOL 947624	6.0 01OCT37	1,592,951	1,609,937
FNMA POOL 950813	6.0 01OCT37	1,370,946	1,385,565
FNMA POOL255276	4.0 01JUN11	323,729	333,399
FNMA POOL45571	4.0 01JAN19	1,928,077	1,994,665
FNMA TBA JAN 30	5.0 01DEC99	1,898,197	1,918,476
FNMA TBA JAN 30	5.0 01DEC99	(7,747,643)	(7,673,903)
FNMA TBA JAN 30	5.5 01DEC99	(3,901,167)	(3,927,898)
FNMA TBA JAN 30	6.0 01DEC99	992,363	998,258
FREDDIE MAC	1.0 15DEC29	78,707	78,823
GOV NATL MTG ASSN	3.02216JAN19	191,804	191,511
GOVERNMENT NATIONAL MTGE	3.94716NOV30	1,196,561	1,210,355
GOVERNMENT NATL MTG ASSN	2.91416JUN18	148,895	148,332
GOVERNMENT NATL MTG ASSN	3.60716AUG18	97,951	96,926
GOVERNMENT NATL MTG ASSN	4.05416JUN27	344,884	351,213
GOVERNMENT NATL MTG ASSN	4.04416MAY21	176,514	174,634
GOVERNMENT NATL MTG ASSN	4.38516AUG30	335,814	337,324
GOVERNMENT NATL MTG ASSN	4.01616JUL27	227,410	229,165
GOVERNMENT NATL MTG ASSN	4.04516JUL20	474,924	472,469
GOVERNMENT NATL MTG ASSN	4.01516NOV10	382,931	380,642
GOVERNMENT NATL MTG ASSN	4.44916MAR25	604,048	613,341
GOVERNMENT NATL MTG ASSN	3.13716NOV29	245,057	248,157
GOVERNMENT NATL MTG ASSN	4.14516FEB18	554,639	549,499
GOVERNMENT NATL MTG ASSN	4.24116JUL29	369,112	373,560
GOVERNMENT NATL MTG ASSN	2.71216FEB20	407,536	404,359
GOVERNMENT NATL MTG ASSN	3.20616APR18	175,563	174,039
GOVERNMENT NATL MTG ASSN	3.11016JAN19	295,548	289,279
GOVERNMENT NATL MTG ASSN	2.94616MAR19	836,021	850,834
GOVERNMENT NATL MTG ASSN	2.82216DEC19	400,703	402,741
GOVERNMENT NATL MTG ASSN	3.08416APR22	291,925	290,232
GOVERNMENT NATL MTG ASSN	4.24816JUL29	530,775	539,152
GOVERNMENT NATL MTG ASSN GTD	4.27216NOV26	705,437	716,166
GOVERNMENT NATL MTG ASSN GTD	3.76016SEP28	423,609	431,807
GOVERNMENT NATL MTG ASSN GTD	4.21216JAN28	519,441	525,479
GOVERNMENT NATL MTG ASSN GTD	4.04516OCT23	105,662	106,719
GOVERNMENT NATL MTG ASSN GTD	4.20116AUG26	1,061,744	1,082,416
GOVERNMENT NATL MTG ASSN GTD	3.77216JUN25	981,388	1,005,875
GOVERNMENT NATL MTG ASSN GTD	4.08716AUG30	300,249	305,146
GOVERNMENT NATL MTG ASSN GTD	3.88816JUL26	602,333	611,992
GVNMT NATL MTG ASSN REMIC MTG	3.37716JAN23	70,255	68,953
SMALL BUSINESS ADMIN	7.19 01DEC19	522,102	551,020
UNITED STATES TREAS BDS	8.75 15AUG20	1,552,245	1,609,900
UNITED STATES TREAS BDS	8.75015MAY17	1,090,574	1,116,911
UNITED STATES TREAS BDS	6.25015MAY30	1,158,113	1,227,007
UNITED STATES TREAS BDS	5.00015MAY37	6,006,880	6,055,697

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	UNITED STATES TREAS BILLS	.01 15MAY08	—	485,637
	UNITED STATES TREAS BILLS	8.875 15AUG17	662,097	676,413
	UNITED STATES TREAS BILLS	8.125 15MAY21	1,189,464	1,215,746
	UNITED STATES TREAS BILLS	2.375 15JAN27	208,114	215,432
	UNITED STATES TREAS BILLS	4.75 15FEB37	6,287,473	6,482,595
	UNITED STATES TREAS BILLS	3.875 15JAN09	256,761	257,900
	UNITED STATES TREAS BILLS	4.25 15JAN10	897,001	911,926
	UNITED STATES TREAS BILLS	4.25 15AUG14	1,121,116	1,118,278
	UNITED STATES TREAS BILLS	2.375 15APR11	842,475	862,969
	UNITED STATES TREAS BILLS	5.125 15MAY16	942,466	957,748
	UNITED STATES TREAS BILLS	5.125 30JUN11	1,033,576	1,044,577
	UNITED STATES TREAS BILLS	4.625 15FEB17	(941,128)	(1,027,909)
	UNITED STATES TREAS BILLS	4.50 15MAY 17	(899,448)	(917,167)
	UNITED STATES TREAS BILLS	4.75 15AUG17	(606,499)	(623,059)
	UNITED STATES TREAS BILLS	4.125 31AUG12	(877,364)	(911,084)
	UNITED STATES TREAS BILLS	4.25 15NOV17	(1,376,667)	(1,400,466)
	UNITED STATES TREAS NTS	4.0 15NOV12	627,416	631,065
	UNITED STATES TREAS NTS	4.625 15FEB17	2,724,607	2,837,028
	UNITED STATES TREAS NTS	4.75 15AUG17	4,142,136	4,309,493
	UNITED STATES TREAS NTS	4.87531MAY11	2,895,135	2,901,371
	UNITED STATES TREAS NTS	4.25015NOV17	5,836,051	5,826,939
	UNITED STATES TREAS NTS	4.62515NOV16	125,875	126,650
	UNITED STATES TREAS NTS	4.62531DEC11	3,003,808	3,008,267
	UNITED STATES TREAS NTS	4.87530APR12	444,844	453,622
	UNITED STATES TREAS NTS	4.62531JUL12	4,829,282	4,826,300
	UNITED STATES TREAS NTS	4.75015AUG17	139,176	140,188
	UNITED STATES TREAS NTS	4.12531AUG12	412,010	425,172
	UNITED STATES TREAS NTS	3.87531OCT12	6,813,249	6,836,935
	UNITED STATES TREAS NTS	4.25015NOV17	6,893,625	7,003,330
	UNITED STATES TREAS NTS	3.12530NOV09	1,655,197	1,658,510
	UNITED STATES TRES BD	0.01 15FEB15	4,167,845	4,364,384
	US TREASURY BDS	4.50015FEB36	881,207	864,672
	US TREASURY BDS	4.50015FEB36	3,070,752	3,322,316

				227,680,302

	Corporate and Other Obligations

	317504LP1 OTC USD	SEP08 4.75 CALL	75,249	327,263
	9CDXIG9KL0	0.45020DEC10	3,683	3,683
	ABBOTT LABORATORIES	5.15 30NOV12 NT	859,968	879,270
	ACCREDITED MTG LN TR	1.00025APR36	43,033	42,771
	ACE INA HLDG INC	5.70015FEB17	299,646	297,178
*	AEGON FDG CORP	5.75015DEC20	496,071	475,211
	AETNA INC	7.875 01MAR11	983,171	931,583
	AGILENT TECHNOLOGIES	6.5 01NOV17	494,532	504,377
	AIG	5.85 16JAN18 TRANCHE TR	743,117	752,128
	ALLSTATE LIFE GLOBAL	4.25 10SEP08 TRANCHE SR	520,543	504,998
	ALTERNATIVE LN TR 2007	1.00025APR47	186,522	122,912
	AMERADA HESS CORP	6.65015AUG11	609,516	627,814
	AMERADA HESS CORP	6.65015AUG11	300,048	290,559
	AMERICAN EXPRESS	6.15 28AUG17	524,657	539,834
	AMERICAN EXPRESS CENTURION	5.55 17OCT12 TRANCHE TR	711,931	725,340
	AMERICAN EXPRESS CO	4.75017JUN09	142,771	142,607
	AMERICAN EXPRESS CR CORP	1.00009NOV09	206,471	202,983
	AMERICAN GEN FIN	4.875 15MAY10	237,216	242,082
	AMERICAN INTL GROUP INC	5.37518OCT11	265,977	269,699
	AMERICAN INTL GROUP INC	5.05001OCT15	287,083	284,851
	AMERICREDIT AUTOMOBILE	3.43 06JUL11	448,681	444,760
	AMERICREDIT AUTOMOBILE	5.66 06JAN11	924,208	925,586
	AMERICREDIT PRIME AUTOMOBILE	5.35009SEP13	103,217	103,299
	AMERICREDIT PRIME AUTOMOBILE	5.43008JUL11	113,053	111,884
	AMERIPRISE FINL INC	5.65015NOV15	87,456	87,964
	AMGEN INC	4.00 18NOV09 SR NT	588,760	585,572
	AMVESCAP PLC	5.37515DEC14	149,899	142,849
	ANHEUSER BUSCH COS INC	5.50 15JAN18 NT	235,001	240,896
	AOL TIME WARNER INC	6.75015APR11	598,907	563,224
	ARDEN RLTY LTD PARTNERSHIP	5.20001SEP11	255,383	262,851
	ASTRAZENECA	5.40 15SEP12	848,847	879,258

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	AT + T CORP	7.30015NOV11	472,121	479,389
	AT + T INC	1.00015MAY08	196,641	196,458
	AT + T WIRELESS SVCS INC	8.75001MAR31	209,702	222,988
	AT&T INC	4.95 15JAN13 GLOBAL NT	712,224	716,622
	AT+T WIRELESS SVCS INC	7.87501MAR11	184,080	191,660
	AVALONBAY CMNTYS INC	6.62515SEP11	248,135	251,591
	AVALONBAY CMNTYS INC	5.50015JAN12	311,010	309,133
	BA CR CARD	5.59 17NOV14 2007 8 NT	602,191	607,779
	BA CR CARD TR	1.00015JUN14	1,160,180	1,069,450
	BALL CORP	6.87515DEC12	79,541	79,836
*	BANC AMER COML MTG	5.334 10SEP45	662,060	662,814
*	BANC AMER COML MTG INC	4.16110DEC42	553,364	546,426
*	BANC AMER COML MTG INC	5.78711MAY35	343,956	350,852
*	BANC AMER COML MTG INC	4.12810JUL42	424,902	419,364
*	BANC AMER COML MTG INC	4.24710JUL43	433,829	433,197
*	BANC AMER COML MTG TR	5.49210FEB51	632,709	632,709
*	BANK AMER CORP	5.49 15MAR19 SUB NT 144A	556,839	563,714
*	BANK AMER CORP	5.375 11SEP12 SR NT FD	367,791	375,595
*	BANK AMER CORP	5.75 01DEC17 SR NT	268,480	271,001
*	BANK AMER CORP	4.50001AUG10	643,052	644,314
*	BANK AMER FDG CORP	2005 PASS THRU CTF 1.0 25MAY35	417,340	414,997
	BANK NEW YORK INC	4.95 01NOV12 TRANCHE TR	832,680	835,714
	BANK ONE TEX	6.25 15FEB08 TRANCHE SB	571,708	566,068
	BARCLAYS BK PLC	5.45 12SEP12	883,237	906,202
*	BAXTER FINCO BV	4.75015OCT10	138,561	138,358
	BAYVIEW FINL SECS CO LLC	1.00028DEC35	457,168	451,189
	BAYVIEW FINL SECS CO LLC	5.20828APR39	442,428	443,106
	BEAR STEARNS	5.53312OCT41	202,654	203,717
	BEAR STEARNS ALT A TR	1.00025FEB36	507,070	490,763
	BEAR STEARNS ALT A TR	1.00025MAY36	231,137	224,451
	BEAR STEARNS ALT A TR	1.00025JAN47	306,641	301,129
	BEAR STEARNS ARM	2003 PASSTHRU 1.0 25AUG33	363,549	366,343
	BEAR STEARNS ARM	SER 2005 1.0 25OCT35	457,480	457,031
	BEAR STEARNS COML MTG SECS	4.24013AUG39	430,036	423,898
	BEAR STEARNS COML MTG SECS	1.00012OCT42	617,859	615,270
	BEAR STEARNS COML MTG SECS	1.00011SEP38	222,426	226,580
	BEAR STEARNS COML MTG SECS	5.51811SEP41	128,513	127,987
	BEAR STEARNS COML MTG SECS TR	1.00011SEP38	251,951	258,961
	BEAR STEARNS COMMERCIAL MTG	5.17101DEC38	573,367	566,299
	BEAR STEARNS COS	5.35 01FEB12	1,027,427	1,000,661
	BEAR STEARNS COS INC	3.25025MAR09	612,241	618,832
	BEAR STEARNS COS INC	5.50015AUG11	489,680	485,404
	BEAR STERNS COS INC	7.62507DEC09	319,192	318,373
	BEAR STERNS COS INC	5.55022JAN17	309,054	295,189
	BERKSHIRE HATHAWAY	4.125 15JAN10 GTD SR NT	551,052	557,516
	BERKSHIRE HATHAWAY FIN CORP	4.20015DEC10	270,454	271,780
	BMW VEH OWNER TR	4.28 25FEB10 2005 ASSET BKD	195,159	194,834
	BOEING CAP CORP	7.37527SEP10	460,903	432,759
	BOEING CO	5.125 15FEB13 NT	442,589	457,054
	BOSTON PPTYS LTD PARTNERSHIP	6.25015JAN13	307,022	296,257
	BOSTON PPTYS LTD PARTNERSHIP	5.00001JUN15	161,875	154,840
	BOSTON PPTYS LTD PATNERSHIP	5.62515APR15	127,686	123,609
	BRAZIL FEDERATIVE REP	8.25020JAN34	1,623,918	1,672,847
	BRITISH SKY BROADCASTING GROUP	6.87523FEB09	200,253	195,451
	BRITISH SKY BROADCASTING GROUP	8.20015JUL09	1,054,966	925,754
	BRITISH TELECOMMUNICATIONS	1.00 15DEC10 NT	680,352	674,323
	BRITISH TELECOMMUNICATIONS	1.00015DEC10	167,622	156,443
	BSKYB FIN U K PLC	5.62515OCT15	258,084	256,358
	BUNGE LTD FIN CORP	5.10015AUG15	125,820	129,440
	C BASS SER 2006 CB2 TR	1.00025DEC36	20,670	20,612
	C BASS TR	1.00025NOV35	155,054	154,072
	C10 CAPITAL SPV LIMITED	DEBS 2006 1.0 18DEC49	287,077	272,706
	CADBURY SCHWEPPES US FINANCE	5.12501OCT13	309,966	319,355
	CAPCO AMER SECURIZATION	6.26015OCT30	788,901	749,623
	CAPITAL AUTO MULTI ASSET EXECUT	4.40 15AUG11 2005 8 NT CL	462,021	462,024
	CAPITAL AUTO MULTI ASSET EXECUT	5.75 15JUL20 SER 2007	688,006	703,396
	CAPITAL AUTO REC	5.23 15FEB09 2006 ASSET BKD	167,133	167,112
	CAPITAL AUTO REC TR	5.39 15FEB14 NT CL	579,944	588,753
	CAPITAL AUTO RECEIVABLES	3.58 15JAN09	396,131	395,847

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	CAPITAL AUTO RECEIVABLES	3.75 15JUL09	93,382	93,008
	CAPITAL AUTO RECEIVABLES ASST	5.30 15MAY14 2007 4 ASSET BKD	294,960	298,446
	CAPITAL ONE PRIME AUTO RECEIV	4.32015AUG09	132,236	132,217
	CAPITAL ONE AUTO FIN TR	5.13016APR12	560,359	559,725
	CAPITAL ONE BK	5.125 15FEB14	658,414	640,967
	CAPITAL ONE BK	5.00015JUN09	297,473	297,118
	CAPITAL ONE FINL CORP	5.55001JUN15	54,129	53,506
	CAPITAL ONE FINL CORP	6.75015SEP17	61,492	61,296
	CAPITAL ONE FINL CORP	1.00010SEP09	566,811	534,344
	CAPMARK FINL GROUP INC	5.87510MAY12	574,927	455,287
	CAROLINA PWR & LT	6.5 15JUL12	1,139,970	1,088,306
	CAROLINA PWR + LT CO	6.50015JUL12	205,643	214,522
	CARRINGTON MTG LN TR	1.00025MAY36	63,014	62,653
	CASE NEW HOLLAND INC	7.12501MAR14	201,803	196,149
	CATERPILLAR FINL SVCS	4.85 07DEC12 TRANCHE TR	294,805	295,470
	CATERPILLAR FINL SVCS	4.85 07DEC12	599,436	600,790
	CATERPILLAR FINL SVCS CORP	4.50015JUN09	167,283	167,205
	CATERPILLAR FINL TR	5.57 25MAY10 SER 2006	520,820	523,066
	CENTAX HOME EQUITY LN TR	1.00025JUN36	22,349	22,264
	CHASE ISSUANCE TR	4.65 17DEC12 2005 10 NT	646,626	661,792
	CHASE ISSUANCE TR	4.96 17SEP12 2007 15 NT	786,486	799,326
	CHASEFLEX TRUST	1.00025SEP46	102,948	103,356
	CHESAPEAKE ENGERYCORP	7.50015JUN14	61,647	60,025
	CHEVY CHASE BK FSB	6.87501DEC13	199,740	187,300
	CHUBB CORP	5.47216AUG08	564,614	566,021
	CIT GROUP INC	5.65 13FEB17	940,654	841,519
	CIT GROUP INC	5.85 15SEP16	83,196	73,784
	CIT GROUP INC NEW	5.85015SEP16	292,674	269,096
	CIT GROUP INC REORGANIZED	5.65013MAR17	310,223	289,137
*	CITIBANK CR CARD ISSUANCE TR	4.75 22OCT12 2005 A7 NT	295,812	304,157
*	CITIBANK CR CARD ISSUANCE TR	5.45 10MAY13 SER 2006	295,611	304,692
*	CITIBANK CR CARD ISSUANCE TR	5.50 22JUN12 SERIES 2007	593,563	606,259
*	CITIBANK CR CARD ISSUANCE TR	5.65 20SEP19 SER 2007	537,707	543,905
*	CITIBANK CR CARD ISSUANCE TR	1.00009JAN12	1,175,194	1,128,299
*	CITICORP RESIDENTIAL MRG TR	1.00025JUN37	93,839	18,238
*	CITIFINANCIAL MTG SECS INC	3.36025JAN33	126,514	125,103
*	CITIGROUP CAP	1.0 21DEC77	294,250	307,996
*	CITIGROUP COML MTG TR	1.00015APR40	652,286	665,475
*	CITIGROUP INC	6.125 21NOV17 GLOBAL SR	494,393	510,020
*	CITIGROUP INC	6.125 21NOV17	1,468,493	1,514,911
*	CITIGROUP INC	5.3 17OCT12	1,017,300	1,030,855
*	CITIGROUP INC	6.50018JAN11	639,482	641,671
*	CITIGROUP INC	4.62503AUG10	294,923	293,353
*	CITIGROUP INC	5.30017OCT12	814,533	826,676
*	CITIGROUP MTG LN TR	1.00025MAY35	554,997	560,605
*	CITIGROUP MTG LN TR	1.00025MAY36	651,100	652,012
*	CITIGROUP MTG LN TR	1.00025AUG35	516,166	478,221
*	CITIGROUP MTG LN TR	1.00001MAR36	1,206	1,206
*	CITIGROUP MTG LN TR 2007 AMC4	1.00025MAY37	309,709	260,972
*	CITIGROUP RESIDENTIAL MTG TR	1.00025SEP36	1,228,967	1,211,722
*	CITIGROUP RESIDENTIAL MTG TR	1.00025JUN37	569,291	564,582
*	CITIGROUP/DEUTSCHE BANK	5.408 15JAN46	459,471	460,623
*	CITIGROUP/DEUTSCHE BANK	5.40815JAN46	197,622	198,117
	CITY NATL CORP	5.12515FEB13	239,288	240,382
	CLEVELAND ELEC ILLUM CO	5.70001APR17	392,656	384,038
	CLOROX	5.95 15OCT17 SR NT	472,733	465,254
	CNH EQUIP TR 2007	5.46 15JUN10	1,174,858	1,180,436
	CNH EQUIP TR 2007 C	5.42 17MAR14 NT CL	348,991	357,545
	CNH EQUIPTR 2007 B	5.40 17OCT11 NT CL	427,662	435,178
	COCA COLA	5.35 15NOV17	368,152	377,750
	COCA COLA ENTERPRISES	8.50001FEB22	139,625	154,108
	COLONIAL BK MONTGOMERY AL	8..00015MAR09	88,790	86,359
	COLONIAL BK NATL ASSN	6.37501DEC15	275,207	267,222
	COLONIAL RLTY LTD	4.75 01FEB10	196,631	191,980
	COMCAST CABLE COMM INC	6.87515JUN09	262,092	247,767
	COMCAST CORP NEW	5.85 15NOV15	929,819	930,846
	COMCAST CORP NEW	6.30 15NOV17	632,638	657,965
	COMCAST CORP NEW	5.50015MAR11	156,609	158,816
	COMCAST CORP NEW	6.50015JAN17	260,635	256,285
	COMCAST NEW	6.30 15NOV 17 NT	294,250	306,030

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

COMEO TRANSITIONAL	5.74 25DEC10 SER 1998	495,240	454,119
COMMERCIAL MTG ASSET TR	1.00017NOV32	247,984	248,977
COMMERCIAL NET LEASE RLTY INC	6.15015DEC15	176,516	176,827
COMMONWEALTH EDISON CO	4.74015AUG10	461,468	461,656
COMPASS BK BIRMINGHAM AL	5.50001APR20	418,845	402,399
CONAGRA INC	7.87515SEP10	120,533	113,975
CONNECTICUT LT + PWR CO	5.37501MAR17	534,319	520,018
CONOCO FDG CO	6.35015OCT11	815,272	777,997
CONOCOPHILIPS AUSTRALIA	5.50 15APR13 GTD NT	470,907	483,418
CONOCOPHILLIPS CDA FDG CO I	5.62515OCT16	737,344	760,254
CONSOLIDATED EDISON CO NY INC	5.30001DEC16	784,329	773,713
CONSUMERS ENERGY CO	5.37515APR13	324,035	303,950
COORS BREWING CO	6.37515MAY12	32,963	33,518
CORNING INC	6.2 15MAR16	170,280	172,209
COUNTRYWIDE ALTERNATIVE LN TR	2007 HY 4 MTG PASS 1.0 25JUN47	543,201	536,628
COUNTRYWIDE CORP MTN	5.80007JUN12	284,579	208,286
COUNTRYWIDE FDG CORP MTN	3.25021MAY08	287,753	270,989
COUNTRYWIDE FINL CORP	6.25015MAY16	183,296	107,521
COUNTRYWIDE FINL CORP	5.80007JUN12	163,935	129,281
COUNTRYWIDE HOME LNS INC	4.00022MAR11	338,748	246,344
COVENTRY HEALTH CARE INC	5.87515JAN12	130,847	129,940
COVENTRY HEALTH CARE INC	5.95015MAR17	156,730	154,247
COX COMMUNICATIONS INC	5.45 15DEC14	1,332,217	1,349,001
CREDIT SUIS USA	5.50016AUG11	680,737	702,134
CREDIT SUISSE COML MTG TR	1.00015JUN38	230,836	240,035
CREDIT SUISSE COML MTG TR	5.46715SEP39	750,971	753,073
CREDIT SUISSE FIRST BOSTON	6.38 18DEC35 SER 2001	841,307	846,335
CREDIT SUISSE FIRST BOSTON	6.30 15NOV30	165,790	164,268
CREDIT SUISSE FIRST BOSTON	4.12515JAN10	619,769	636,032
CREDIT SUISSE FIRST BOSTON MTG	3.86115MAR36	262,758	259,220
CREDIT SUISSE FIRST BOSTON MTG	1.00015JAN37	294,445	310,988
CREDIT SUISSE FIRST BOSTON MTG	1.00025AUG32	99,654	94,488
CSMC MTG BACKED TR	1.00025JAN37	383,449	355,076
CSX CORP	6.75 15MAR11	664,696	660,307
CSX CORP	6.25015OCT08	138,642	138,863
CVS CAREMARK	5.75 01JUN17	648,061	662,986
CVS CORP	4.00015SEP09	151,993	149,535
CVS CORP	5.75015AUG11	137,401	140,999
CWABS ASSET	1.00025OCT46	480,933	443,172
CWABS INC	3.872 25MAR20	113,419	109,993
CWABS INC	4.615 25FEB35	491,584	435,048
CWALT ALTERNATIVE LN TR	1.0 25JUL21	933,877	929,804
CWALT INC	1.00025DEC35	206,166	198,276
CWHEQ HOME EQUITY LN TR	1.00025JUN35	315,702	308,205
DAIMLERCHRYSLER AUTO	3.710 08OCT09 SER 2004	392,761	392,255
DAIMLERCHRYSLER AUTO	5.28 08MAR13 2007 ASSET BKD	565,220	570,500
DAIMLERCHRYSLER NORTH AMER	4.87515JUN10	151,959	151,719
DB MASTER FIN LLC	5.77920JUN31	98,319	94,761
DEERE JOHN CAP CORP MTN BK	1.00001SEP09	285,129	285,683
DELHAIZZE GROUP SA	6.50015JUN17	73,487	75,438
DETROIT EDISON	6.19 01MAR13 SER 2001	824,912	831,235
DEUTSCHE BANK AG	5.375 12OCT12 TRANCHE TR	678,030	695,139
DEUTSCHE BK FINL INC	7.50025APR09	315,869	315,800
DEUTSCHE MTG & ASSET RECEIVING	6.861 15JUN31	167,936	165,118
DEUTSCHE TELEKOM	8.00 15JUN10 GTD NT	420,170	419,864
DIAEGO FIN BV	5.50 01APR13 GTD NT	402,581	408,978
DIAGEO PLC	4.375 03MAY10 GTD NT	298,866	299,056
DISNEY WALT COMPANY	4.70 01DEC12 GLOBAL NT	637,625	641,614
DLJ COML MTG CORP	6.24012NOV31	699,379	632,643
DLJ COML MTG CORP	1.00012NOV31	291,039	274,917
DLJ MTG CORP	7.18 10NOV33	668,454	679,432
DOMINION RES INC DEL	5.70017SEP12	439,215	444,232
DONNELLEY R R + SONS CO	4.95001APR14	78,943	83,427
DONNELLEY R R + SONS CO	5.50015MAY15	316,543	326,377
DU PONT	5.0 15JAN13 NT	269,792	272,086
DUK CAP CORP	8.0 01OCT19	398,867	396,439
DUKE CAP LLC	5.668 15AUG14	652,811	659,507
DUKE ENERGY FIELD SVCS LLC	7.87516AUG10	89,617	84,375
DUKE RLTY CORP	5.87515AUG12	244,761	248,314

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

DUKE WEEKS RLTY LTD PRTNSHP	7.75015NOV09	316,605	284,046
DUKE WEEKS RLTY LTD PRTNSHP	6.95015MAR11	98,853	103,068
ECHOSTAR DBS CORP	6.62501OCT14	34,624	35,218
ECHOSTAR DBS CORP	7.12501FEB16	92,143	94,270
EDISON MISSION ENEGRY	7.00015MAY17	105,424	106,260
EL PASO CORP	7.75 15JUN10	401,485	410,607
ELELCTRONIC DATA SYS CORP NEW	6.500101AUG13	363,272	367,843
EMBARQ CORP	7.995 01JUN36	621,225	657,946
EMBARQ CORP	7.08201JUN16	493,925	506,537
EMBARQ CORP	6.73801JUN13	24,579	25,425
ENTERGY GULF STS	5.510 01OCT13 SR SECD TRANSITION BD	270,320	278,197
ENTERPRISE PRODS OPER LP	5.60015OCT14	131,834	127,560
ENTERPRISE PRODS OPER LP	5.60015OCT14	467,015	470,991
EQUIFAX INC	7.0 01JUL37	299,163	284,537
EQUITY RESIDENTIAL	5.12515MAR16	343,732	320,170
ERAC USA FIN CO	7.35 15JUN08	981,552	991,595
ERIE CNTY NY TOB ASSET SECURIT TAX	6.00001JUN28	311,716	276,272
ERP OPER CTD PARTNERSHIP	6.62515MAR12	85,186	76,545
ERP OPER CTD PARTNERSHIP	5.37501AUG16	117,410	111,285
ERP OPER CTD PARTNERSHIP	5.50001OCT12	254,288	253,411
EUROPEAN INVT BK	5.12530MAY17	320,174	323,103
EXELON CORP	6.75001MAY11	276,147	272,314
EXXON CAPITAL CORP	6.12508SEP08	415,051	372,881
FEDERAL RALTY INVT	5.4 01DEC13	634,166	626,926
FEDERAL RLTY INVT TR	5.65001JUN16	275,297	265,007
FEDERAL RLTY INVT TR	6.00015JUL12	122,779	126,139
FEDERATED RETAIL HLDGS	5.35 15MAR12	786,044	766,345
FEDERATED RETAIL HLDGS INC	5.90001DEC16	157,206	148,156
FEDERATED RETAIL HLDGS INC	5.35015MAR12	78,604	76,634
FINANCING CORP CPN FICO	0.01 11MAY13	178,854	227,715
FINANCING CORP CPN FICO	0.01 06JUN13	623,114	728,222
FIRST NLC TR	1.00025DEC35	66,511	66,325
FIRST UN CORP	6.37515JAN09	378,960	379,628
FIRSTENERGY CORP	6.45015NOV11	1,148,777	1,096,493
FISHER SCIENTIFIC INTL INC	6.75015AUG14	56,153	57,441
FISHER SCIENTIFIC INTL INC	6.12501JUL15	373,617	371,126
FORD CR AUTO	4.38 15JAN10	1,205,821	1,204,052
FORD CR AUTO OWNER TR	4.64015APR10	339,196	339,207
FORD CR AUTO OWNER TR	5.80015FEB13	98,289	95,233
FORD CREDIT AUTO	5.26 15OCT10 2006 B NT	747,094	748,169
FORD CREDIT AUTO	5.40 15AUG11 2007 A NT	835,603	845,593
FORTUNE BRANDS INC	5.37515JAN16	160,219	163,914
FOUR TIME SQUARE TR	7.795 15APR15 200 COML MTG	342,879	344,060
FPL GROUP CAP INC	5.62501SEP11	589,421	604,065
FRANCE TELECOM SA	8.50001MAR31	493,772	484,454
FRANKLIN RES INC	3.70 15APR08 SR NT	443,521	441,392
GANNETT CO INC	5.75001JUN11	320,167	329,420
GAZ CAPITAL SA	6.21222NOV16	618,312	615,268
GE COML MTG CORP	3.915 10NOV38 2004 C1	568,140	558,525
GE COML MTG CORP	4.68310JUL45	513,819	509,198
GENERAL ELEC CAP CORP	7.375 19JAN10 TRANCHE TR	483,274	442,913
GENERAL ELEC CAP CORP	6.125 22FEB11 TRANCHE TR	125,988	128,472
GENERAL ELEC CAP CORP	6.0 15JUN12 TRANCHE TR	670,687	649,360
GENERAL ELEC CAP CORP MTN	1.00021OCT10	630,112	628,978
GENERAL ELEC CAP CORP MTN	3.50002FEB09	318,435	322,291
GENERAL MILLS	5.65 10SEP12	327,131	329,751
GENERAL MILLS INC	5.65 10SEP12	898,210	914,310
GENERAL MTRS ACCEP CORP	7.25 02MAR11	93,650	86,182
GENERAL MTRS ACCEP CORP	7.0 01FEB12	189,758	166,835
GENERAL MTRS ACCEP CORP	5.85 14JAN09	97,583	94,027
GENWORTH GLOBAL FDG TRS	5.20008OCT10	294,760	299,195
GMAC LLC	1.0 15MAY09	98,320	91,213
GMAC LLC	6.625 15MAY12	195,903	163,471
GOLDMAN SACHS GROUP	5.70 01SEP12 SR NT	750,894	733,367
GOLDMAN SACHS GROUP	5.25 01APR13 SR NT	502,322	498,498
GOLDMAN SACHS GROUP	6.75 01OCT37	1,423,880	1,463,793
GOLDMAN SACHS GROUP	6.25 01SEP17	392,585	409,131
GOLDMAN SACHS GROUP INC	4.5 15JUN10	1,344,062	1,362,158
GOLDMAN SACHS GROUP INC	5.62515JAN17	177,272	182,433

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

GOLDMAN SACS GROUP INC	4.75015JUL13	526,088	534,488
GREENWICH CAP COML	4.883 10JUN36	380,425	380,362
GREENWICH CAP COML FDG CORP	4.02205JAN36	411,985	414,058
GREENWICH CAP FDG CORP	4.30510AUG42	544,704	548,618
GREENWICH CAPITAL COMM FND	5.44410MAR39	416,122	425,274
GS MTG SECS CORP	1.00025MAR46	181,581	179,967
GS MTG SECS CORP II	4.751 10JUL39	744,757	706,854
GS MTG SECS CORP II	1.00006MAR20	157,313	150,967
GS MTG SECS CORP II	1.00010AUG38	351,117	366,456
GS MTG SECS TR	5.479 10NOV39	1,294,398	1,300,729
GSAMP TR	1.00025MAY36	45,599	36,735
GULF PWR CO	5.30001DEC16	933,838	928,500
HALCYON SECURITIZED PRODS	1.00013MAY46	189,967	189,967
HANOVER INS GROUP INC	7.62515OCT25	141,845	128,916
HARLEY DAVIDSON MOTORCYCLE	4.30 15MAY10 2005 3 CONRACT BKD	13,567	13,658
HARLEY DAVIDSON MOTORCYCLE	5.060 15JUN10 2006 1 CONTR BKD	69,431	69,401
HARLEY DAVIDSON MOTORCYCLE	5.52 15NOV13 2007 3 MOTOCYCLE	235,943	239,333
HARRAHS OPER INC	5.62501JUN15	47,605	45,218
HARRAHS OPER INC	5.57001OCT17	16,358	14,655
HARRAHS OPER INC	6.50001JUN16	58,630	54,936
HARTFORD FINL SVCS GROUP INC	5.55016AUG08	260,559	261,150
HEALTHCARE RLTY TR IN	8.12501MAY11	327,013	311,298
HEINZ	6.0 15MAR12	334,201	332,874
HOME EQUITY MORTGAGE TRUST	1.00025MAY36	142,562	101,501
HONDA AUTO RECEIVABLE	4.85 19OCT09 2005 6 ASSET BKD	271,958	271,050
HONDA AUTO RECEIVABLES	3.28 18FEB10	946,173	941,689
HOSPIRA INC	5.55 30MAR12	956,831	974,799
HOUSEHOLD FIN CORP	4.125 15DEC08 NT	855,064	842,683
HOUSEHOLD FIN GROUP	5.87501FEB09	312,404	312,326
HOUSEHOLD FIN GROUP	4.12515DEC08	316,646	316,615
HRPT PPTYS TR	1.00016MAR11	135,682	130,995
HSBC FIN CORP	5.25014JAN11	981,473	982,871
HSBC FIN CORP	5.50019JAN16	424,261	436,592
HSI ASSET SECURITIZATION	1.00025JAN36	211,521	148,822
HUNTINGTON NATL BK	4.37515JAN10	247,782	244,322
HUTCHISON WHAMPOA INTL	6.50013FEB13	354,259	361,755
HYUNDAI AUTO RECEIVABLES TR	5.25015MAY13	545,642	536,726
HYUNDAI AUTO RECEIVABLES TR	5.04017JAN12	181,884	182,372
IBM	5.7 14SEP17	587,881	609,839
ICI WILMINGTON INC	4.37501DEC08	428,080	441,832
ILLINOIS EDL FACS	5.0 01JUL33	918,887	965,710
ILLINOIS TOOL WKS INC	5.75001MAR09	130,024	129,971
ILLINOISE PWR SPL	5.65 25DEC10	697,723	644,077
ILLIONOIS PWR CO	6.12515NOV17	191,514	193,700
INDYMAC INDX MTG LN 2006	1.0 25SEP36	2,290,440	2,265,820
INDYMAC INDX MTG LN TR	1.00025SEP36	461,376	465,729
INDYMAC MBS INC	1.00025MAY36	292,088	289,432
INTERNATIONAL LEASE FIN CORP	6.37515MAR09	321,836	318,182
INTERNATIONAL LEASE FIN CORP	3.50001APR09	202,535	202,941
INTERNATIONAL LEASE FIN CORP	4.75013JAN12	371,996	368,575
INTERNATIONAL PAPER CO	5.30001APR15	288,441	287,886
INTL BK FOR RECON + DEV	9.25015SEP17	170,791	164,663
INTL LEASE FINL CORP	5.75 15JUN11	98,194	99,553
ISTAR FINL INC	5.15001MAR12	127,608	110,461
ISTAR FINL INC	5.95015OCT13	304,996	282,729
ISTAR FINL INC	1.00009MAR10	417,861	374,709
ITT CORP NEW	7.37515NOV15	356,256	360,336
J P MORGAN CHASE COML MTG	4.30215JAN38	413,977	421,867
J P MORGAN CHASE COML MTG	4.79015OCT42	419,939	415,063
J P MORGAN CHASE COML MTG	5.19815DEC44	419,949	418,782
J P MORGAN CHASE COML MTG	5.43712DEC44	543,465	545,398
J P MORGAN MTG ACQUISTION	1.00025NOV36	98,316	75,058
JANUS CAP GROUP INC	6.25015JUN12	348,549	357,370
JEFFERIES GROUP INC NEW	7.75015MAR12	201,259	218,858
JEFFERIES GROUP INC NEW	6.25015JAN36	341,946	307,598
JP MORGAN CHASE	1.00015APR45	255,382	263,827
JP MORGAN CHASE CAN CO	5.375 01OCT12 NT	515,733	525,365
JP MORGAN CHASE COML MTG	4.184 12JAN37	835,473	848,894
JP MORGAN CHASE COML MTG	4.625 15MAR46	405,114	399,789

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

JP MORGAN CHASE COML MTG	1.00 15AUG42	568,154	558,146
JP MORGAN CHASE COML MTG	6.26 15MAR33	701,826	740,838
JP MORGAN CHASE COML MTG	1.0 15APR45	1,128,580	1,152,487
JP MORGAN CHASE COML MTG SECS	4.85115AUG42	449,578	444,997
JP MORGAN CHASE COML MTG SECS	4.79015OCT42	419,939	415,063
JP MORGAN CHASE COML MTG SECS	1.00012DEC44	232,194	233,725
JP MORGAN CHASE COML MTG SECS	1.00012JUN43	459,444	469,537
JP MORGAN CHASE MTG SECS	4.30215JAN38	513,764	504,301
JP MORGAN MTG ACQUISITION TR	1.00025NOV36	122,897	94,115
JPMORGAN CHASE + CO	5.12515SEP14	681,632	669,782
KELLOGG	5.125 03DEC12 SR NT	466,858	470,932
KELLOGG CO	5.125 03DEC12	653,601	659,305
KELLOGG CO	5.12503DEC12	481,601	485,804
KFW INTERNATIONAL FIN INC	1.75023MAR10	6,491,683	6,635,570
KINDER MORGAN ENERGY	5.0 15DEC13	667,911	677,257
KRAFT FOODS	7.00 11AUG37 BD	409,114	402,739
KRAFT FOODS	6.50 11AUH17 NT	244,360	254,292
KRAFT FOODS	4.0 01OCT08	838,017	829,015
KRAFT FOODS INC	6.875 01FEB18	97,682	102,075
KRAFT FOODS INC	6.125 01FEB18	489,217	495,360
KRAFT FOODS INC	6.00011FEB13	117,632	121,300
KRAFT FOODS INC	6.12501FEB18	415,835	421,056
KREDITANSTALT FUR WIEDERUFBAU	4.87517JAN17	279,980	283,630
KROGER	6.40 15AUG17 SR NT	112,435	118,260
KROGER CO	6.75 15APR12	407,583	401,795
KROGER CO	6.2 15JUN12	274,197	271,500
KROGER CO	6.4 15AUG17	144,570	149,110
LB UBS	5.37215SEP39	706,465	705,412
LB UBS COML MTG TR	5.3 15NOV38	642,266	641,649
LB UBS COML MTG TR	4.647 15JUL30	839,889	821,536
LB UBS COML MTG TR	1.00015JUL40	410,069	422,772
LB UBS COML MTG TR	1.00015JUN29	176,820	186,865
LB UBS COML MTG TR	4.20115DEC29	439,707	434,628
LB UBS COML MTG TR	1.00015JUN38	721,535	723,363
LB UBS COML MTG TR	6.36515DEC28	396,571	403,099
LEHMAN BROS HLDGS	6.75 28DEC17	392,990	405,355
LEHMAN BROS HLDGS INC	6.50019JUL17	103,863	107,445
LEHMAN BROTHERS HLDGDS INC	4.25027JAN10	621,910	627,967
LEHMAN BROTHERS HLDGDS INC	6.00019JUL12	800,493	815,922
LEHMAN BROTHERS HLDGS	5.25 06FEB12	1,013,800	1,006,918
LEHMAN BROTHERS HLDGS INC	4.80013MAR14	76,371	77,780
LEHMAN BROTHERS HLDGS INC	6.20026SEP14	128,494	130,177
LEHMAN BROTHERS HOLDINGS	7.87501NOV09	136,890	136,291
LEUCADIA NATL CORP	7.00015AUG13	234,273	221,233
LIBERTAS PFD FDG III	1.00009APR47	424,808	424,808
LIBERTY PPTY LTD PARTNERSHIP	5.50015DEC26	122,017	114,989
LIMITED INC	5.25001NOV14	293,740	282,399
LIMITED INC	6.90015JUL17	41,431	41,799
LINCOLN NATL CORP IN	1.00012MAR10	265,465	260,702
LOWES COS INC	5.60015SEP12	127,600	131,272
LUBRIZOL CORP	4.62501OCT09	133,031	133,297
LUBRIZOL CORP	4.62501OCT09	235,759	236,973
M + I MARSHALL + ILSLEY BK	1.00004DEC12	1,002,868	945,783
M + T BK CORP	5.37524MAY12	216,229	215,734
MACK CALI REALTY LP	5.05015APR10	137,397	139,493
MACK CALI RLTY LP	5.12515JAN15	195,431	193,465
MACK CALI RLTY LP	5.25015JAN12	195,304	199,405
MANUFACTURERS + TRADERS TR CO	1.00028DEC20	254,036	232,415
MARSHALL + ILSLEY CORP	4.37501AUG09	136,990	136,315
MASCO CORP	1.00012MAR10	152,397	147,206
MASTR ASSET BACKED SECS TR	1.00025AUG36	624,334	577,022
MASTR ASSET BACKED SECS TR	1.00025OCT36	306,999	180,443
MBNA CORP SR MTN	6.12501MAR13	105,971	102,449
MBNA CR CARD MASTER NT TR	2.75 15OCT10 2003 6 NT	259,640	268,435
MBNA CR CARD MASTER NT TR	4.20 15SEP10 2005 1 NT	1,299,840	1,315,490
MBNA CR CARD MASTER NT TR	4.50 15JAN13 2005 6 NT	727,392	742,406
MBNA CR CARD MASTER NT TR	2.75015OCT10	276,472	287,958
McGRAW HILL COS	6.55 15NOV237 SR NT	269,313	268,235
MEDCO HEALTH SOLUTIONS INC	7.25015AUG13	92,425	91,550

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

MERILL LYNCH	6.4 28AUG17	687,238	699,225
MERRIL LYNCH & CO	4.25 08FEB10	495,103	486,735
MERRILL LYNCH + CO INC	4.12515JAN09	35,929	35,904
MERRILL LYNCH + CO INC	4.12510SEP09	322,219	324,091
MERRILL LYNCH + CO INC	6.05016MAY16	588,693	584,471
MERRILL LYNCH + CO INC	5.70002MAY17	240,909	238,957
MERRILL LYNCH MTG INVS INC	1.00025AUG36	348,186	334,848
MERRILL LYNCH MTG TR	4.80612SEP42	1,202,480	1,234,782
MERRILL LYNCH MTG TR	1.00012NOV37	334,222	333,208
MERRILL LYNCH MTG TR	5.40312JUL34	385,322	389,555
MERRILL LYNCH MTG TR	4.96012JUL38	271,865	269,811
MERRILL LYNCH MTG TR	1.00012NOV37	197,717	197,684
METLIFE INC	5.37515DEC12	98,607	99,098
METLIFE INC	5.00015JUN15	931,512	903,918
MEXICO (UNITED MEXICAN STATES)	8.00019DEC13	2,464,833	2,442,100
MICHIGAN TOB SETTLEMENT FIN	7.30901JUN34	1,166,058	1,086,942
MID ST TR IV	8.33 01APR30	646,224	623,379
MIDAMERICAN ENERGY HLDGS CO	5.87501OCT12	142,532	147,766
MIDAMERICAN PLC	6.75 01MAR11 SR SECD NT	507,432	471,114
ML CFC COML MTG TR	1.0 12FEB39	2,734,227	2,740,973
ML CFC COML MTG TR	1.00012UN46	380,631	389,946
MOHAWK INDS INC	6.12515JAN16	421,814	423,164
MORGAN J P + CO	6.00015JAN09	174,098	173,798
MORGAN J P + CO INC	6.25015JAN09	320,213	318,424
MORGAN STANELY CAPITOL I	5.32515DEC43	247,139	245,854
MORGAN STANELY MTG LN TR 2006	1.00025NOV36	275,297	246,348
MORGAN STANLEY	5.95 28DEC17 SR MEDIUM NTS	357,854	358,613
MORGAN STANLEY	5.25 02NOV12 GLOBAL MEDIUM TERM NT	613,144	614,298
MORGAN STANLEY	5.45009JAN17	310,853	319,515
MORGAN STANLEY	5.45009JAN17	313,400	320,164
MORGAN STANLEY	5.75018OCT16	578,545	586,967
MORGAN STANLEY CAP I	4.890 12JJUN47	1,230,753	1,188,545
MORGAN STANLEY CAP I	4.989 13AUG42	1,000,223	1,004,897
MORGAN STANLEY CAP I	1.0 12AUG41	652,480	662,367
MORGAN STANLEY CAP I INC	4.78013DEC41	617,588	614,411
MORGAN STANLEY CAP I INC	1.00013JUN42	414,397	423,700
MORGAN STANLEY CAP I INC	5.56915DEC44	607,978	607,978
MORGAN STANLEY CAP I INC	1.00015MAR30	537,344	490,694
MORGAN STANLEY CAP I INC	1.00015DEC31	468,842	475,123
MORGAN STANLEY CAP I INC	4.80914JAN42	449,447	450,722
MORGAN STANLEY CAP I INC	5.09012OCT52	326,235	324,510
MORGAN STANLEY CAP I TR 2006	5.71212JUL44	608,268	604,331
MORGAN STANLEY GROUP	6.25 28AUG17	98,176	99,953
MORGAN STANLEY GROUP	5.3 01MAR13	648,574	652,185
MORGAN STANLEY GROUP INC	6.75015APR11	466,430	474,047
MORGAN STANLEY GROUP INC	5.75031AUG12	98,314	100,362
MOTOROLA INC	7.62515NOV10	29,189	27,382
NATIONAL CITY BK CLEVELAND	6.25015MAR11	285,775	283,093
NATIONAL GRID PLC	6.30001AUG16	490,545	501,875
NATIONAL SEMICONDUCTOR CORP	6.6 15JUN17	614,465	637,184
NATIONSLINK FDG CORP	6.47620AUG30	143,243	142,987
NAVISTAR FINANCIAL CORP	3.53 15OCT12	960,121	973,133
NEVADA PWR CO	6.75001JUL37	167,034	167,695
NEW YORK LIFE GLOBAL	5.25 16OCT12 TRANCHE TR	373,457	382,278
NEWCASTLE MTG SECS TR	1.00025MAR36	75,270	74,800
NEWS AMER HLDGS INC	7.70030OCT25	465,017	430,744
NEWS AMER INC	6.4 15DEC35	82,668	84,546
NIAGARA MOHAWK PWR CORP	7.75001OCT08	268,710	250,697
NISOURCE FIN CORP	7.875 15NOV10	645,552	641,446
NISOURCE FIN CORP	7.87515NOV10	226,287	208,600
NISOURCE FIN CORP	1.00023NOV09	113,537	111,977
NISOURCE FIN CORP	5.25015SEPT17	342,869	316,355
NOMURA ASSET ACCEP CORP	1.00025FEB35	221,215	208,599
NOMURA ASSET ACCEP CORP	5.15925MAR35	285,123	262,869
NOMURA ASSET ACCEP CORP	1.00025MAY35	589,898	562,787
NORFOLK SOUTHN CORP	6.75015FEB11	159,808	152,766
NORSK HYDRO A S	6.36015JAN09	94,434	93,885
NORTHROP GRUMMAN CORP	7.12515FEB11	167,429	162,416
NUCOR GROUP	5.00 01DEC12 NT	342,549	344,552

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

OHIO PWR CO	1.00005APR10	319,541	316,741
OWNIT MTG LN TR	1.00025DEC36	181,899	180,507
PACIFIC GAS & ELEC CO	4.20 01MAR11 1ST MTG BD	269,678	266,060
PACIFIC GAS & ELEC CO	5.625 30NOV17 SR NT	293,362	295,854
PACIFIC GAS + ELEC CO	3.60001MAR09	176,805	175,063
PANAMA REP	9.37501APR29	616,840	625,207
PECO ENERGY TRANS	6.13 01MAR09	317,587	310,778
PECO ENERGY TRANS	6.52 31DEC10 SER 2001	426,303	437,815
PEMEX PROJ FDG	6.125 15AUG08	40,282	40,436
PEMEX PROJ FDG MASTER TR	5.75001MAR18	375,944	377,587
PENNY J C INC	7.95001APR17	256,850	250,181
PENNY JC CORP	5.75 15FEB18	189,876	180,090
PEPISCO INC	4.65 15FEB13	491,149	494,903
PERU REP	8.75021NOV33	326,329	345,227
PERU REP	7.35021JUL25	618,317	627,677
PETRA CRE CDO 2007	1.00025FEB47	239,746	239,746
PETRO CDA	9.25015OCT21	569,855	572,249
PG&E ENERGY RECOVERY	3.87 25JUN11 2005 1 ENERGY RECOVERY	302,759	300,776
PG&E ENERGY RECOVERY	4.85 25JUN11 2005 2 EVERGY	112,811	112,911
PHILLIP MORRIS CO INC	7.75015JAN27	479,371	538,368
PHILLIPS PETE CO	6.65015JUL18	135,511	163,011
PHOENIX COS INC NEW	6.67516FEB08	114,197	113,202
PITNEY BROWES INC	5.25 15JAN37	659,395	654,186
POLAND GOVT OF	6.00024NOV10	1,292,151	1,291,886
POTASH CORP SASK INC	4.87501MAR13	317,745	316,238
PRAXAIR INC	6.37501APR12	415,985	447,523
PROGRESS ENERGY INC	7.10001MAR11	105,258	100,447
PROLOGIS	5.5 01APR12	1,295,566	1,298,233
PRUDENTIAL FINL INC	5.10014DEC11	216,249	218,805
PSE&G TRANSITION	6.45 15MAR13 2001 1 TRANSITION	696,830	704,308
PUBLIC SVC CO COLO	7.87501OCT12	154,593	165,504
PUBLIC SVC CO COLO	4.37501OCT08	157,124	156,521
QWEST CORP	8.87515MAR12	293,929	294,568
QWEST CORP	8.87515MAR12	16,149	15,780
QWEST CORPORATION	7.50001OCT14	309,107	309,365
QWEST CORPORATION	5.62515NOV08	318,828	317,943
QWEST CORPORATION	7.50001OCT14	190,981	190,609
RAAC	1.00025AUG36	129,792	127,863
RALI SER 2006	MTG ASSET BKD 6.0 25JUN 36	544,759	533,648
RASC	1.00025JUN36	170,513	168,062
RAYTHEON CO	6.400 15DEC18 DEB	233,760	239,160
RAYTHEON CO	5.50015NOV12	120,810	127,963
REGENCY CTRS LP	5.25001AUG15	132,816	125,807
REGENCY CTRS LP	5.87515JUN17	141,890	137,766
RENAISSANCE HOME EQUITY	1.0 25NOV34	573,763	563,445
REPUBLIC SVCS INC	6.75015AUG11	344,970	350,424
RESIDENTIAL ASSET SEC MTG PASS	1.00025MAY33	18,839	18,495
RESIDENTIAL CAP CORP	1.0 17APR13	651,947	402,106
RESIDENTIAL FDG MTG SECS I	1.0025AUG35	371,209	369,834
RESIDENTIAL FDG MTG SECS II	4.46025MAY35	128,499	127,637
RESIDENTIAL FDG MTG SECS II	1.00025MAR36	98,312	96,707
REYNOLDS AMERN INC	7.62501JUN16	310,986	313,542
REYNOLDS AMERN INC	7.25001JUN12	321,557	321,758
ROHM & HAAS CO	5.60 15MAR13 NT	226,103	234,979
ROHM + HAAS CO	5.60015MAR13	172,035	178,788
ROYAL BK CDA MONTREAL	26JAN10 SR NT	545,567	548,507
ROYAL BK SCOTLAND GROUP PLC	6.40001APR09	199,942	199,224
ROYAL BK SCOTLAND GROUP PLC	5.00001OCT14	348,517	346,391
ROYAL KPN NV	8.00001OCT10	62,828	63,267
ROYAL KPN NV	8.37501OCT30	63,511	64,839
RSB BONDCO LLC	5.469 01OCT14	1,106,661	1,137,041
RUSSELL CO	5.625 15JAN09 GTD NT	1,092,398	990,249
RUSSIAN FEDERATION	3.00014MAY11	1,971,568	2,028,406
SAFEWAY INC	6.50001MAR11	78,050	77,145
SAFEWAY INC	5.80015AUG12	235,012	228,891
SAFEWAY INC	4.12501NOV08	267,993	267,474
SALOMAN BROS MTG SECS VII INC	1.00025JAN33	278,956	280,130
SANWA BK LTD N Y BRH	7.40015JUN11	111,778	106,338
SAXON ASSET SECS	1.0 25AUG32	9,188	9,087

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

SBC	5.30 15NOV10 GLOBAL NT	785,060	800,542
SBC COMMUNCIATIONS	5.30 15NOV10	1,355,334	1,405,951
SIERRA PAC PWR CO	6.75001JUL37	86,384	86,388
SIMON PPTY GROUP LP	5.75001MAY12	269,729	271,998
SIMON PPTY GROUP LP	5.00001MAR12	421,103	412,382
SLM CORP	4.50026JUL10	348,056	320,136
SLM CORP	5.37515JAN13	287,099	290,242
SMALL BUSINESS ADMIN	7.06 01NOV19	275,955	289,493
SOUNDVIEW HOME LN TR	1.00025MAY35	83,092	48,573
SOUTH AFRICA REP	5.87530MAY22	181,229	185,051
SOUTHERN CA EDISON CO	4.65001APR15	210,666	203,149
SOUTHERN CO	5.30015JAN12	63,837	65,068
SOUTHERN CORP	5.80015JUN14	117,800	121,836
SOUTHWESTERN ELEC PWR	5.875 01MAR18 SR NT	759,209	751,673
SOVEREIGN BANCORP INC	1.00001SEPT10	455,010	465,278
SOVEREIGN BANCORP INC	1.00023MAR10	113,068	110,982
SPECIALTY UNDERWRITING	1.00025FEB37	141,504	140,199
SPRINT CAP CORP	6.875 15NOV28	193,476	214,460
SPRINT CAP CORP	7.62530JAN11	355,637	358,608
SPRINT CAP CORP	8.37515MAR12	280,035	260,884
SPRINT CAP CORP	6.87515NOV28	279,571	275,068
SPRINT NEXTEL CORP	6.0 01DEC16	433,633	423,767
STARWOOD HOTELS + RESORTS WORL	7.87501MAY12	259,985	265,368
STEEL DYNAMICS INC	7.37501NOV12	167,145	167,980
STRUCTURED ASSET INVESTMENT	1.00025JAN36	45,222	45,053
SWAPTION (317504LI7)	DEC08 4.75 CALL	10,412	60,873
SWAPTION (317504LN6)	SEP08 4.95 CALL	(75,793)	(247,675)
SWAPTION (317504MD7)	DEC08 5 CALL	(10,127)	(39,223)
SWAPTION (317504MX3)	DEC08 5 CALL	121,352	754,256
SWAPTION (317504MY1)	DEC 5.2 CALL	(115,483)	(494,325)
SWAPTION (317504SK5)	MAR08 4.75 CALL	81,394	291,550
SWAPTION (317504UC0)	FEB 4.75 CALL	10,741	28,550
SWAPTION (317504UD8)	FEB 4.9 CALL	(9,793)	(26,383)
SWAPTION (317504UN6)	MAR08 4.9 CALL	(78,740)	(218,750)
SWAPTION (317504XX1)	SEP08 4.95 CALL	(20,594)	(94,699)
SWAPTION (317504XY9)	SEP08 4.75 CALL	20,500	125,069
SWAPTION (317504YT9)	SEP08 4.95 CALL	(24,187)	(109,268)
SWAPTION (317504YU6)	SEP 4.75 CALL	24,253	143,829
SWAPTION 317504FF0	FEB 5 CALL	19,014	90,611
SWAPTION 317504X45	FEB 5.1 CALL	(20,057)	(70,643)
SWAPTION 317504Z50	FEB08 5.1 CALL	(9,680)	(45,710)
SWAPTION 317504Z68	FEB08 5.0 CALL	9,525	58,084
SWP098320 PIMCO	1.0 20DEC26	8,273,300	7,570,667
SWP098320 PIMCO	5.0 20DEC26	(7,570,667)	(7,584,763)
SWU0282CO IRS USD	4.0 18JUN10	4,642,775	4,650,347
SWU0282CO IRS USD	1.0 18JUN10	(4,621,056)	(4,621,056)
SWU0301C7 IRS USD	1.0 18JUN18	5,899,221	5,899,221
SWU0301C7 IRS USD	5.0 18JUN18	(5,958,213)	(6,026,390)
SWU0309C9 IRS USD	4.0 18JUN13	2,163,048	2,163,048
SWU0309C9 IRS USD	1.0 18JUN13	(2,193,449)	(2,180,433)
SWU0342C8 IRS USD	4.0 18JUN10	6,527,559	6,530,274
SWU0342C8 IRS USD	1.0 18JUN10	(6,489,143)	(6,489,143)
SWU0389B4 IRS USD	1.0 18JUN18	3,736,173	3,736,173
SWU0389B4 IRS USD	5.0 18JUN18	(3,820,364)	(3,816,714)
SWU0405C2 IRS USD	5.0 18JUN15	1,081,524	1,117,743
SWU0405C2 IRS USD	1.0 18JUN15	(1,117,765)	(1,081,524)
SWU0448C1 IRS USD	1.0 18JUN38	6,704,842	6,552,293
SWU0448C1 IRS USD	5.0 18JUN38	(6,489,143)	(6,489,143)
SWUO434C7 IRS USD	4.0 18JUN13	26,054,892	26,054,892
SWUO434C7 IRS USD	1.0 18JUN13	(26,551,976)	(26,264,304)
TARGET CORP	5.375 01MAY17	735,426	720,709
TCI COMMUNICATIONS INC	7.87515FEB26	67,910	83,330
TELECOM ITALIA	4.95 30SEP14 GTD SR NT	278,847	298,275
TELECOM ITALIA CAP	5.25015NOV13	357,943	354,681
TELECOM ITALIA CAP	4.00015JAN10	544,216	534,456
TELEFONICA EMIISIONES S A U	5.98420JUN11	319,541	328,708
TELEFONICA EMIISIONES S A U	5.85504FEB13	157,313	161,863
TELEFONICA EMISIONES	5.984 30JUN11 SR NT	688,242	707,987
TELEFONOS DE MEXICO S A	4.50019NOV08	286,017	285,689

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	TEVA PHARMACEUTICAL FIN CO	6.15001FEB36	304,750	302,679
	TIAA GLOBAL MARKETS	5.125 10OCT12 TRANCHE	589,303	601,288
	TIAA SEASONED COML MTG TR	1.00015AUG39	207,329	212,629
	TIME WARNER	5.500 15NOV11 NT	392,384	394,893
	TIME WARNER CABLE INC	5.85001MAY17	176,568	177,413
	TIME WARNER ENTMT CO LP	7.25001SEP08	611,454	622,749
	TIME WARNER INC	6.625 15MAY29	1,291,908	1,263,224
	TIME WARNER INC	6.5 15NOV36	127,715	124,366
	TOBACCO SETTLEMENT	Asset BKD Ser B	225,483	284,142
	TOBACCO SETTLEMENT AUTH IA	6.50001JUN23	113,068	107,873
	TOBACCO SETTLEMENT FIN AUTH	7.46701JUN47	565,342	542,954
	TOBACCO SETTLEMENT REV MGMT	Ser B 6.375 15MAY28	252,056	297,970
	TOLL BROS FIN CORP	6.87515NOV12	123,771	120,045
	TOYOTA MTR CR	5.45 18MAY11 NT	357,669	373,623
*	TRAVELERS COS INC	5.75 15DEC17 SR NT	362,832	357,844
	TXU AUSTRALIA HLDGS PTY LTD	6.15015NOV13	262,645	250,812
	TYCO INTL GROUP S A	6.00015NOV13	182,536	181,904
	TYSON FOODS INC	6.85001APR16	375,995	368,255
	TYSON FOODS INC	6.85001APR16	166,971	171,516
	U S DEPT VETERAN AFFAIRS REMIC	6.00015APR09	206,643	194,435
	UBS AG STAMFORD	5.875 20DEC17	491,012	495,065
	UFK FIN ARUBA A E C	6.75015JUL13	790,228	774,389
	UNION BK CALIF	5.95011MAY16	282,677	273,698
	UNION PAC CORP	5.45 31JAN13 NT	446,367	451,259
	UNION PAC CORP	5.75 15NOV17	682,834	680,732
	UNION PAC CORP	3.87515FEB09	392,137	389,929
	UNION PAC CORP	3.62501JUN10	131,818	128,903
	UNITED AIRLS PASS THRU TRS	9.56 19OCT18	542,512	292,797
	UNITED HEALTH GROUP	5.125 15NOV10 NT 144A	240,615	243,570
	UNITED TECHNOLOGIES CORP	5.375 15DEC17 NT	490,653	495,891
	UNITEDHEALTH GROUP INC	4.12515AUG09	117,082	117,285
	UNITEDHEALTH GROUP INC	5.25015MAR11	217,572	218,725
	UNTIEDHEALTH GROUP INC	5.37515MAR16	293,846	289,103
	USA WASTE SVCS INC	7.00015JUL28	92,353	93,877
	VALE OVERSEAS LTD	6.25 23JAN17	292,799	295,877
	VALE OVERSEAS LTD	6.25 23JAN17	600,238	606,548
	VALERO ENERGY CORP NEW	6.87515APR12	339,701	330,476
	VENTAS RLTY LTD PARTNERSHIP	8.75 01MAY09	417,370	403,113
	VERIZION GLOBAL FDG CORP	5.85015SEP35	307,498	302,949
	VERIZON GLOBAL FDG	6.875 15JUN12 BD	419,027	420,296
	VERIZON GLOBAL FDG CORP	4.90015APR12	164,706	167,386
	VERIZON NEW JERSEY INC	5.87517JAN12	197,762	202,500
	VERIZON VA INC	4.625 15MAR13	668,809	712,267
	VIRGINIA ELEC & PWR CO	5.95 15SEP17 SR NT 2007	342,786	354,720
	VIRGINIA ELEC & PWR CO	5.10 30NOV12 SR NT 2007	294,861	296,229
	VIRGINIA ELEC & PWR CO	5.10 30NOV12	1,002,527	1,007,178
	VODAFONE GROUP	5.35 27FEB12	624,010	628,691
	VODAFONE GROUP PLC NEW	5.50015JUN11	274,479	278,218
	WACHOVIA BK COML MTG TR	1.00015JUN49	801,274	818,739
	WACHOVIA CORP	5.3 15OCT11	1,624,549	1,630,819
	WACHOVIA CORP 2ND NEW	4.87515FEB14	821,449	788,349
	WACHOVIA CORP NEW	5.62515DEC08	138,048	136,400
	WACHOVIA CORP NEW	5.35015MAR11	294,943	298,675
	WAL MART STORES INC	4.550 01MAY13 NT	263,190	273,995
	WAL MART STORES INC	5.25 01SEP35 NT	259,581	261,635
	WALT DISNEY CO	5.70 15JUL11	951,876	994,114
	WAMU MTG	1.00025OCT33	492,351	488,732
	WAMU MTG PASS THROUGH CTFS	1.00025APR35	122,612	121,957
	WAMU MTG PASS THROUGH CTFS	1.00025AUG34	329,659	331,384
	WAMU MTG THROUGH CTFS	1.00025OCT45	291,734	252,718
	WASHINGTON MUT INC	4.00015JAN09	344,112	328,670
	WASHINGTON MUT INC	4.20015JAN10	25,674	23,716
	WASHINGTON MUT INC	1.00015JAN10	286,540	265,080
	WASTE MGMT INC DEL	7.37515MAY29	54,427	53,724
	WASTE MGMT INC DEL	7.37501AUG10	110,677	103,856
	WELLPOINT INC	4.25015DEC09	416,796	422,729
	WELLPOINT INC	5.87515JUN17	297,724	301,917
	WELLS FARGO & CO NEW	5.00 15NOV14 SUB NT	87,310	87,636
	WELLS FARGO & CO NEW	4.95 16OCT13 SUB NT	431,118	444,188

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	WELLS FARGO + CO NEW	6.37507AUG11	292,567	267,208
	WESTERN FINL BK	9.62515MAY12	176,765	169,196
	WESTERN UN CO	5.93 01OCT16 NT	417,703	416,971
	WFS FINAL 2004	3.54 21NOV11	912,112	903,958
	WFS FINL 2004 4 OWNER TR	3.21017MAY12	105,611	104,279
	WFS FINL 2005 2 ONER TR	4.57019NOV12	172,053	171,979
	WILLIAMS COS INC	7.875 01SEP21	102,991	109,013
	WILLIS NORTH AMER INC	6.20028MAR17	284,562	284,501
	WPP FIN UK	5.87515JUN14	171,564	183,115
	WYETH	5.50001FEB14	228,711	225,685
	WYETH	5.50001FEB14	230,886	229,679
	XEROX CORP	6.4 15MAR16	616,745	628,810
	XEROX CORP	9.75015JAN09	222,672	220,988
	XEROX CORP	7.62515JUN13	61,426	61,561
	XL CAP LTD	5.250 15SEP14	315,829	320,290
	XTO ENERGY INC	4.9 01FEB14	646,987	663,561
	ZIONS BANCORP	5.50016NOV15	156,037	147,527
	ZIONS BANCORPORATION	6.00015SEP15	412,136	400,936
	ZIONS BANCORPORATION	1.00015APR08	235,969	234,247

				289,324,366

	Registered Investment Companies

*	PIMCO FDS SHORT TERM PORTFOLIO	Registered Investment Company	2,293,556	2,229,158
*	PIMCO FDS US GOVT SECTOR PORT	Registered Investment Company	10,007,642	10,637,603
*	PIMCO FDS MTG PORTFOLIO	Registered Investment Company	16,562,159	16,495,757
*	PIMCO FDS PRIVATE ACCT PORTFOLIOS	Registered Investment Company	249,056	240,726
*	PIMCO FDS REAL RETURN BD PORTFOLIO	Registered Investment Company	2,826,707	2,657,434
*	PIMCO FDS EMERGING MKTS PORTFOLIO	Registered Investment Company	5,528,038	5,200,746
*	PIMCO FDS INTL PORTFOLIO INSTL	Registered Investment Company	8,703,116	8,342,931
*	PIMCO FDS HIGH YIELD PORTFOLIO	Registered Investment Company	3,647,052	3,662,165
*	PIMCO FDS INVT GRADE CORP PORT	Registered Investment Company	8,399,040	8,137,616

				57,604,136

	Benefit Responsive Interest Rate Wrapper Contracts

*	AEGON INSTITUTIONAL MARKETS	Open Ended Maturity	—	—
*	BANK OF AMERICA NT & SA	Open Ended Maturity	—	—

	Synthetic Guaranteed Investment Contracts (contract value equals $580,016,183)			$591,599,729

	Commingled Funds:

	AMERICAN HOME MTG INVESTMENTS REIT	Commingled Fund	—	3
	ANNALY MORTGAGE MANAGEMENT INC	Commingled Fund	—	4,545
	ANWORTH MTG ASSET CORP	Commingled Fund	—	7,434
	BLACKSTONE GROUP L P COM UNIT REPSTG LTD PARTNERSHIP INT	Commingled Fund	—	41,316
	CHENIERE ENERGY PARTNERS LP	Commingled Fund	—	9,636
	CROSS TIMBERS ROYALTY TRUST	Commingled Fund	—	4,916
*	INTERNATIONAL EAFE EQUITY INDEX FUND	Commingled Fund	—	129,156,514
	ENBRIDGE ENERGY PARTNERS LP	Commingled Fund	—	2,527
	ENERGY TRANSFER PARTNERS LP UT LTD PARTNERSHIP INT	Commingled Fund	—	43,414
	ENTERPRISE GP HLDGS L P UNIT LTD PARTNERSHIP INT	Commingled Fund	—	2,962
	ENTERPRISE PRODUCTS PPTNS LP	Commingled Fund	—	43,704
	FUNDX ETF UPGRADER FUND	Commingled Fund	—	2,141
	HCP INC COM	Commingled Fund	—	7,012
	HUGOTON RTY TR TEX UNIT BEN INT	Commingled Fund	—	5,869
	ISHARES INC MCSI BRIC INDEX FD	Commingled Fund	—	8,152
	ISHARES INC MSCI AUSTRALIA INDEX FUND	Commingled Fund	—	9,265
	ISHARES INC MSCI AUSTRIA INDEX FD	Commingled Fund	—	11,223
	ISHARES INC MSCI BELGIUM INDEX FD N/C FROM 92923H301	Commingled Fund	—	7,745
	ISHARES INC MSCI BRAZIL FREE INDEX FU ND	Commingled Fund	—	36,884
	ISHARES INC MSCI CANADA INDEX FD	Commingled Fund	—	13,474
	ISHARES INC MSCI HONG KONG INDEX FD N/C FROM 92923H707	Commingled Fund	—	12,062

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	ISHARES INC MSCI JAPAN INDEX FD	Commingled Fund	—	26,580
	ISHARES INC MSCI MALAYSIA FREE INDEX FD	Commingled Fund	—	10,948
	ISHARES INC MSCI PACIFIC EX JAPAN INDEX FD	Commingled Fund	—	8,040
	ISHARES INC MSCI SINGAPORE INDEX FD	Commingled Fund	—	42,749
	ISHARES INC MSCI SOUTH KOREA INDEX FD	Commingled Fund	—	10,481
	ISHARES INC MSCI SPAIN INDEX FD	Commingled Fund	—	6,365
	ISHARES INC MSCI SWITZERLAND INDEX FD	Commingled Fund	—	5,198
	ISHARES S&P GSCI COMMODITY INDEXED TR	Commingled Fund	—	21,096
	ISHARES S&P GSTI SOFTWARE INDEX FUND	Commingled Fund	—	10,320
	ISHARES SILVER TR ISHARES	Commingled Fund	—	7,349
	ISHARES TR DOW JONES U S BASIC MATERIALS SECTOR INDEX FD	Commingled Fund	—	10,774
	ISHARES TR DOW JONES US AEROSPACE & DEF INDEX FD	Commingled Fund	—	27,172
	ISHARES TR DOW JONES US BROKER DEALERS INDEX FD	Commingled Fund	—	10,232
	ISHARES TR DOW JONES US HOME CONSTN INDEX FD	Commingled Fund	—	12,870
	ISHARES TR DOW JONES US MEDICAL DEVICES INDEX FD	Commingled Fund	—	12,124
	ISHARES TR DOW JONES US OIL & GAS EXPL PROD INDEX FD	Commingled Fund	—	19,950
	ISHARES TR DOW JONES US TECHNOLOGY SECTOR INDEX FD	Commingled Fund	—	4,997
	ISHARES TR MSCI EMERGING MKTS INDEX FD	Commingled Fund	—	34,223
	ISHARES TR RUSSELL 1000 GROWTH INDEX FD	Commingled Fund	—	4,862
	ISHARES TR RUSSELL MIDCAP INDEX FD	Commingled Fund	—	1,450
	ISHARES TR S&P500/ VALUE INDEX FD	Commingled Fund	—	17,755
	ISHARES TR S&P GLOBAL 100 INDEX FD	Commingled Fund	—	10,121
	ISHARES TR S&P LATIN AMER 40 INDEX FD	Commingled Fund	—	29,869
	ISHARES TR S&P MIDCAP 400/ GROWTH INDEX FUND	Commingled Fund	—	8,912
	ISHARES TR S&P MIDCAP 400/ VALUE INDEX FD	Commingled Fund	—	45,586
	ISHARES TR U S TREAS INFLATION PROTECTED SECS FD	Commingled Fund	—	93,739
	KINDER MORGAN ENERGY PARTNERS L P	Commingled Fund	—	30,257
	LEGACY RESVS LP UNIT LTD PARTNERSHIP INT	Commingled Fund	—	2,070
	MARKET VECTORS ETF TR AGRIBUSINESS ETF	Commingled Fund	—	4,596
	NOVASTAR FINL INC COM NEW	Commingled Fund	—	107
	POWERSHARES DB MULTI SECTOR COMMODITY TR POWER SHARES	Commingled Fund	—	54,598
	POWERSHARES EXCHANGE TRADED FD TR DYNAMIC BUYBACK	Commingled Fund	—	5,484
	POWERSHARES EXCHANGE TRADED FD TR INTL DIVID ACHIEVERS PORT	Commingled Fund	—	5,145
	POWERSHARES QQQ TR UNIT SER 1	Commingled Fund	—	90,505
	POWERWAVE TECHNOLOGIES INC.	Commingled Fund	—	2,015
	PROLOGIS TRUST	Commingled Fund	—	6,385
	PROSHARES TR ULTRA SHORT 100 FD	Commingled Fund	—	66,465
	PROSHARES TR ULTRA SHORT 500 FD	Commingled Fund	—	54,180
	PROSHARES TR ULTRASHORT RUSSELL 2000 GROWTH PROSHARES	Commingled Fund	—	86,372
	REALTY INCOME CORP (MARYLAND)	Commingled Fund	—	7,610
	REDWOOD TRUST INC	Commingled Fund	—	3,082
	S & P500 DEPOSITORY RECEIPT	Commingled Fund	—	132,297
*	S&P500 Flagship Fund	Commingled Fund	—	192,376,320
	SAN JUAN BASIN RTY TR UNIT BEN INT	Commingled Fund	—	7,161
*	SPDR INDEX SHS FDS S&P BRIC 40 ETF	Commingled Fund	—	16,025
*	SPDR INDEX SHS FDS S&P CHINA ETF	Commingled Fund	—	26,955
*	SPDR SER TR DJ WILSHIRE LARGE GROWTH ETF	Commingled Fund	—	5,871
*	SPDR SER TR DJ WILSHIRE MID CAP GROWTH ETF N/C FROM 86330E828	Commingled Fund	—	6,591
*	SPDR SER TR DJ WILSHIRE REIT ETF	Commingled Fund	—	58,348
*	SPDR SER TR KBW REGL BKG ETF	Commingled Fund	—	7,416
*	SPDR SER TR S&P SEMICONDUCTOR ETF N/C FROM 86330E737	Commingled Fund	—	4,651
*	STREETTRACKS GOLD TR GOLD SHS	Commingled Fund	—	64,318
	TERRA NITROGEN CO L P COM UNIT	Commingled Fund	—	7,028
*	SMALL CAP FUND	Commingled Fund	—	70,440,158
	VANGUARD EMERGING MKTS VIPERS	Commingled Fund	—	7,969
	VANGUARD INDEX FDS MID-CAP GROWTH INDEX VIPER SHS	Commingled Fund	—	6,480
	VANGUARD INDEX FDS VANGUARD GROWTH VIPERS	Commingled Fund	—	9,672
	VANGUARD INDEX FDS VANGUARD TOTAL STK MKT ETF	Commingled Fund	—	98,905
	VANGUARD INTL EQUITY INDEX FD INC FTSE ALL-WORLD	Commingled Fund	—	2,956
	VANGUARD SECTOR INDEX FDS VANGUARD INFORMATION	Commingled Fund	—	12,024
	WEINGARTEN RLTY INVS SH BEN INT	Commingled Fund	—	15,720
	WINTHROP REALTY TR SH BEN INT	Commingled Fund	—	23,611

	Commingled Funds			$393,673,907

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

Registered Investment Companies:

AEGIS VALUE FUND INC	Registered Investment Company	—	7,441
AIM EUROPEAN GROWTH INVESTORS	Registered Investment Company	—	974
AIM REAL ESTATE CLASS C	Registered Investment Company	—	40,558
ALLIANCEBERNSTEIN GREATER CHINA 97-ADV	Registered Investment Company	—	57,939
ALLIANZ OCC VALUE INSTITUTIONAL N/C	Registered Investment Company	—	350
ALLIANZ RCM TECH INSTL CL	Registered Investment Company	—	14,407
ALPINE INTERNATIONAL REAL ESTATE EQUITY Y	Registered Investment Company	—	18,445
AMER CENTURY TARGET MATURITIES TR 2010	Registered Investment Company	—	22,210
AMERICAN AADVANTAGE SMALL CAP VAL INSTL	Registered Investment Company	—	35,543
AMERICAN AMCAP CL R2	Registered Investment Company	—	13,988
AMERICAN CAPITAL INCOME BUILDER CL F	Registered Investment Company	—	35,499
AMERICAN CAPITAL INCOME BUILDER CL R2	Registered Investment Company	—	36,146
AMERICAN CAPITAL WORLD GR & INC R2	Registered Investment Company	—	15,882
AMERICAN CAPITAL WORLD GRWTH & INC R5	Registered Investment Company	—	8,823
AMERICAN CENTURY EQUITY INCOME	Registered Investment Company	—	32,483
AMERICAN CENTURY HERITAGE	Registered Investment Company	—	4,610
AMERICAN EUROPACIFIC GROWTH CLASS F	Registered Investment Company	—	113,116
AMERICAN FUNDAMENTAL INVESTORS CL F	Registered Investment Company	—	16,864
AMERICAN GROWTH FUND OF AMERICA CLASS F	Registered Investment Company	—	47,165
AMERICAN HIGH-INCOME CLASS F	Registered Investment Company	—	30,714
AMERICAN INCOME FUND OF AMERICA CLASS F	Registered Investment Company	—	29,542
AMERICAN INVESTMNT CO OF AMERICA CL A	Registered Investment Company	—	15,787
AMERICAN NEW PERSPECTIVE CLASS A	Registered Investment Company	—	291
AMERICAN NEW PERSPECTIVE R2	Registered Investment Company	—	15,458
AMERICAN NEW WORLD FUND R2	Registered Investment Company	—	21,440
AMERISTOCK MUTUAL FUND	Registered Investment Company	—	63,143
ARIEL APPRECIATION	Registered Investment Company	—	252,360
ARIEL GROWTH CLASS A	Registered Investment Company	—	15,610
ARTISAN INTERNAT’L	Registered Investment Company	—	194,905
ARTISAN INTL VALUE FUND	Registered Investment Company	—	4,954
ARTISAN MID CAP	Registered Investment Company	—	26,129
ATLANTIC WHITEHALL GROWTH N/C	Registered Investment Company	—	2,896
BARON ASSET	Registered Investment Company	—	10,681
BARON GROWTH & INC	Registered Investment Company	—	2,005
BARON PARTNERS FUND	Registered Investment Company	—	38,572
BLACK ROCK ALL CAP GLOBAL RES PORT CL A	Registered Investment Company	—	9,565
BLACKROCK LATIN AMERICA FD-INSTL	Registered Investment Company	—	1,806
BRANDYWINE BLUE	Registered Investment Company	—	22,391
BRIDGEWAY AGGRESSIVE INVESTOR 1	Registered Investment Company	—	34,255
BRIDGEWAY AGGRESSIVE INVESTOR 2	Registered Investment Company	—	388,756
BRIDGEWAY SMALL CAP GROWTH CL N	Registered Investment Company	—	12,846
BROWN CAPITAL MGMT SMALL COMPANY INST.	Registered Investment Company	—	3,819
BUFFALO BALANCED FUND	Registered Investment Company	—	136,443
BUFFALO MID CAP FUND	Registered Investment Company	—	5,489
BUFFALO SMALL CAP GROWTH	Registered Investment Company	—	35,762
CALAMOS GROWTH CLASS A	Registered Investment Company	—	81,635
CALAMOS GROWTH FUND CLASS C	Registered Investment Company	—	82,338
CALIFORNIA INVST TR S & P MID CAP	Registered Investment Company	—	9,813
CALVERT SOCIAL INVST MANAGED GROWTH CL A	Registered Investment Company	—	33,117
CAMBIAR OPPORTUNITY INVESTOR CL	Registered Investment Company	—	29,164
CHESAPEAKE CORE GROWTH FUND	Registered Investment Company	—	18,677
CLIPPER	Registered Investment Company	—	52,192
COHEN & STEERS ASIA PACIFIC REALTY CL A	Registered Investment Company	—	5,051
COHEN & STEERS INSTL REALTY SHARES	Registered Investment Company	—	7,011
COLUMBIA ACORN CLASS Z N/C	Registered Investment Company	—	43,130
COLUMBIA GREATER CHINA FD CL Z	Registered Investment Company	—	41,547
COLUMBIA HIGH YIELD OPPORTUNITY Z	Registered Investment Company	—	32,439
COLUMBIA MARSICO 21ST CENTURY CL Z	Registered Investment Company	—	23,828
CRM MID CAP VALUE INVESTOR SHARES	Registered Investment Company	—	145
CRM MID-CAP VALUE FD-INSTITUTIONAL	Registered Investment Company	—	8,065
DELAFIELD FUND INC	Registered Investment Company	—	478
DIREXION LATIN AMERICA BULL 2X INV	Registered Investment Company	—	3
DIREXION S&P500 BEAR 1X FUND	Registered Investment Company	—	13,732
DODGE & COX BALANCE	Registered Investment Company	—	44,161
DODGE & COX INCOME	Registered Investment Company	—	164,033
DODGE & COX INTERNATL STOCK FUND	Registered Investment Company	—	217,504
DODGE & COX STOCK	Registered Investment Company	—	188,838
DREYFUS EMERGING MARKETS	Registered Investment Company	—	40,319

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

DREYFUS MIDCAP VALUE FUND	Registered Investment Company	—	13,677
DREYFUS PREMIER GREATER CHINA CL A	Registered Investment Company	—	12,027
DREYFUS PREMIER GREATER CHINA CL R	Registered Investment Company	—	60,906
DREYFUS PREMIER LTD TERM INCOME CL R	Registered Investment Company	—	3,558
EATON VANCE WORLDWIDE HEALTH SCIENCES CLASS A	Registered Investment Company	—	1,650
EXCELSIOR REAL ESTATE	Registered Investment Company	—	46,900
EXCELSIOR VALUE AND RESTRUCTURING	Registered Investment Company	—	179,828
FAIRHOLME FUND	Registered Investment Company	—	47,291
FAM VALUE	Registered Investment Company	—	59,536
FBR SMALL CAP CLASS A N/C	Registered Investment Company	—	29,228
FIDELITY BALANCED	Registered Investment Company	—	9,823
FIDELITY CANADA	Registered Investment Company	—	23,927
FIDELITY CAPITAL APPRECIATION	Registered Investment Company	—	27,048
FIDELITY CAPITAL & INCOME	Registered Investment Company	—	37,815
FIDELITY CHINA REGION	Registered Investment Company	—	27,664
FIDELITY CONTRAFUND	Registered Investment Company	—	265,075
FIDELITY CONVERTIBLE SECURITIES	Registered Investment Company	—	38,941
FIDELITY DIVERSIFIED INTERNATIONAL	Registered Investment Company	—	144,264
FIDELITY DIVIDEND GROWTH	Registered Investment Company	—	123,718
FIDELITY EMERGING MARKETS	Registered Investment Company	—	12,338
FIDELITY EUROPE CAPITAL APPRECIATION	Registered Investment Company	—	11,712
FIDELITY EXPORT & MULTINATIONAL	Registered Investment Company	—	29,310
FIDELITY FOUR-IN-ONE INDEX	Registered Investment Company	—	10,681
FIDELITY FREEDOM 2025	Registered Investment Company	—	6,513
FIDELITY GROWTH DISCOVERY FUND	Registered Investment Company	—	2,743
FIDELITY INTERNAT’L REAL ESTATE FUND	Registered Investment Company	—	29,988
FIDELITY INT’L DISCOVERY	Registered Investment Company	—	31,120
FIDELITY INTL SMALL CAP OPP FUND	Registered Investment Company	—	12,569
FIDELITY LARGE CAPITAL STOCK	Registered Investment Company	—	10,862
FIDELITY LATIN AMERICA	Registered Investment Company	—	36,700
FIDELITY LEVERAGED COMPANY STOCK	Registered Investment Company	—	71,672
FIDELITY LOW PRICED STOCK	Registered Investment Company	—	12,280
FIDELITY MID CAP STOCK	Registered Investment Company	—	45,354
FIDELITY MID CAP GROWTH	Registered Investment Company	—	10,411
FIDELITY NEW MARKETS INCOME	Registered Investment Company	—	11,993
FIDELITY OVERSEAS	Registered Investment Company	—	28,545
FIDELITY REAL ESTATEINVESTMENT	Registered Investment Company	—	24,678
FIDELITY SELECT BROKERAGE & INVS MGT	Registered Investment Company	—	8,268
FIDELITY SELECT DEFENSE & AEROSPACE	Registered Investment Company	—	932
FIDELITY SELECT ENERGY SERVICE	Registered Investment Company	—	11,006
FIDELITY SELECT GOLD	Registered Investment Company	—	1,319
FIDELITY SELECT NATURAL RESOURCES	Registered Investment Company	—	41,084
FIDELITY SELECT PHARMACEUTICAL	Registered Investment Company	—	1,850
FIDELITY SELECT TECHNOLOGY	Registered Investment Company	—	2,318
FIDELITY SELECT UTILITIES GROWTH	Registered Investment Company	—	2,168
FIDELITY SMALL CAP STOCK	Registered Investment Company	—	19,275
FIDELITY SOUTHEAST ASIA	Registered Investment Company	—	43,974
FIDELITY STRATEGIC REAL RETURN	Registered Investment Company	—	5,472
FIDELITY US BOND INDEX	Registered Investment Company	—	23,991
FIDELITY UTILITIES	Registered Investment Company	—	2,992
FIDELITY VALUE	Registered Investment Company	—	26,266
FIDELITY VALUE DISCOVERY	Registered Investment Company	—	1,478
FIDELITY WORLDWIDE	Registered Investment Company	—	24,237
FIRST AMERICAN TAX FREE CL Y	Registered Investment Company	—	712
FIRST EAGLE GLOBAL CLASS C	Registered Investment Company	—	7,477
FORWARD GLOBAL EMERG MARKETS INSTL CL	Registered Investment Company	—	2,011
FORWARD INTERNATIONL EQUITY FUND	Registered Investment Company	—	56,478
FRANKLIN INCOME CLASS C	Registered Investment Company	—	47,058
FRANKLIN REAL ESTATE SECURITIES CLASS C	Registered Investment Company	—	43,664
FUND*X UPGRADER FUND	Registered Investment Company	—	39,189
FUNDAMENTAL INVESTORS	Registered Investment Company	—	29,709
FUNDX STOCK UPGRADE FUND	Registered Investment Company	—	1,264
GABELLI EQUITY INCOME FUND	Registered Investment Company	—	114,576
GABELLI UTILITIES FUND CLASS C	Registered Investment Company	—	8,924
GAMCO GROWTH FUND	Registered Investment Company	—	19,091
GAMCO WESTWOOD EQUITY FD AAA	Registered Investment Company	—	115,717
GOLDMAN SACHS ASSET ALLOC GROWTH STRAT C	Registered Investment Company	—	16,573
GREENSPRING FUND	Registered Investment Company	—	15,998
GROWTH FUND OF AMERICA	Registered Investment Company	—	32,175

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	GUINNESS ATKINSON CHINA & HONG KONG	Registered Investment Company	—	4,868
	HANCOCK HORIZON BURKENROAD FUND CL D	Registered Investment Company	—	41,410
	HARBOR BOND INST.	Registered Investment Company	—	564
	HARBOR INTERNATIONAL	Registered Investment Company	—	80,291
	HARBOR INTERNATIONAL INVESTOR SHARES	Registered Investment Company	—	10,039
	HEARTLAND VALUE	Registered Investment Company	—	16,388
	HENNESSY CORNERSTONE GROWTH FD SERIES II	Registered Investment Company	—	6,851
	HENNESSY CORNERSTONE GROWTH N/C	Registered Investment Company	—	17,148
	HENNESSY FOCUS 30 FUND	Registered Investment Company	—	4,906
	HUSSMAN STRATEGIC GROWTH	Registered Investment Company	—	22,095
	HUSSMAN STRATEGIC TOTAL RETURN	Registered Investment Company	—	5,683
	ICON ENERGY	Registered Investment Company	—	46,466
	ICON HEALTHCARE	Registered Investment Company	—	9,019
	INVESCO LEISURE N/C	Registered Investment Company	—	366
	IVY ASSET STRATEGY CL Y	Registered Investment Company	—	7,680
	IVY CAPITAL APPRECIATION CL Y	Registered Investment Company	—	4,854
	IVY GLOBAL NATURAL RESOURCES CLASS C	Registered Investment Company	—	12,776
	JANUS ADVISER CONTRARIAN FUND CL I	Registered Investment Company	—	4,874
	JANUS ADVISER LONG/SHORT CL I	Registered Investment Company	—	5,003
	JANUS CONTRARIAN FUND	Registered Investment Company	—	12,393
	JANUS EQUITY INCOME	Registered Investment Company	—	74,843
	JANUS MERCURY	Registered Investment Company	—	4,310
	JANUS ORION FUND	Registered Investment Company	—	44,281
	JANUS OVERSEAS	Registered Investment Company	—	165,713
	JANUS RISK MANAGED STOCK FUND	Registered Investment Company	—	25,739
	JP MORGAN MID CAP VALUE INSTL	Registered Investment Company	—	24,122
	JPMORGAN SMALL CAP EQUITY FND SELECT CL	Registered Investment Company	—	14,695
	JULIUS BAER INT’L EQUITY	Registered Investment Company	—	61,136
	KINETICS PARADIGM FUND	Registered Investment Company	—	4,710
	KINETICS SMALL CAP OPPORTUNITIES	Registered Investment Company	—	28,061
	LAUDUS INTERNATIONAL MARKETMASTERS INV CL	Registered Investment Company	—	50,469
	LEUTHOLD ASSETT ALLOCATION FD	Registered Investment Company	—	40,489
	LEUTHOLD SELECT INDUSTRIES	Registered Investment Company	—	51,057
	LONGLEAF PARTNERS	Registered Investment Company	—	42,847
*	LOOMIS SAYLES BOND RETAIL SHARES	Registered Investment Company	—	47,201
*	LOOMIS SAYLES GLOBAL BOND RETAIL	Registered Investment Company	—	5,158
*	LOOMIS SAYLES INVST GRADE BOND CL Y	Registered Investment Company	—	11,379
	MAINSTAY ICAP SELECT EQUITY FD CL I	Registered Investment Company	—	53,828
	MANAGERS FREMONT MICRO-CAP FUND N/C	Registered Investment Company	—	41,566
	MANAGERS INTERMEDIAT DURATION GOVERNMENT	Registered Investment Company	—	25,702
	MANNING & NAPIER PRO BLEND MAX TERM SER	Registered Investment Company	—	916
	MARSICO 21ST CENTURY FUND	Registered Investment Company	—	258,975
	MARSICO FOCUS	Registered Investment Company	—	38,405
	MARSICO GROWTH AND INCOME	Registered Investment Company	—	128,791
	MARSICO INTERNAT’L OPPORTUNITIES	Registered Investment Company	—	41,647
	MASTERS SELECT EQUITY	Registered Investment Company	—	69,632
	MATRIX ADVISORS VALUE	Registered Investment Company	—	35,861
	MATTHEWS DRAGON CENTURY CHINA	Registered Investment Company	—	13,220
	MATTHEWS INDIA FUND	Registered Investment Company	—	37,400
	MATTHEWS PACIFIC TIGER	Registered Investment Company	—	196,604
	MERIDIAN FUND	Registered Investment Company	—	161,424
	MERIDIAN VALUE FUND	Registered Investment Company	—	5,120
	METROPOLITAN WEST TOT RETURN BOND CL M	Registered Investment Company	—	102,719
	METZLER PAYDEN EURO EMERGING MKTS CL	Registered Investment Company	—	20,207
	MFS HIGH YIELD OPPORTUNITIES CL C	Registered Investment Company	—	44,690
	MFS INTERNATIONAL NEW DISCOVERY CL C	Registered Investment Company	—	38,395
	MFS RESEARCH BOND CL C	Registered Investment Company	—	49,405
	MFS TOTAL RETURN CLASS C	Registered Investment Company	—	36,224
	NATIONWIDE CHINA OPP INSTIL CL	Registered Investment Company	—	15,878
	NATIONWIDE MICRO CAP EQUITY CL A N/C	Registered Investment Company	—	6,144
	NEEDHAM GROWTH FUND	Registered Investment Company	—	1,171
	NEUBERGER BERMAN INT’L TRUST CLASS	Registered Investment Company	—	13,167
	NEUBERGER BERMAN PARTNERS INVESTOR	Registered Investment Company	—	17,969
	NEW ALTERNATIVES FD	Registered Investment Company	—	24,181
	NUVEEN QUALITY PFD INCOME FD 2	Registered Investment Company	—	167,555
	OAKMARK EQUITY & INCOME FD	Registered Investment Company	—	228,622
	OAKMARK FUND	Registered Investment Company	—	175,633
	OAKMARK INTERNAT’L	Registered Investment Company	—	66,679
	OAKMARK INTERNAT’L SMALL CAP	Registered Investment Company	—	6,991

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	OAKMARK SELECT	Registered Investment Company	—	17,083
	OLD MUTUAL MID CAP FUND CL Z N/C	Registered Investment Company	—	4,994
	OPPENHEIMER INT’L BOND CLASS C	Registered Investment Company	—	48,503
	OPPENHEIMER LIMITED TERM GOV’T CLASS C	Registered Investment Company	—	31,876
	OPPENHEIMER SMALL & MID CAP VALUE CL C	Registered Investment Company	—	28,308
	PERRITT EMERGING OPPORTUNITIES FUND	Registered Investment Company	—	1,169
	PERRITT MICROCAP OPPORTUNITIES	Registered Investment Company	—	908
	PHOENIX MID CAP VALUE CLASS C	Registered Investment Company	—	25,491
*	PIMCO ALL ASSET INST CLASS	Registered Investment Company	—	72,220
*	PIMCO COMMODITY REAL RETURN INST	Registered Investment Company	—	52,665
*	PIMCO FOREIGN BOND F D (UNHEDGED) INST CL	Registered Investment Company	—	22,137
*	PIMCO REAL RETURN CLASS D	Registered Investment Company	—	37,180
*	PIMCO SHORT TERM INSTITUTIONAL	Registered Investment Company	—	41,646
*	PIMCO TOTAL RETURN CLASS D	Registered Investment Company	—	8,344
	PRUDENT GLOBAL INC FUNDS	Registered Investment Company	—	51,284
	RAINIER MID CAP EQ PORTFOLIO	Registered Investment Company	—	21,634
	RAINIER SMALL MID CAP EQUITY	Registered Investment Company	—	8,343
	ROWE T PRICE HIGH YIELD FD INC	Registered Investment Company	—	39,882
	ROYCE LOW PRICED STOCK FUND	Registered Investment Company	—	195,071
	ROYCE MICROCAP	Registered Investment Company	—	79,975
	ROYCE OPPORTUNITY FUND	Registered Investment Company	—	47,708
	ROYCE PA MUTUAL	Registered Investment Company	—	147,406
	ROYCE PREMIER SERIES	Registered Investment Company	—	41,915
	ROYCE SPECIAL EQUITY	Registered Investment Company	—	8,475
	ROYCE TOTAL RETURN FUND	Registered Investment Company	—	136,156
	ROYCE VALUE FUND SERVICE CL	Registered Investment Company	—	25,496
	ROYCE VALUE PLUS SERVICE CLASS	Registered Investment Company	—	33,002
	RYDEX EUROPE ADVANTAGE CL H	Registered Investment Company	—	1,268
	RYDEX INVERSE DYNAMI RUSSELL 2000 CL H	Registered Investment Company	—	44,188
	SELECT ENERGY	Registered Investment Company	—	46,072
	SELECT MEDICAL DELIVERY	Registered Investment Company	—	48,497
	SELECTED AMERICAN SHARES	Registered Investment Company	—	74,912
	SKYLINE SPECIAL EQUITIES	Registered Investment Company	—	1,072
	SKYLINE SPECIAL EQUITIES N/C	Registered Investment Company	—	5,407
	SPARTAN 500 INDEX FID ADVANTAGE CLASS	Registered Investment Company	—	103,201
	SPARTAN MARKET INDEX	Registered Investment Company	—	14,918
	SPARTAN TOTAL MARKET INDEX	Registered Investment Company	—	42,203
*	SSGA AGGRESSIVE EQUITY	Registered Investment Company	—	9,061
*	SSGA CORE OPPORTUNITIES	Registered Investment Company	—	1,065
*	SSGA EMERGING MARKETS	Registered Investment Company	—	69,024
*	SSGA INTERNATIONAL GROWTH OPPORTUNITIES	Registered Investment Company	—	26,761
*	SSGA INTERNATIONAL STOCK SELECTION	Registered Investment Company	—	107,412
*	SSGA LIFE SOLUTIONS GROWTH FUND	Registered Investment Company	—	11,399
	T ROWE PRICE EQUITY INCOME	Registered Investment Company	—	282,850
	T ROWE PRICE INTERNATIONAL BOND	Registered Investment Company	—	4
	T ROWE PRICE MID CAP GROWTH	Registered Investment Company	—	1,701
	T ROWE PRICE BLUE CHIP GROWTH INC	Registered Investment Company	—	21,576
	T ROWE PRICE CAP APPRECIATION	Registered Investment Company	—	148,014
	T ROWE PRICE CORPORATE INCOME	Registered Investment Company	—	84,440
	T ROWE PRICE EMERG EURO & MEDITERRANEAN	Registered Investment Company	—	140,712
	T ROWE PRICE EMERGING MKTS STOCK	Registered Investment Company	—	46,870
	T ROWE PRICE GROWTH STOCK	Registered Investment Company	—	33,306
	T ROWE PRICE GROWTH STOCK ADVISOR CL	Registered Investment Company	—	2,833
	T ROWE PRICE HEALTH SCIENCES	Registered Investment Company	—	23,403
	T ROWE PRICE INTL DISCOVERY FUND	Registered Investment Company	—	222,762
	T ROWE PRICE INT’L EMERGING MARKET BOND	Registered Investment Company	—	5,566
	T ROWE PRICE INT’L GROWTH & INCOME	Registered Investment Company	—	2,041
	T ROWE PRICE INT’L JAPAN	Registered Investment Company	—	2,403
	T ROWE PRICE LATIN AMERICA FUND	Registered Investment Company	—	20,560
	T ROWE PRICE MEDIA & TELECOMMUNICATIONS	Registered Investment Company	—	21,551
	T ROWE PRICE MID CAP VALUE	Registered Investment Company	—	175,850
	T ROWE PRICE NEW ASIA	Registered Investment Company	—	29,100
	T ROWE PRICE NEW ERA	Registered Investment Company	—	40,702
	T ROWE PRICE NEW HORIZONS FD INC	Registered Investment Company	—	3,456
	T ROWE PRICE RETIREMENT 2025 FD	Registered Investment Company	—	4,066
	T ROWE PRICE SMALL CAP STOCK	Registered Investment Company	—	4,392
	TARGET MODERATE ALLOCATION CL C N/C	Registered Investment Company	—	16,888
	TARGET RETIREMENT 2020 FD	Registered Investment Company	—	7,771,996
	TARGET RETIREMENT 2025 FD	Registered Investment Company	—	4,931,411

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

TARGET RETIREMENT 2030 FD	Registered Investment Company	—	6,027,014
TARGET RETIREMENT 2035 FD	Registered Investment Company	—	3,510,137
TARGET RETIREMENT 2040 FD	Registered Investment Company	—	1,583,469
TARGET RETIREMENT 2045 FD	Registered Investment Company	—	1,483,517
TARGET RETIREMENT 2050 FD	Registered Investment Company	—	1,734,780
TARGET RETIREMENT 2110 FD	Registered Investment Company	—	6,817,109
TEMPLETON DEVELOPING MARKETS ADVISOR CL	Registered Investment Company	—	40,498
THE CONTRARIAN FUND N/C	Registered Investment Company	—	21,529
THIRD AVE SMALL CAP VALUE FD	Registered Investment Company	—	42,119
THIRD AVENUE INTL VALUE	Registered Investment Company	—	27,927
THIRD AVENUE REAL ESTATE VALUE	Registered Investment Company	—	56,566
THIRD AVENUE VALUE	Registered Investment Company	—	162,812
THOMPSON PLUMB GROWTH FUND	Registered Investment Company	—	14,850
THORNBURG CORE GROWTH FUND CL I	Registered Investment Company	—	4,887
THORNBURG INCOME BUILDER CL I	Registered Investment Company	—	8,886
TIMOTHY PLAN CONSERV GROWTH CL C	Registered Investment Company	—	19,915
TIMOTHY PLAN FIXED INCOME CLASS C	Registered Investment Company	—	3,447
TIMOTHY PLAN STRATEG IC GROWTH CL C	Registered Investment Company	—	11,659
TOCQUEVILLE FUND	Registered Investment Company	—	19,982
TOCQUEVILLE GOLD FUND	Registered Investment Company	—	73,721
TOUCHSTONE SMALL CAP VALUE OPPORT CL Z	Registered Investment Company	—	9,370
TRANSAMERICA PREMIER BALANCED	Registered Investment Company	—	400
TWEEDY BROWN GLOBAL VALUE FUND	Registered Investment Company	—	208,287
UMB SCOUT INTERNATIONAL	Registered Investment Company	—	1,051
UNDISCOVERED MGRS BEHAVIOR VALUE INSTL	Registered Investment Company	—	7,606
US GLOBAL REGION EAST EUROPEAN	Registered Investment Company	—	42,925
US GLOBAL RESOURCES	Registered Investment Company	—	7,512
US WORLD PRECIOUS MINERALS	Registered Investment Company	—	38,312
VALUE LINE SMALL CAP GROWTH	Registered Investment Company	—	27,021
VAN KAMPEN EQUITY AND INCOME CLASS C	Registered Investment Company	—	16,829
VANGAURD MID CAP VALUE INDEX FD	Registered Investment Company	—	5,596
VANGUARD BALANCED INDEX	Registered Investment Company	—	5,974
VANGUARD CHESTER FDS	Registered Investment Company	—	4,472,552
VANGUARD CHESTER FDS	Registered Investment Company	—	7,681,794
VANGUARD EQUITY INCOME	Registered Investment Company	—	9,797
VANGUARD EXTENDED MARKET INDEX TRUST	Registered Investment Company	—	32,964
VANGUARD FIXED INC HIGH YIELD CORP	Registered Investment Company	—	65,556
VANGUARD GLOBAL EQUITY	Registered Investment Company	—	46,231
VANGUARD GNMA	Registered Investment Company	—	1,138
VANGUARD GROWTH INDEX	Registered Investment Company	—	6,729
VANGUARD INDEX TRUST S&P 500 PORT	Registered Investment Company	—	179,256
VANGUARD INDEX TRUST SMALL CAP GROWTH	Registered Investment Company	—	47,343
VANGUARD INFLATION PROTECTED SECS	Registered Investment Company	—	87,195
VANGUARD INTERNATL VALUE PORTFOLIO	Registered Investment Company	—	15,125
VANGUARD INTER-TERM BOND INDEX PORT	Registered Investment Company	—	55,286
VANGUARD INTL EQUITYEUROPEAN	Registered Investment Company	—	5,678
VANGUARD INTL EQUITYPACIFIC	Registered Investment Company	—	67,813
VANGUARD LIFE STRAT MODERATE GROWTH	Registered Investment Company	—	79,984
VANGUARD MID CAP INDEX	Registered Investment Company	—	158,015
VANGUARD MID-CAP GROWTH FUND	Registered Investment Company	—	6,615
VANGUARD MUNI BOND INTERMEDIATE TM PORT	Registered Investment Company	—	1,081
VANGUARD PRECIOUS METALS & MINING FUND	Registered Investment Company	—	26,386
VANGUARD SHORT TERM BOND INDEX	Registered Investment Company	—	114,382
VANGUARD SMALL CAP STOCK INDEX TRUST	Registered Investment Company	—	56,530
VANGUARD SPECIALIZED ENERGY PORT	Registered Investment Company	—	230,477
VANGUARD SPECIALIZED REIT INDEX FUND	Registered Investment Company	—	71,565
VANGUARD STRATEGIC EQUITY	Registered Investment Company	—	37,148
VANGUARD TARGET RET 2025 FD INVESTOR CL	Registered Investment Company	—	1,027
VANGUARD TARGET RET 2035 FD INVESTOR CL	Registered Investment Company	—	278,038
VANGUARD TOTAL INTL STOCK INDEX FUND	Registered Investment Company	—	56,538
VANGUARD TOTAL STOCK MARKET	Registered Investment Company	—	32,827
VANGUARD UTILITIES INCOME	Registered Investment Company	—	4,436
VANGUARD VALUE INDEX	Registered Investment Company	—	12,087
VANGUARD WELLINGTON FUND	Registered Investment Company	—	188,749
VANGUARD WINDSOR II	Registered Investment Company	—	86,842
VANGUARD WINDSOR II ADMIRAL	Registered Investment Company	—	139,949
VANGUARD/WELLESLEY INCOME	Registered Investment Company	—	86,059
WASATCH HERITAGE GROWTH FUND	Registered Investment Company	—	21,218
WASATCH SMALL CAP VALUE	Registered Investment Company	—	52,123

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2007

	WEITZ PARTNERS VALUE	Registered Investment Company	—	39,760
	WEITZ VALUE	Registered Investment Company	—	12,618
	WELLS FARGO ASIA PACIFIC FD-INVESTOR	Registered Investment Company	—	24,592
	WELLS FARGO C&B MID CAP VALUE FD CL D N/C	Registered Investment Company	—	132
	WILLIAM BLAIR INT’L GROWTH FUND	Registered Investment Company	—	12,802
	WINTERGREEN FUND	Registered Investment Company	—	16,573
	YACKTMAN FUND	Registered Investment Company	—	36,791

	Registered Investment Companies			$61,058,770

*	Participant Loans	Interest Rates Range from 5% to 10.5%	—	$29,686,366

	Collateral Held on Loaned Securities:
*	QUALITY D SHORT-TERM INVESTMENT FUND		—	$152,922,183

	Total Investments			$1,839,088,358

*	Party-in-interest

**	While the Stable Income Fund, General Equity Fund and Composite Fund investment options are participant-directed, investments underlying these funds are considered non-participant-directed for purposes of reporting cost information within this schedule. All other investments are considered to be participant-directed, for which cost information is not required to be reported.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4j — Schedule of Reportable Transactions

Year Ended December 31, 2007	Schedule II

					Current Value
					of Asset on
		Purchase	Selling	Cost of	Transaction	Net Gain
Identity of Party Involved	Description of Asset	Price	Price	Asset	Date	or (Loss)

State Street Bank and Trust Company Short-Term Investment Fund	Interest-bearing cash	$250,036,018	$243,644,922	$243,644,922	$243,644,922	$—

United States Treasury	U.S. government securities	91,122,247	84,904,055	84,834,775	84,904,055	69,280

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC. AND SUBSIDIARIES INCENTIVE INVESTMENT PLAN
Date: June 27, 2008	By:	/s/ Robert M. Davis
Robert M. Davis
Member of the Administrative Committee